   As filed with the Securities and Exchange Commission on January 19, 1999

                                                      Registration No. 333-64929
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             --------------------
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             --------------------

                         AMERINST INSURANCE GROUP, LTD.
             (Exact name of registrant as specified in its charter)

    Bermuda                         6711                         Applied For
(State or other               (Primary Standard               (I.R.S. Employer
jurisdiction of           Industrial Classification          Identification No.)
incorporation)                  Code Number)


                             --------------------

                        AmerInst Insurance Group, Ltd.

                               No. 2 Reid Street
                            Hamilton, Bermuda HM11

                                (441) 292-4364

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             --------------------

      Bruce Fenton                                    Copy to:
      President                                 Mark H. Berens, Esq.
      AmerInst Insurance Group, Ltd.            John E. Lowe, Esq.
      c/o Triangle Insurance Management, Ltd.   Altheimer & Gray
      P.O. Box HM 1838                          10 South Wacker Drive
      Hamilton, Bermuda HM11                    Suite 4000
      (441) 292-4364                            Chicago, Illinois 60606

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             --------------------

1. Appropriate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                             --------------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             --------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                        AmerInst Insurance Group, Inc.
                                 P.O. Box 1330
                             Montpelier, VT 05601

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             January   , 1999

   Notice is hereby given that a special meeting of the stockholders of AmerInst Insurance Group, Inc., a Delaware corporation ("AIIG"), will be held at 10:00 a.m., Chicago, Illinois time on February 26, 1999, at 10 South Wacker Drive, Suite 4000, Chicago, Illinois (the "Special Meeting"). The Special Meeting is being held to consider and vote on a proposal to approve (i) the Exchange Agreement dated as of January 20, 1999, between AmerInst Insurance Group, Ltd. (the "Company") and AIIG, pursuant to which AIIG will transfer all of its assets and liabilities to the Company solely in exchange for newly-issued shares of common shares of the Company (the "Exchange") and (ii) the dissolution and liquidation of AIIG, pursuant to which holders of common stock of AIIG will receive Company common shares (the "Dissolution" and, together with the Exchange, the "Transaction"). The Company is a newly organized Bermuda company, formed to facilitate the change of domicile of AIIG from Delaware to Bermuda. Upon consummation of the Transaction, each outstanding share of AIIG common stock will be exchanged into one Company common share. The Transaction is more fully described in the accompanying Prospectus/Proxy Statement. The stockholders of AIIG may also transact such other business as may be properly brought before the Special Meeting or any adjournments or postponements thereof.

   The Transaction will be consummated only if certain conditions are satisfied, including the approval by the holders of at least a majority of the outstanding shares of AIIG common stock. The stockholders of AIIG will not have the right to dissent from the Transaction and receive payment for their shares.

   Only stockholders of record at the close of business on January 22, 1999 will be entitled to notice of, and to vote (or to grant proxies to vote) at, the Special Meeting.

   You are cordially invited and urged to attend the Special Meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR BY FACSIMILE TO MORROW & CO., (212) 754-8300. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED. PLEASE DO NOT SEND CERTIFICATES FOR YOUR SHARES OF AIIG COMMON STOCK WITH YOUR PROXY CARD.

                                          By Order of the Board of Directors

                                          Jerome A. Harris
                                          Secretary

                 SUBJECT TO COMPLETION, DATED JANUARY   , 1999

                        AmerInst Insurance Group, Ltd.
                               Clarendon House,
                                2 Church Street
                            Hamilton, Bermuda HM11

                               ----------------

                          332,331 Common Shares

                          PROSPECTUS/PROXY STATEMENT

                             January  , 1999

   AmerInst Insurance Group, Ltd., a newly organized Bermuda company (the "Company"), was formed to facilitate the change of domicile of AmerInst Insurance Group, Inc., a Delaware corporation ("AIIG"), from Delaware to Bermuda. A Special Meeting of the AIIG stockholders (the "Special Meeting") will be held to consider and vote on a proposal to approve (i) the Exchange Agreement, dated as of January 20, 1999, between the Company and AIIG (the "Exchange Agreement"), pursuant to which AIIG will transfer all of its assets and liabilities to the Company solely in exchange for newly-issued common shares, par value $1.00 ("Company Common Shares"), of the Company (the "Exchange") and (ii) the dissolution and liquidation of AIIG, pursuant to which holders of common stock of AIIG ("AIIG Common Stock") will receive Company Common Shares (the "Dissolution" and, together with the Exchange, the "Transaction") on a share-for-share basis for shares of AIIG Common Stock held at the time of the Dissolution. The Transaction is a part of a series of transactions involving subsidiaries of AIIG and of the Company, which are more fully described under "Restructuring of the Company."

   This Prospectus/Proxy Statement constitutes (a) the proxy statement of AIIG with respect to the solicitation of proxies by the Board of Directors of AIIG for use at the Special Meeting of stockholders of AIIG to be held at 10 South Wacker Drive, Suite 4000, Chicago, Illinois, on February 26, 1999, at 10:00 a.m., Chicago, Illinois, time (or at any adjournments or postponements thereof), to consider and vote on the proposal to approve the Exchange Agreement and the Dissolution, and (b) the prospectus of the Company with respect to the issuance of Company Common Shares to AIIG stockholders upon the consummation of AIIG's Dissolution.

   The Exchange and the Dissolution will be consummated only if certain conditions are satisfied, including the approval of the Exchange Agreement and the Dissolution by the affirmative vote of the holders of at least a majority of the outstanding shares of AIIG Common Stock. See "Exchange Agreement-- Conditions to the Consummation of the Exchange."

  For a discussion of certain factors that should be considered in connection with the Transaction and an investment in the Company, see "Risk Factors" beginning on Page 14.

                               ----------------

   This Prospectus/Proxy Statement is first being mailed to the stockholders
of AIIG on or about January   , 1999.

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
        PROSPECTUS/PROXY   STATEMENT.   ANY  REPRESENTATION   TO   THE
          CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

   AIIG has been and is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, AIIG files, and the Company will file, reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and information statements, and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains an Internet website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company and AIIG, that file electronically with the SEC.

   The Company has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Company Common Shares offered hereby. This Prospectus/Proxy Statement, which constitutes a part of that Registration Statement, does not contain all the information set forth in that Registration Statement and the exhibits relating thereto. Statements contained herein concerning the provisions of documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                               ----------------

   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements in certain circumstances. Certain statements in the Summary, under the captions "Risks and Adverse Effects," "Change of Domicile," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Proxy Statement/Prospectus contain or may contain information that is forward looking, including, without limitation: statements regarding the effect of the Transaction and the Restructuring, the Company's future financial performance and the effect of government regulations. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors including, without limitation: international, national and local economic conditions; the condition of the insurance and reinsurance market; the general level of interest rates and changes thereof; terms of governmental regulations that will affect AIC Limited and Investco (each as defined herein) and interpretations of those regulations; the competitive environment in which AIC Limited and Investco operate; and financial risks. Readers should carefully review the Company's and AIIG's financial statements and the notes thereto, as well as the risk factors described herein.

                               ----------------

   No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement, and if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Company Common Shares to which it relates or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery or this Prospectus/Proxy Statement nor any sale made hereunder shall under any circumstances imply that information contained herein is correct at any time subsequent to its date.

                               ----------------

   The Company, certain of its directors, and certain experts named herein are residents of Bermuda, and all or a substantial portion of the assets of the Company and of such persons are or may be located outside the United States. As a result, it may be difficult for investors to enforce in United States courts judgments obtained against such persons in United States courts predicated upon the civil liability provisions of the Securities Act.

The Company may be served with process in the United States by serving The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, its United States agent appointed for that purpose. The Company has been advised by its Bermuda counsel, Conyers, Dill & Pearman, that there is doubt as to whether Bermudian courts would enforce (a) judgments of United States courts predicated upon the civil liability provisions of the Securities Act against the Company or its officers and directors and certain experts named herein who are located outside the United States or (b) in original actions, liabilities against the Company or such persons predicated upon the Securities Act.

                               ----------------

   For Bermuda purposes only: The minimum subscription which must be raised by the Exchange in order to provide the sums required to cover the matter referred to in Section 28 of the Bermuda Companies Act of 1981 is nil.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY....................................................................   6
  Change of Domicile.......................................................   6
  The Parties to the Exchange..............................................   8
  Special Meeting..........................................................   8
  Rights of Dissenting Stockholders........................................  10
  Comparative Rights of Shareholders.......................................  10
  Certain Tax Considerations...............................................  10
  Accounting Treatment of the Exchange.....................................  10
  Exchange Agreement.......................................................  11
  Risks and Adverse Effects................................................  11
  Summary Historical Financial Data........................................  12
  Dividends and Restrictions on Ownership of Securities....................  12
RISK FACTORS...............................................................  14
  Unprofitable, Unstable Market; Dependence on Investment Return...........  14
  Dependence on Primary Insurer............................................  14
  No Contractual Right to Participation in the AICPA Plan..................  14
  Dependence Upon Parties Unrelated to the Company.........................  14
  No Guarantee of Insurance Coverage.......................................  15
  No Market for, and Restrictions on Transfers of, Shares..................  15
  Potential Conflicts of Interest..........................................  15
  Potential Unavailability of Reinsurance..................................  15
  Adverse U.S. Tax Consequences............................................  16
CHANGE OF DOMICILE.........................................................  16
  Introduction.............................................................  16
  Reasons for the Change of Domicile and Restructuring.....................  16
  Comparative Rights of Shareholders.......................................  17
  Rights of Dissenting Stockholders........................................  23
  Restrictions on Resales of Company Common Shares by AIIG Stockholders....  23
  Accounting Treatment of the Exchange.....................................  23
EXCHANGE AGREEMENT.........................................................  23
  General..................................................................  23
  Effective Time of Exchange...............................................  24
  Conditions to the Consummation of the Exchange...........................  24
  Termination..............................................................  24
THE DISSOLUTION............................................................  25
  General..................................................................  25
  Effective Time of Dissolution............................................  25
  Third Party Consents.....................................................  25
  Exchange of Share Certificates...........................................  25
VOTING AND PROXY INFORMATION...............................................  25
  Special Meeting..........................................................  25
  Record Date..............................................................  25
  Vote Required for Approval...............................................  26
  Proxies..................................................................  26
  Solicitation of Proxies..................................................  26
  Proposals of Stockholders................................................  27

                                                                            Page
                                                                            ----
SELECTED FINANCIAL INFORMATION............................................   28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATION................................................................   29
  Results of Operation....................................................   29
  Liquidity and Capital Resources.........................................   31
  Property/Casualty Losses and Loss Adjustment Expenses...................   32
  NAIC Codification of Statutory Accounting Practices.....................   35
SECURITY OWNERSHIP........................................................   35
BUSINESS OF AIIG..........................................................   35
  General.................................................................   35
  Third-party Managers and Service Providers..............................   36
  Professional Liability Coverage.........................................   36
  Competition.............................................................   37
  Licensing and Regulation................................................   37
  Customers...............................................................   37
  Employees...............................................................   38
  Loss Reserves...........................................................   38
  Properties..............................................................   38
  Legal Proceedings.......................................................   38
BUSINESS OF THE COMPANY...................................................   38
  General.................................................................   38
  Bermuda Regulation......................................................   38
RESTRUCTURING OF THE COMPANY..............................................   41
CERTAIN TAX CONSIDERATIONS................................................   41
  United States Federal Income Tax Consequences...........................   42
  Bermuda Tax Consequences................................................   45
MANAGEMENT OF THE COMPANY AND AIIG........................................   46
  Committees of the Board of Directors....................................   48
  Executive and Director Compensation.....................................   48
CERTAIN TRANSACTIONS AND RELATIONSHIPS....................................   49
DESCRIPTION OF SHARE CAPITAL..............................................   49
  Company Common Shares...................................................   49
  Share Transfer Restrictions.............................................   50
  Stock Ownership Policy..................................................   50
MARKET PRICES, DIVIDENDS AND DISTRIBUTIONS................................   52
  Company Common Shares...................................................   52
  AIIG Common Stock.......................................................   52
LEGAL OPINIONS............................................................   52
EXPERTS...................................................................   53
INDEX TO FINANCIAL STATEMENTS.............................................  F-1
APPENDIX A--MEMORANDUM OF ASSOCIATION OF THE COMPANY
APPENDIX B--BYE-LAWS OF THE COMPANY
APPENDIX C--EXCHANGE AGREEMENT

                                    SUMMARY

   The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus/Proxy Statement, including the Appendices, and in the documents incorporated herein by reference. Certain capitalized terms used in this Summary have the meaning as defined elsewhere in this Prospectus/Proxy Statement.

Change of Domicile

 General

   The Board of Directors of AIIG has determined that it is in the best interests of AIIG and its stockholders to change AIIG's domicile from Delaware to Bermuda. It is proposed that the change of domicile be effected pursuant to the Exchange Agreement and the Dissolution. The Company is a newly organized Bermuda company wholly owned by AIIG that was formed to facilitate the change of domicile. As a result of the Transaction, stockholders of AIIG will become shareholders of the Company. Such persons are described herein as "stockholders" with respect to their holding of shares of AIIG common stock prior to the Transaction, and as "shareholders" with respect to their holding of Company Common Shares following the Transaction. The change of domicile to Bermuda will not have any material effect on the relative equity or voting interests of AIIG's stockholders, but will, however, result in certain changes in their rights as shareholders of the Company. See "Change of Domicile." The operations of AIIG and its subsidiary will relocate to Bermuda. Neither the Company nor any of its subsidiaries will maintain an office or place of business in the United States.

 The Exchange

   AIIG and the Company have entered into the Exchange Agreement, which provides that AIIG will exchange all of its assets and liabilities solely for newly-issued shares of Company Common Stock. Upon consummation of the Exchange, the Company will remain a wholly-owned subsidiary of AIIG. See "Exchange Agreement."

 The Dissolution

   Immediately after the Exchange, AIIG will be dissolved, pursuant to the Dissolution, and each share of AIIG Common Stock outstanding immediately prior to the consummation of the Dissolution will be automatically deemed exchanged for one Company Common Share. See "The Dissolution."

 The Restructuring

   In connection with the Transaction, the Company intends to change the corporate structure of its business (the "Restructuring"). Other than the Exchange and the Dissolution, the Restructuring does not require the approval of the stockholders of AIIG. It is currently anticipated that the Restructuring will be consummated in the following steps:

     (i) AmerInst Insurance Company, a wholly-owned subsidiary of AIIG ("AIC"), has distributed to AIIG a cash dividend of approximately $20,000, to be used solely to fund (a) the capitalization required for the formation of the new entities described below; and (b) the expenses of the Restructuring.

     (ii) AIC will form a new wholly-owned subsidiary, AmerInst Mezco, Ltd., under the laws of Bermuda ("Mezco"). Mezco will be funded by AIC with investment securities in an amount sufficient for the later capitalization of a Bermuda insurance company.

     (iii) AIC will distribute all of the shares of Mezco to AIIG as a dividend.

     (iv) Mezco will form a new wholly-owned subsidiary, AmerInst Insurance Company, Ltd., under the laws of Bermuda ("AIC Limited").

     (v) AIC will retrocede to AIC Limited all of its insurance treaty liability under past treaties, and will pay to AIC Limited in connection therewith a premium determined on the basis of actuarial projections, appropriately discounted based on the expected payout patterns, intended to reflect an arms' length fair market value for such retrocession. The payment of the premium may be wholly or partially in the form of a transfer of investment securities at market value.

     (vi) AIC Limited will form a new wholly-owned subsidiary, AmerInst Investment Company, Ltd., under the laws of Bermuda ("Investco") and contribute to Investco substantially all the assets received by AIC Limited in steps (iv) and (v).

     (vii) AIC will be liquidated, with its remaining assets and liabilities distributed to AIIG.

     (viii) Pursuant to the Exchange, AIIG will exchange all of its assets (including the shares of Mezco) and liabilities with the Company solely for Company Common Shares, and the currently outstanding Company Common Shares will be cancelled.

     (ix) Pursuant to the Dissolution, AIIG will be dissolved, with holders of shares of AIIG Common Stock receiving the Company Common Shares previously issued to AIIG in Step (viii) on a share-for-share basis.

     (x) A replacement treaty for the CNA Treaty will be entered into between AIC Limited and CNA.

Steps (viii) and (ix) will be accomplished on the same date. Preceding steps will be accomplished prior to such date and subsequent steps will be accomplished after such date.

   The steps of the Restructuring described above are contingent on various matters, such as the approval by the holders of a majority of the shares of AIIG Common Stock of the Transaction; the conclusion of a final arrangement with CNA for assigning or replacing the existing quota share treaty; and all required approvals of the Illinois Department of Insurance, the Minister of Finance in Bermuda (the "MOF") and the Controller of Foreign Exchange in Bermuda (the "CFE"). The steps as described above are subject to revision due to changed conditions or requirements of the regulatory authorities or other third parties. See "Restructuring of the Company."

 Reasons for Change of Domicile and Restructuring

   The Board of Directors of AIIG has concluded that the change of domicile and the related Restructuring (as described below) will permit AIIG to reorganize its business activities to take maximum advantage of legal, financing and tax environments. See "Change of Domicile--Reasons for the Change of Domicile and Restructuring."

   There are several reasons that the Board of Directors considered in recommending the restructuring and the change in domicile.

   Based on current case law, Bermuda companies law permits a subsidiary such as Investco to purchase and sell shares of its parent. This will permit Investco to purchase shares of shareholders who have died or retired from the practice of accounting, as AIIG currently does. In addition, the Company currently anticipates that, following the consummation of the Transaction, Investco will put in place a new program by which those shareholders of the Company who wish to have all of their Company Common Shares purchased by Investco could do so, at prices and at times to be approved by the Company's Board of Directors and in the Board's sole discretion. The substantial elimination of double income taxation, described below, is expected to enhance the ability of Investco to purchase and sell shares of the Company owned by shareholders by providing additional available cash. The amount of funds of Investco to be used for such purpose will be determined from time to time by the Company's Board of Directors. The Board presently intends to make such determination at least annually. Such purchases and sales would increase liquidity of the Company's shares compared to the present situation for AIIG shares. It is to be understood that because of the volatility of the results of reinsurance operations, no commitment can be made concerning the amount or frequency of any such purchases.

   Under existing U.S. Federal tax law, domestic corporations such as AIIG and AIC incur corporate income tax on their net income. Any distribution to stockholders of AIIG is subject to income tax a second time, to the recipient. In contrast, the net income of the Company, Mezco, AIC Limited and Investco will not be subject to corporate income tax in Bermuda, and, except for possible U.S. tax on dividends, certain interest and certain other income items, such entities will not be subject to U.S. Federal corporate income tax. The shareholders of the Company will be directly subject to U.S. Federal income tax on certain of AIC Limited's income, but to the extent such previously taxed income is actually distributed to them as a dividend, no additional U.S. Federal income tax will be incurred. Thus, double taxation will be eliminated (except on dividends and certain interest received by the Company, Mezco, AIC Limited or Investco from U.S. payors). However, AIC Limited will be subject to a 1% U.S. Federal excise tax on gross premiums received for reinsuring United States risks.

   Bermuda is a major reinsurance and financial center. Location in Bermuda will expose the Company to a deeper, more efficient and more cost-effective reinsurance market. This benefit is anticipated to be important in connection with cyclical hardenings of the reinsurance market. In the event of a hard insurance market, location in Bermuda could enhance the ability of AIC Limited to issue professional liability policies directly to accounting firms and individual practitioners which are shareholders of the Company. Although the Transaction will result in certain expenses (e.g., travel costs for meetings of the Board) being increased, AIIG's Board of Directors believes that such additional costs will be substantially less than the expected income tax savings.

   The Board of Directors of AIIG has unanimously approved the proposed Transaction and recommends that stockholders vote FOR the approval of the Exchange Agreement and the Dissolution. See "Change of Domicile--Reasons for Change of Domicile and Restructuring."

The Parties to the Exchange

 AIIG

   AIIG, through its subsidiary, AIC, a reinsurance company, was formed to exert a stabilizing influence on the terms, pricing and availability of accountants' professional liability insurance for the benefit of accounting firms who are stockholders of AIIG. AIIG's principal offices are located at P.O. Box 1330, Montpelier, Vermont 05601 (R.R. No. 3, Airport Road, Berlin, Vermont 05602), and its telephone number is (802) 229-5042. See "Business of AIIG", "Index to Financial Statements", "Selected Financial Information Regarding AIIG" and "AIIG Management's Discussion and Analysis of Financial Condition and Results of Operations."

 The Company

   The Company is a recently organized Bermuda company formed to facilitate the change of domicile of AIIG from Delaware to Bermuda. The Company is, and after the Exchange, the Company will remain, a wholly-owned subsidiary of AIIG, until the Distribution, which will occur on the same day as the Exchange. After the Dissolution of AIIG, the Company will continue to conduct the businesses in which AIIG is now engaged, through its indirect wholly-owned subsidiary AIC Limited, acting as a reinsurer, and through AIC Limited's wholly-owned subsidiary Investco, which will own and manage an investment portfolio. The Company will also directly manage an investment portfolio. The Company's registered office is located at Clarendon House, 2 Church Street, Hamilton, Bermuda HM11 and its telephone number is (441) 295-1422.

Special Meeting

 Time, Date, Place and Purpose

   The Special Meeting of the stockholders of AIIG will be held at 10:00 a.m., Chicago, Illinois, time on February 26, 1999, at 10 South Wacker Drive, Suite 4000, Chicago, Illinois, to consider and vote on the proposal to approve the Exchange Agreement, the Dissolution and any other matters that may properly come before such meeting. The presence, in person or by proxy, of the stockholders holding a majority of the outstanding AIIG Common Stock will constitute a quorum. See "Voting and Proxy Information."

 Record Date

   Only AIIG stockholders of record at the close of business on January 22, 1999, as shown on AIIG's records, will be entitled to vote, or to grant proxies to vote, at the Special Meeting. See "Voting and Proxy Information--Record Date."

 Vote Required for Approval

   Approval of the Exchange Agreement and the Dissolution requires the affirmative vote of the stockholders of AIIG who hold at least a majority of the outstanding AIIG Common Stock. Abstentions and broker "non-votes" will be treated as a vote against the approval of the Exchange Agreement and the Dissolution. As of the record date described above, there were 332,331 shares of AIIG Common Stock outstanding and entitled to vote. As of the record date, the directors and executive officers of AIIG and affiliates of such persons directly owned, in the aggregate, 1,533 shares (less than 1%) of the total number of shares of AIIG Common Stock outstanding. See "Voting and Proxy Information--Vote Required for Approval."

 Proxies

   Each AIIG stockholder as of the record date will receive a Proxy Card ("Proxy"). A stockholder of AIIG may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the Exchange Agreement and the Dissolution by marking his/her Proxy Card appropriately, executing it in the space provided, and, in the case of holders of AIIG Common Stock appearing on the stock records of AIIG, returning it to the Proxy Solicitor in the enclosed postage prepaid envelope or by telecopy to (212) 754-8300. AIIG stockholders who hold AIIG Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. The Proxy Solicitor with respect to AIIG Common Stock is Morrow & Co. See "Voting and Proxy Information--Solicitation of Proxies."

   To be effective, a Proxy must be received prior to the Special Meeting. Any properly executed proxy will be voted in accordance with the specification indicated on such Proxy. A properly executed and returned Proxy in which no specification is made will be voted FOR the proposals to approve the Exchange Agreement and the Dissolution.

   If any other matters are properly presented at the Special Meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the Proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

 Revocation

   In the case of holders of AIIG Common Stock appearing on the stock records of AIIG, a Proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Proxy Solicitor, (b) appearing and voting in person at the Special Meeting, or (c) properly completing and executing a later-dated proxy and delivering it to the Proxy Solicitor before or at the Special Meeting. Presence without voting at the Special Meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. AIIG stockholders who hold their AIIG Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares. See "Voting and Proxy Information--Proxies."

Rights of Dissenting Stockholders

   Under applicable Delaware law, holders of AIIG Common Stock will not have the right to exercise dissenters' rights with respect to the Transaction or to receive payment for their shares of AIIG Common Stock.

Comparative Rights of Shareholders

   The principal attributes of the AIIG Common Stock and the Company Common Shares will be similar. However, there are certain substantive differences between the rights of shareholders under Delaware law and Bermuda law. There are also substantive differences between AIIG's Certificate of Incorporation and Bylaws and the Company's Memorandum of Association and Bye-Laws. See "Change of Domicile--Comparative Rights of Shareholders."

Certain Tax Considerations

   The following is a brief summary of the tax consequences of the Transaction and the Restructuring and does not constitute a tax or other legal opinion or advice to any person. Stockholders of AIIG should consult and rely solely on their own tax advisers. A more detailed summary of certain tax consequences of the Transaction and the Restructuring is set out under "Certain Tax Considerations."

   United States Federal Income Tax Consequences. For United States Federal income tax purposes, the Restructuring, including the Transaction, will be tax-free to the stockholders, the Company, Mezco, AIC Limited and Investco. AIIG and AIC will recognize gain on any asset transferred to the extent its fair market value exceeds its tax basis. Various reporting requirements will be imposed on shareholders. See "Certain Tax Considerations."

   United States Federal Excise Tax Consequences. AIC Limited will be subject to a U.S. Federal excise tax of 1% on gross premiums received for reinsuring United States risks, including risks incident to the retrocession transaction.

   Bermuda Tax Consequences. At the present time there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax imposed on a Bermuda company or its shareholders, other than shareholders ordinarily resident in Bermuda. Each of the Company, AIC Limited and Investco will obtain an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 that, in the event that any legislation is enacted in Bermuda imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable until March 2016 to the Company, AIC Limited or Investco or to any of their operations or to their shares, debentures or other obligations except insofar as such tax applies to (i) persons ordinarily resident in Bermuda holding such shares, debentures or other obligations or (ii) any land leased or let to the Company, AIC Limited or Investco. Therefore, there will be no Bermuda tax consequences for shareholders of the Company with respect to the Restructuring or on the operations of the Company and its subsidiaries or with respect to subsequent dividends or distributions in respect of the Company Common Shares.

Accounting Treatment of the Exchange

   The transfer of the assets and liabilities of AIIG to the Company pursuant to the Exchange will be accounted for at historic cost, as the Transaction will not result in a change in control of voting interest.

Exchange Agreement

 Effective Time of Exchange

   The Exchange shall become effective (the "Effective Time") at such time as the parties thereto shall agree, reasonably promptly after approval of the Exchange Agreement by AIIG stockholders. See "Exchange Agreement--Effective Time of Exchange."

 Conditions to the Consummation of the Exchange

   The respective obligations of AIIG and the Company to consummate the Exchange are subject to certain conditions, including approval of the Exchange Agreement by the stockholders of AIIG, receipt by AIIG, AIC, Mezco and the Company of authorization by the Illinois Department of Insurance, the MOF and the CFE, receipt of opinions of counsel as to certain tax and legal matters, and certain other conditions customary in transactions of this nature. See "Exchange Agreement--Conditions to the Consummation of the Exchange."

 Third Party Consents

   No consent, approval or authorization of or filing with any governmental authority or third person or entity is required in connection with the consummation of the Exchange, other than (a) approval of AIIG's stockholders in accordance with the laws of the State of Delaware, (b) filing with the Secretary of State of Delaware the Certificate of Dissolution of AIIG; (c) filing with the Registrar of Companies of Bermuda a copy of this Prospectus/Proxy Statement; (d) obtaining the consent of the CFE for the issuance and transfer of Company Common Shares and Investco's share capital;
(e) obtaining the consent of the MOF to the incorporation of AIC Limited and Investco; (f) obtaining the consent of the MOF registering the Company and Investco as insurers; (g) obtaining the consent of the Illinois Department of Insurance in connection with Steps (i), (iii) and (v) under "Change of Domicile--The Restructuring" above; and (h) such approvals and authorizations of regulatory agencies as the Board of Directors of AIIG may determine are appropriate for the consummation of the Restructuring, of which the Exchange is a part. See "Exchange Agreement--Third Party Consents." As described herein, other consents are required for consummation of other portions of the Restructuring. See "Restructuring of the Company."

 Exchange of Share Certificates

   Harris Trust and Savings Bank will act as exchange agent (the "Exchange Agent") in connection with the Transaction. Promptly after the Effective Time, the Exchange Agent will send transmittal forms and instructions to AIIG stockholders to be used in forwarding certificates evidencing their shares of AIIG Common Stock for surrender and exchange for certificates representing the same number of Company Common Shares. Such instructions will include procedures concerning lost certificates. AIIG stockholders are requested not to surrender their certificates until such transmittal forms and instructions are received. Until so surrendered, the certificates representing shares of AIIG Common Stock will be deemed to represent Company Common Shares. See "Exchange Agreement-- Exchange of Share Certificates."

 Termination

   The Exchange Agreement may be terminated at any time prior to the Effective
Time: (a) by mutual consent of AIIG and the Company; or (b) by either AIIG or the Company if (i) the Exchange shall not have been consummated by December 31, 1998, or (ii) any statute, regulation or rule shall have been enacted or promulgated by any government or governmental agency which makes the consummation of the Exchange illegal. See "Exchange Agreement--Termination."

Risks and Adverse Effects

   See "Risk Factors" for a discussion of certain factors to be considered in connection with the Exchange, including certain adverse tax consequences.

Summary Historical Financial Data

   The following table sets forth a summary of certain selected historical financial data for AIIG which is based on and should be read in conjunction with AIIG's consolidated financial statements and notes thereto, which are included in this Proxy Statement/Prospectus. In the opinion of management, the unaudited consolidated financial information included herein has been prepared on the same basis as the audited financial information included herein and includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations as of and for the nine-month periods ended September 30, 1998 and 1997. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended for the year ended December 31, 1998. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIIG and notes thereto included in this Proxy Statement/Prospectus.

                         AMERINST INSURANCE GROUP, INC.

                             Summary Financial Data

                            Nine Months Ended
                              September 30,                    Twelve Months Ended December 31,
                         ------------------------ -----------------------------------------------------------
                            1998         1997        1997        1996        1995        1994        1993
                         -----------  ----------- ----------- ----------- ----------- ----------- -----------
Income Statement Data:
Premiums Earned......... $ 4,497,820  $ 3,407,213 $ 5,852,286 $ 5,386,388 $ 5,494,413 $ 6,276,395 $ 6,437,120
Net Investment Income...   1,627,661    1,793,221   2,572,539   2,394,377   2,195,451   2,156,374   2,493,421
Total Revenues.......... $ 6,460,315  $ 5,380,937 $ 8,424,825 $ 7,780,765 $ 7,689,864 $ 8,432,769 $ 8,930,541
                         ===========  =========== =========== =========== =========== =========== ===========
Net Income (Loss)....... $  (351,736) $   112,829 $ 1,331,171 $ 2,086,778 $ 3,096,985 $ 3,801,325 $ 1,458,486
                         ===========  =========== =========== =========== =========== =========== ===========
Net Income (Loss) Per
 Share.................. $     (1.06) $       .34 $      3.99 $      6.24 $      9.24 $     11.26 $      4.31
                         ===========  =========== =========== =========== =========== =========== ===========
Cash dividends declared
 per common share....... $      1.95  $      1.95 $      2.60 $      2.60 $      1.30 $       --  $       --
                         ===========  =========== =========== =========== =========== =========== ===========
Balance Sheet Data:
Investments............. $41,794,068  $41,893,845 $41,683,579 $39,636,771 $36,865,013 $15,642,358 $15,521,231
Funds Held by
 Reinsurers.............         --           --          --          --          --   25,041,311  25,480,127
Other Assets............   6,384,344    5,797,091   5,747,550   5,820,502   9,804,663   8,570,677   6,304,630
                         -----------  ----------- ----------- ----------- ----------- ----------- -----------
Total Assets............ $48,178,412  $47,690,936 $47,431,129 $45,457,273 $46,669,676 $49,254,346 $47,305,988
                         ===========  =========== =========== =========== =========== =========== ===========
Unpaid Losses and Loss
 Adjustment Expenses.... $23,666,481  $21,961,232 $20,802,873 $20,299,937 $21,789,036 $25,335,230 $27,047,417
Unearned Premiums.......   2,536,423    2,606,422   2,809,115   2,144,027   2,095,462   2,053,900   2,730,117
Other Liabilities.......   2,464,524    2,879,994   2,700,777   2,921,784   3,725,385   7,368,133   5,344,818
                         -----------  ----------- ----------- ----------- ----------- ----------- -----------
Total Liabilities.......  28,667,428   27,447,648  26,312,765  25,365,748  27,609,883  34,757,263  35,122,352
Stockholders' Equity....  19,510,984   20,243,288  21,118,364  20,091,525  19,059,793  14,497,083  12,183,636
                         -----------  ----------- ----------- ----------- ----------- ----------- -----------
Total Liabilities and
 Stockholders' Equity... $48,178,412  $47,690,936 $47,431,129 $45,457,273 $46,669,676 $49,254,346 $47,305,988
                         ===========  =========== =========== =========== =========== =========== ===========

Dividends and Restrictions on Ownership of Securities

 AIIG Common Stock

   There is no established public trading market for the common stock of AIIG. AIIG's Certificate of Incorporation provides that all transfers of shares of AIIG common stock must be approved by AIIG's Board of Directors or a committee thereof. AIIG's Board of Directors has appointed a Stockholder Relations Committee for purposes of reviewing and approving applications for transfer. All transferees must meet the qualifications for Stock Ownership contained in AIIG's Stock Ownership Policy, which is described in detail herein under "Description of Share Capital--Stock Ownership Policy."

   Since its inception, AIIG has redeemed the shares of individuals who have died or retired from the practice of public accounting. Such redemptions are made at 75% of book value as of the end of the preceding year.

   AIIG has established an information exchange whereby any stockholder desiring to sell or purchase shares can list the number of shares and the intended price. This list is updated and distributed regularly, so that stockholders on the list can make direct contact with others.

   As of January 22, 1999, AIIG had 2,570 holders of record of its common stock. During 1996, AIIG paid cash dividends of $869,661 representing four quarterly payments of $0.65 per share. During 1997, AIIG paid cash dividends of $867,735, representing four quarterly payments of $0.65 per share. During 1998, AIIG paid cash dividends of $216,683 on March 13, 1998 to holders of record of AIIG Common Stock on March 1, 1998, $216,376.55 on June 15, 1998 to holders of record of AIIG Common Stock on June 1, 1998, $216,320 on September 15, 1998 to holders of record of AIIG Common Stock on September 1, 1998 and $216,208.20 on December 15, 1998 to holders of record of AIIG Common Stock on December 1, 1998 (each payment representing $0.65 per share of AIIG Common Stock). The declaration of dividends by AIIG's Board of Directors is dependent upon AIIG's and AIC's capacity to insure or reinsure business, profitability, financial condition, and other factors which the Board of Directors may deem appropriate. For a description of the restrictions which Illinois law imposes on AIC's ability to pay dividends, see "Business of AIIG". See "Market Prices, Dividends and Distributions."

 Company Common Shares

   There will be no public market for Company Common Shares either before or after consummation of the Transaction. Immediately following the consummation of the Transaction, the Company Common Shares will be subject to the same restrictions as are currently applicable to shares of AIIG Common Stock under the Stock Ownership Policy. Until surrendered, the certificates representing shares of AIIG Common Stock will be deemed to represent Company Common Shares.

                                 RISK FACTORS

   Before voting on the proposal to approve the Exchange Agreement, AIIG stockholders should carefully read this entire Prospectus/Proxy Statement and should give particular attention to the following risks and adverse effects:

Unprofitable, Unstable Market; Dependence on Investment Return

   Accountants' professional liability insurance is a volatile risk with fluctuations both in the frequency and severity of claims, particularly the latter. This is aggravated by the casualty insurance cycle, which over a period of years varies from a hard market with high or increasing premiums charged for risk, to a soft market with low or decreasing premiums being charged. The interaction of volatility and insurance cycle variation results in a high degree of unpredictability of underwriting income from year to year. As a reinsurer, AIC Limited will be directly influenced by the premium competition in the primary market. As a quota share reinsurer, it is directly dependent on the underwriting results of CNA, its cedent.

   In comparison to the unstable underwriting income, the investment income of AIC Limited and Investco is more stable and predictable, although it too is subject to variation due to fluctuations of market interest rates on its fixed income portfolio, and of stock prices on its equity portfolio. There is no assurance that such investment income will be sufficient to offset potential underwriting losses or that the capital of the Company and its subsidiaries will be sufficient to absorb adverse underwriting and/or investment results.

Dependence on Primary Insurer

   AIC Limited's underwriting profitability will be substantially dependent upon the policy pricing, risk selection and claims administration functions exclusively controlled and performed by CNA, the primary insurer for the AICPA Professional Liability Insurance Plan (the "AICPA Plan"). CNA is anticipated to be AIC Limited's sole cedent. See "Business of AIIG."

   Because AIC Limited will not be admitted as an insurer in Illinois, CNA has the right to require AIC Limited to procure a letter of credit issued by a U.S. bank in an amount equal to the total unearned premiums for a fiscal year plus CNA's share of AIC Limited's loss reserves.

No Contractual Right to Participation in the AICPA Plan

   Although representatives of the American Institute of Certified Public Accountants (the "AICPA") participated to a limited extent in the organization of AIIG and AIC, and certain of the directors of AIIG were also members of the AICPA Professional Liability Insurance Plan Committee (the "PLIP Committee") at the time of the organization of AIIG and AIC in 1986, the AICPA has not been, and is not now, responsible for the control, management or obligations of AIIG or AIC, nor will it be responsible for the control, management or obligations of the Company, AIC Limited or Investco. None of the Company, AIC Limited or Investco has any contractual right to act as a reinsurer or in any other capacity incident to the AICPA Plan.

Dependence Upon Parties Unrelated to the Company

   Because the Company, AIC Limited and Investco will have no full-time employees in the foreseeable future, the underwriting and investment activities of the Company, AIC Limited and Investco will depend substantially upon the services of outside parties. Certain of the parties with whom the Company, AIC Limited and Investco are expected to do business are related to each other and also have relationships with the AICPA Plan and thus potential conflicts of interest exist. See "Business--Third Party Managers and Service Providers."

No Guarantee of Insurance Coverage

   The ownership of Company Common Shares by an accounting firm or individual practitioner will not guarantee that such firm or individual will thereafter be able to obtain professional liability insurance under the AICPA Plan or other policies reinsured by AIC Limited, or that such insurance will be competitively priced. In order to be eligible for coverage under the Plan, a firm or individual practice must be an acceptable risk under applicable underwriting criteria in effect from time to time.

No Market for, and Restrictions on Transfers of, Shares

   There is currently no market for the Company Common Shares and it is unlikely that a market will develop. The Company does not intend to list the Company Common Shares on any stock exchange or automated quotation system. Under the Company's Bye-Laws, its Board of Directors has the authority to prohibit all transfers of Shares, although the Stock Ownership Policy currently provides that transfers among Eligible Firms will be permitted absent unusual circumstances. See "Description of Share Capital--Share Transfer Restrictions." Further, because an integral part of the value of Company Common Shares is the commitment of the Company to utilize the insurance capacity of AIC Limited for the benefit of the Company's stockholders, it is unlikely that any individual or entity other than sole practitioners and accounting firms would be interested in purchasing Company Common Shares.

   Although one of the purposes of the Restructuring is to facilitate the purchase and sale of the Company's shares by Investco, although currently AIIG's policy is to purchase shares only from stockholders who have died or retired from the practice of accounting, and although the Company's Board of Directors currently anticipates putting in place a program whereby shareholders who wish to have all of their Company Common Shares purchased by Investco could do so, at prices and at times to be approved by the Company's Board of Directors and in the Board's sole discretion, the Company's shareholders will have no right to have their Company Common Shares purchased by the Company or Investco. Any purchases would require the authorization of the Company's Board of Directors, conditioned (as determined by the Board in its discretion) on adequate capital and surplus for both the Company and Investco. See "Description of Share Capital--Stock Ownership Policy."

   Transfers of Company Common Shares will also be subject to the approval of the Bermuda CFE. See "Description of Share Capital--Share Transfer Restrictions."

Potential Conflicts of Interest

   Certain of the directors of AIIG also were members of the PLIP Committee at the time of the formation of AIIG and AIC in 1986. Presently no directors of AIIG, and no directors of the Company, are members of the PLIP Committee. It is possible, though unlikely, that in the future one or more directors will also be members of the PLIP Committee. As a result of having such dual positions, such persons may have certain potential conflicts of interest at that time. The conflicts of interest would most likely arise in connection with decisions relating to AIC Limited's reinsurance of CNA incident to the AICPA Plan and the use of AIC Limited's capacity to reinsure professional liability coverage extended to firms and individual practitioners who are not shareholders of the Company.

Potential Unavailability of Reinsurance

   In order to limit the effect of large and multiple losses upon the Company's financial condition, AIC Limited may, in the future, seek reinsurance for its own account. From time to time, market conditions have limited the availability of reinsurance, and in some cases have prevented insurers and reinsurers from obtaining the types and amounts of reinsurance which they consider adequate for their business needs. There can be no assurance that AIC Limited will be able to obtain the desired amounts of reinsurance, or, if it is able to obtain such reinsurance, that it will be able to negotiate terms sufficiently favorable to operate profitably. See "Business--Retrocession Agreements."

Adverse U.S. Tax Consequences

   As more fully discussed elsewhere in this Proxy Statement/Prospectus, no gain should be recognized for U.S. Federal income tax purposes to the stockholders of AIIG on the exchange of AIIG stock for Company stock in the Transaction. This treatment is based upon certain interpretations of the tax laws. If such interpretations were incorrect, the exchange could be a taxable event, in which event the stockholders of AIIG would recognize gain in an amount equal to the excess of the fair market value of the Company stock received in the exchange over the tax basis of the AIIG stock surrendered. In such event, the transaction may result in additional tax without generating any cash to pay that tax.

   Shareholders of the Company will be subject to reporting requirements in connection with the Transaction and their holding of Company stock. Failure to comply with such reporting requirements may result in the imposition of penalties.

   The statutes, cases, regulations, rulings, and other pronouncements which constitute the authorities in the U.S. Federal income tax law are subject to change, and such change may have retroactive effect. It cannot be predicted whether, when, in what forms, and with what effective dates the tax laws may be changed.

                              CHANGE OF DOMICILE

Introduction

   The Board of Directors of AIIG has concluded that it is in AIIG's best interests to transfer AIIG's domicile from Delaware to Bermuda. It is proposed that the change of domicile be effected pursuant to the Exchange Agreement and the Dissolution. As a result of the Exchange, the Company will remain a wholly-owned subsidiary of AIIG. Upon the Dissolution of AIIG, its stockholders will become shareholders of the Company and AIIG will cease to exist as a separate entity. The Company and its subsidiaries, AIC Limited and Investco, will continue the operations as previously conducted by AIIG and its subsidiary, AIC. The change of domicile to Bermuda will not have any material effect on the relative equity or voting interests of AIIG's stockholders, but will, however, result in certain changes in their rights as shareholders of the Company. See "--Comparative Rights of Shareholders."

   In connection with the Transaction, the Company intends to change the corporate structure of its businesses as described under "Restructuring of the Company."

Reasons for the Change of Domicile and Restructuring

   There are several reasons that the Board of Directors considered in recommending the restructuring and the change in domicile.

   Based on current case law, Bermuda companies law permits a subsidiary such as Investco to purchase and sell shares of its parent. This will permit Investco to purchase shares of shareholders who have died or retired from the practice of accounting, as AIIG currently does. In addition, the Company currently anticipates that, following the consummation of the Transaction, Investco will put in place a new program by which those shareholders of the Company who wish to have all of their Company Common Shares purchased by Investco could do so, at prices and at times to be approved by the Company's Board of Directors and in the Board's sole discretion. The substantial elimination of double income taxation, described below, is expected to enhance the ability of Investco to purchase and sell shares of the Company owned by shareholders by providing additional available cash. The amount of funds of Investco to be used for such purpose will be determined from time to time by the Company's Board of Directors. The Board presently intends to make such determination at least annually. Such purchases and sales would increase liquidity of the Company's shares compared to the present situation for AIIG shares. It is to be understood that because of the volatility of the results of reinsurance operations, no commitment can be made concerning the amount or frequency of any such purchases.

   Under existing U.S. Federal tax law, domestic corporations such as AIIG and AIC incur corporate income tax on their net income. Any distribution to stockholders of AIIG is subject to income tax a second time, to the recipient. In contrast, the net income of the Company, Mezco, AIC Limited and Investco will not be subject to Bermuda corporate income tax, and, except for possible U.S. tax on dividends, certain interest and certain other income items, such entities will not be subject to U.S. Federal corporate income tax. The shareholders of the Company will be directly subject to U.S. Federal income tax on certain of the income of the Company and its subsidiaries, but to the extent such previously taxed income is actually distributed to them as a dividend, no additional U.S. Federal income tax will be incurred. Thus, double taxation will be eliminated (except on dividends and certain interest received by the Company, Mezco, AIC Limited or Investco from U.S. payors). However, AIC Limited will be subject to a 1% U.S. Federal excise tax on gross premiums received for reinsuring United States risks.

   Bermuda is a major reinsurance and financial center. Location in Bermuda will expose the Company to a deeper, more efficient and more cost-effective reinsurance market. This benefit is anticipated to be important in connection with cyclical hardenings of the reinsurance market. In the event of a hard insurance market, location in Bermuda could enhance the ability of AIC Limited to issue professional liability policies directly to accounting firms and individual practitioners which are shareholders of the Company. Although the Transaction will result in certain expenses (e.g., travel costs for meetings of the Board) being increased, AIIG's Board of Directors believes that such additional costs will be substantially less than the expected income tax savings.

   The Board of Directors of AIIG has unanimously approved the proposed Transaction and recommends that stockholders vote FOR the approval of the Exchange Agreement and the Dissolution.

Comparative Rights of Shareholders

   The rights of the stockholders of AIIG are governed by the Delaware General Corporation Law (the "DGCL") and AIIG's Certificate of Incorporation and AIIG's Bylaws. Upon completion of the Transaction, the rights of the Company's shareholders will be governed by (a) the Bermuda Companies Act of 1981, as amended, (b) certain statutes governing Bermuda companies generally, (c) the Company's Memorandum of Association and (d) the Company's Bye-Laws (the Memorandum of Association and Bye-Laws may be collectively referred to as the "Charter Documents"). Much of the companies law of Bermuda is modeled after that of England, and differs in certain respects from corporate laws generally applicable to Delaware corporations and their stockholders.

   The following is a summary of certain changes in the rights of stockholders resulting from the Transaction described in this Prospectus/Proxy Statement, and does not purport to be complete or to cover all of the respects in which Bermuda companies law may differ from laws generally applicable to Delaware corporations and their stockholders. Stockholders are advised to review carefully the Bermuda Memorandum of Association and the Bermuda Bye-Laws, which are attached to this Prospectus/Proxy Statement as Appendices A and B, respectively. This summary is qualified in its entirety thereby.

   The following is a summary of significant differences that may affect the interests of AIIG and its stockholders. Certain of these changes, discussed below, will be effected automatically as a result of the Transaction.

Voting Rights and Quorum Requirements

   The Company. Under Bermuda law, in the absence of any other agreement to the contrary, the voting rights of shareholders are regulated by the Company's Bye-Laws. The Company's Bye-Laws specify that two persons present in person and representing throughout the meeting, in person or by proxy, in excess of one-third of the total issued voting shares in the Company shall form a quorum for the transaction of business.

   Any shareholder of the Company who is present at a meeting may vote in person, as may any corporation which is present by a duly authorized representative. The Company's Bye-Laws also permit votes by proxy, provided the instrument appointing the proxy, together with such evidence of its due execution, is satisfactory to the Company's Board of Directors, is delivered to the Company's registered office (or at any other place specified in the notice convening the meeting or adjourned meetings) prior to the meeting or, in the case of a poll taken subsequently to the date of the meeting, before the time appointed for the taking of that poll. There is no required record date for meetings under Bermuda law, but a record date may be fixed by the Company's Board of Directors.

   Under the Company's Bye-Laws (subject to any rights or restrictions otherwise afforded to any Company shares), shareholders of the Company are entitled to one vote per Company Common Share.

   AIIG. Under the DGCL and the AIIG Bylaws, each holder of record of AIIG Common Stock is entitled to one vote per share. Pursuant to AIIG's Bylaws, the presence, in person or by proxy, of the holders of record of one-third of the outstanding shares of capital stock constitutes a quorum. The holders of a majority of the shares present in person or represented by proxy may adjourn the meeting if a quorum is not present or represented thereat. Under the DGCL, any stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. Unless the proxy provides for a longer period, no proxy may be voted or acted upon after three years from its date. Proxies may be transmitted by telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that such proxy either sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Pursuant to AIIG's Certificate of Incorporation and Bylaws, the election of directors need not be by ballot.

Voting Rights With Respect to Extraordinary Corporate Transactions

   The Company. Bermuda law permits amalgamation between two or more Bermuda companies (or between a Bermuda company and one or more Bermuda or foreign companies and, subject to any requirement of the bye-laws of any of such companies, generally requires the approval, in the case of the amalgamation of non-affiliated companies, of a majority vote of three-fourths of shareholders of each such company voting, in person or by proxy, at a meeting called for that purpose and the quorum shall be one-third of the issued shares. A 90% vote may be required where such a transaction amounts to a scheme or contract under Section 102 of the Companies Act. A majority vote (i.e., a majority of the votes cast) of shareholders is required to increase the authorized capital of a Bermuda company, but unless such increase is required, and subject to any provision of the bye-laws to the contrary, no shareholder approval is required for the issue of shares by an acquiring company in a share-for-share exchange, asset purchase, or, subject to the limitations set forth below, other forms of reorganization.

   AIIG. Under Delaware law, approval of mergers and consolidations and of sales, leases or exchanges of all or substantially all of the property or assets of a company, requires the approval of the holders of a majority of the outstanding shares entitled to vote, except that no vote of stockholders of the company surviving a merger is necessary if (i) the merger does not amend the certificate of incorporation of the company, (ii) each outstanding share immediately prior to the effective date of the merger is to be an identical share after the merger, and (iii) either no common shares of the company and no securities or obligations convertible into common shares are to be issued in the merger, or the common shares to be issued in the merger plus common shares initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common shares of the company immediately before the effective date of the merger.

Dissenters' Rights

   The Company. Under Bermuda law, a dissenting shareholder of a company participating in certain transactions may, under varying circumstances, receive cash in the amount of the fair market value of his shares (as determined by a court), in lieu of the consideration he or she would otherwise receive in any such transactions. Bermuda law generally does not condition dissenters' rights to circumstances in which a vote of the shareholders of the surviving company is required. Bermuda law, in general, provides for dissenters' rights in an amalgamation between non-affiliated companies, a scheme of arrangement, a reconstruction and certain other transactions. For a more thorough discussion of dissenters' rights under Bermuda law, see "--Rights of Dissenting Shareholders."

   AIIG. Stockholders are entitled to demand appraisal of their shares in the case of mergers or consolidations, except where (i) they are stockholders of the surviving company and the merger did not require their approval under the DGCL, or (ii) the company shares are either listed on a national securities exchange or on the NASDAQ National Market System or held of record by more than 2,000 stockholders. Appraisal rights are available in either (i) or (ii) above, however, if the stockholders are required by the terms of the merger or consolidations to accept any consideration other than (a) shares of the company surviving or resulting from the merger or consolidation, (b) shares of another company which are either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) any combination of the foregoing. Appraisal rights are not available in the case of a sale, lease, exchange or other disposition by a company of all or substantially all of its property and assets.

Derivative Suits

   The Company. In certain very limited circumstances an action can be brought by minority shareholders, on behalf of the Company, seeking to enforce a right of action vested in or derived from the Company. However, such a derivative action will not be permitted where there is an alternative action available which would provide an adequate remedy. Any property or damages recovered by derivative action go to the Company, not to the plaintiff shareholders. The Companies Act enables a shareholder who complains that the affairs of a company are being or have been conducted in a manner oppressive or prejudicial to some part of the shareholders, including himself, to petition the court, which may, if it is of the opinion that to wind up a company would unfairly prejudice those shareholders, but that otherwise the facts would justify a winding up order on just and equitable grounds, make such order as it thinks fit. The Companies Act also provides that a company may be wound up by the court if the court is of the opinion that it is just and equitable to do so. The latter provision is also available to minority shareholders seeking relief from the oppressive conduct of the majority, and the court has wide discretion to make such order as it may think fit. Except as mentioned above, claims against a Bermuda company by its shareholders must be based on the general law of contract or tort of Bermuda. A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement therein, but this confers no right of action against the company itself. In addition, the company itself (as opposed to its shareholders) may take action against the officers (including directors) of a Bermuda company for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company.

   AIIG. Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must state in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile. No suit may be brought against any officer, director, or stockholder for any debt of a corporation for which he or she is an officer, director, or stockholder, until judgment is obtained therefor against the corporation and execution thereon returned.

Special Meetings of Shareholders

   The Company. Under Bermuda law, a special general meeting of shareholders may be convened by the Board of Directors at any time and must be convened upon the requisition of shareholders holding not less than one-tenth of the paid-in capital of the company carrying the right to vote at general meetings. The Company's Bye-Laws provide that a special general meeting of shareholders may be requisitioned by the holders of 10% of the outstanding shares of the Company's voting securities.

   AIIG. Stockholders generally do not have the right to call meetings of stockholders unless such right is granted in the certificate of incorporation or Bylaws. However, if a company fails to hold its annual meeting within a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder or director. The AIIG Certificate and the AIIG Bylaws provide that stockholders may not call a special meeting and that only the President of AIIG or, if directed by the Board of Directors, the Secretary of AIIG, may call a special meeting of stockholders.

Amendments to Charter

   The Company. Amendments to the memorandum of association and bye-laws of a Bermuda company must be submitted to a general meeting of the shareholders and shall be effective only to the extent approved by the shareholders at such meeting. The Company's Charter and Bye-Laws may be amended by a vote of the holders of a majority of the votes cast at a meeting at which a quorum is present, unless otherwise provided in such documents.

   AIIG. Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon; except that if the certificate of incorporation requires the vote of a greater number or proportion of the directors or of the holders of any class of stock than is required by Delaware law with respect to any matter, the provision of the certificate of incorporation may not be amended, altered or repealed except by such greater vote. The AIIG Certificate requires a 75% vote to amend certain of its provisions. The provisions that can only be amended by such 75% vote are provisions that (i) limit the transferability of shares of AIIG Common Stock;
(ii) allow the Board of Directors to set the number of directors; (iii) classify the Board of Directors into three classes; (iv) permit directors to fill any vacancies in the Board of Directors; (v) provide for the service of "qualified directors" (persons who are current or former members of the AICPA Professional Liability Insurance Committee or otherwise knowledgeable in accountants' professional liability insurance matters) on the Board of Directors; or (vi) require such a 75% vote. The other provisions of the AIIG Certificate may be amended by the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Company entitled to vote generally in the election of directors voting together as a single class.

Anti-Takeover Statutes

   The Company. Bermuda does not currently have a tender offer statute. However, The Companies Act provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of not less than 90% in value of the shares that are the subject of such offer accept it, the offeror may by notice, given within two months after the expiration of the four months, require that dissenting shareholders may transfer their shares under the terms of the offer. Dissenting shareholders may apply to a court within one month of the notice objecting to the transfer, and the court may give such order as it thinks fit. The Companies Act also provides that the holders of not less than 95% of the shares of any class of shares in a company may give notice to the remaining shareholder or class of shareholders of the intention to acquire their shares on the terms set out in the notice. Recipients of the notice have a right to apply to the Bermuda courts for an appraisal.

   AIIG. Generally, Section 203 of the DGCL prohibits a publicly-held Delaware company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting shares that are not owned by the interested stockholder. An "interested stockholder" is a person who, together with affiliates or associates, owns (or within three years, did own) 15% or more of the company's voting stock.

Limitations on Director Liability

   The Company. Under Bermuda law, a director must observe the statutory duty of care which requires such director to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Bermuda law renders void any provision in the bye-laws or any contract between a company and any such director exempting him from or indemnifying him against any liability in respect of fraud or dishonesty of which he or she may be guilty in relation to the company.

   AIIG. Under Delaware law, a company may include in its certificate of incorporation, a provision eliminating or limiting the liability of a director to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that a company may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain acts concerning unlawful payments of dividends or stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transactions from which a director derived an improper personal benefit. The AIIG Certificate contains certain provisions limiting the liability of directors to the extent permitted under the DGCL.

Indemnification of Directors and Officers

   The Company. Under Bermuda law, a company is permitted to indemnify its officers and directors, out of the funds of the company, against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is given in their favor, or in which they are acquitted, or where, under relevant Bermuda legislation, relief from liability is granted to them by the court. The Company's Bye-laws generally provide that the officers and directors of the Company and their heirs shall be indemnified and held harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or their heirs may incur by reason of any act done or omitted in the execution of their duty in their respective offices; provided, that the Company shall not be obligated to extend such indemnity to any matter in respect of any fraud or dishonesty which may attach to any of such persons. The Bye-Laws also contain a waiver of action against the directors and officers by the shareholders which does not extend to any matter in respect of any fraud or dishonesty which may attach to any such director or officer.

   AIIG. Under Delaware law, a company is permitted to indemnify its officers, directors and certain others against any liability incurred in any civil, criminal, administrative or investigative proceeding if such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under Delaware law, to the extent that a director, officer, employee or agent of a company has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue or matter therein, he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The AIIG Certificate contains provisions requiring the indemnification of officers and directors to the fullest extent permitted by Delaware law.

Inspection of Books and Records; Shareholder Lists

   The Company. Bermuda law provides the general public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of such company's bye-laws, minutes of general (shareholder) meetings, and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person. A Bermuda company is required to maintain its share register in Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

   AIIG. Any stockholder of record, in person or by attorney or other agents, upon written demand under oath stating the purpose thereof, has the right during the company's usual hours for business to inspect, for any proper purpose, the company's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.

Preemptive Rights

   The Company. Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company's shares unless, and to the extent that, such right is expressly granted to such shareholder under the bye-laws of a company or under any contract between such shareholder and the company. The Company's Bye-Laws do not provide for preemptive rights and the Company is not a party to any contract with any holder of Company Common Shares providing such rights.

   AIIG. Under Delaware law, no stockholder has a preemptive right to subscribe to additional issues of a corporation's stock unless, and to the extent that, such right is expressly granted to such stockholder in the corporation's certificate of incorporation. The AIIG Certificate does not provide for preemptive rights.

Dividends

   The Company. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. AIC Limited, as a registered insurer, must maintain a solvency margin of surplus assets over liabilities in accordance with the Insurance Act 1978 of Bermuda which may limit dividend payments from time to time.

   AIIG. Delaware law generally allows dividends to be paid out of surplus of the corporation or out of the net profit of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of the corporation being less than the capital represented by the preferred shares of the corporation.

Number And Qualifications of Directors; Size of Board

   The Company. Under Bermuda law, the minimum number of directors on the board of directors of a company is two, although the minimum number of directors may be set higher and the maximum number of directors may also be set in accordance with the bye-laws of such company. The exact number of directors is usually fixed by the shareholders in general meeting. Only the shareholders may increase or decrease the number of director seats last approved by the shareholders. The Company's Bye-Laws provide that the number of directors which constitute the Company Board of Directors shall not be less than three (3) nor more than nine (9), and that the specific number of directors constituting the Board shall be determined from time to time by the shareholders in general meeting. The size of the Company Board is currently fixed at five. Only the shareholders may change the size of the Company Board.

   AIIG. Under Delaware law, the minimum number of directors is one. The number of directors constituting the board of directors of a Delaware corporation may be specified in the bylaws or the certificate of incorporation.

Accordingly, unless the certificate of incorporation provides otherwise, the directors may change the number of directors constituting the board by amending the bylaws. If the number of directors is specified in the certificate of incorporation, then any change in the number of directors must be made pursuant to a certificate of amendment approved by the stockholders. The number of directors for AIIG is set in its Bylaws which provide that the number of directors which constitute AIIG's Board shall be five (5).

Removal of Directors

   The Company. Subject to its bye-laws, the shareholders of a Bermuda company may, at a special general meeting called for the purpose, remove any director or the entire board of directors provided that notice of the meeting shall be served on the director or directors concerned not less than fourteen days before such meeting. Any director subject to such notice shall be entitled to be heard at the meeting. The Company's Bye-Laws provide that the removal of a Director other than for cause requires the affirmative vote of seventy-five percent (75%) of the voting power of all outstanding Company Common Shares.

   AIIG. The DGCL provides that unless a corporation's certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, the holders of a majority of the shares entitled to vote in an election of directors may remove any director or the entire board of directors only for cause. The AIIG Bylaws provide that any director or the entire board of directors may be removed at any time by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote at an election of directors, except as provided by law or the Certificate of Incorporation.

Rights of Dissenting Stockholders

   In connection with the Transaction, stockholders of AIIG will not have rights of dissent and appraisal with respect to their shares of AIIG Common Stock under the Delaware General Corporation Law.

Restrictions on Resales of Company Common Shares by AIIG Stockholders

   All Company Common Shares received by AIIG stockholders will be tradable, subject to the restrictions contained in the Charter Documents (including restrictions relating to required approval of the Company's Board of Directors and the Bermuda CFE), except that Company Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of AIIG prior to the Exchange may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of the Company) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of AIIG generally include individuals or entities that control, are controlled by, or are under common control with, such party and would ordinarily include directors, executive officers and principal stockholders of such party.

Accounting Treatment of the Exchange

   The transfer of the assets and liabilities of AIIG to the Company pursuant to the Exchange will be accounted for at historic cost, as the Transaction will not result in a change in control of voting interest.

                              EXCHANGE AGREEMENT

General

   AIIG and the Company have entered into the Exchange Agreement which provides that AIIG will transfer all of its assets and liabilities to the Company solely in exchange for newly-issued shares of common shares of the Company. Upon consummation of the Exchange, and until the Dissolution (which will occur on the same day as consummation of the Exchange) is effected, the Company will remain a wholly-owned subsidiary of AIIG.

Effective Time of Exchange

   The Exchange shall become effective reasonably promptly on the date determined by AIIG (the "Effective Time") after (a) approval of the Exchange Agreement by the stockholders of AIIG, (b) the issuance of Company Common Shares to AIIG shall have been listed in the Register of Members in accordance with the Company's Bye-Laws, and (c) the satisfaction or waiver of the other conditions set forth below. See "--Conditions to the Consummation of the Exchange." It is anticipated that the Effective Time will occur promptly after the Special Meeting of AIIG stockholders, scheduled to be held on February 26, 1999.

Conditions to the Consummation of the Exchange

 Conditions to Obligation of AIIG

   The obligation of AIIG to effect the Exchange is subject to the satisfaction of certain conditions at or prior to the Effective Time, including: (a) each of the representations and warranties of the Company contained in the Exchange Agreement shall be true in all material respects as of the date of the Effective Time with the same force and effect as though made at the Effective Time, and the Company shall have performed or complied in all material respects with its agreements and covenants required by the Exchange Agreement; (b) the Exchange Agreement shall have been approved and adopted by the stockholders of AIIG in accordance with the laws of the State of Delaware; (c) there shall not be any suit, action, or other proceeding pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Exchange Agreement or which might materially and adversely affect the value of the assets and business of the Company; (d) there shall not have occurred any material adverse change in the business or financial position or value of the assets of the Company; (e) an opinion of Conyers, Dill & Pearman as to certain tax and legal matters shall have been received;
(f) the Registration Statement, of which this Prospectus/Proxy Statement is a part, shall have become effective; and (g) certain regulatory authorizations shall have been received.

 Conditions to Obligation of the Company

   The obligation of the Company to effect the Exchange is subject to the satisfaction of certain conditions at or prior to the Effective Time, including: (a) each of the representations and warranties of AIIG contained in the Exchange Agreement shall be true and correct in all material respects as of the date of the Effective Time with the same force and effect as though made at the Effective Time, and AIIG shall have performed or complied in all material respects with its agreements and covenants required by the Exchange Agreement; (b) the Exchange Agreement shall have been approved and adopted by the stockholders of AIIG in accordance with the laws of the State of Delaware;
(c) there shall not be any suit, action, or other proceeding pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Exchange Agreement or which might materially and adversely affect the value of the assets and business of AIIG; (d) there shall not have occurred any material adverse change in the business or financial position or value of assets of AIIG; (e) an opinion of Altheimer & Gray as to certain tax and legal matters shall have been received; (f) the Registration Statement, of which this Prospectus/Proxy Statement is a part, shall have become effective; and
(g) certain regulatory authorizations shall have been received.

   The Exchange Agreement also provides that subject to certain limitations, any term or provision of the Exchange Agreement may be waived in whole or in part by the party which is entitled to the benefits thereof.

Termination

   The Exchange Agreement may be terminated at any time prior to the Effective
Time: (a) by mutual consent of AIIG and the Company; or (b) by either AIIG or the Company if (i) the Exchange shall not have been consummated by December 31, 1999, or (ii) any statute, rule or regulation shall have been enacted or promulgated by any government or governmental agency which makes the consummation of the Exchange illegal or impractical.

                                THE DISSOLUTION

General

   AIIG and the Company anticipate that immediately following the Effective Time on the same date, AIIG will be dissolved, and the holders of shares of AIIG Common Stock will receive, on a share-for-share basis, Company Common Shares. Upon consummation of the Dissolution, AIIG will cease to exist as a separate entity.

Effective Time of Dissolution

   The Dissolution shall become effective upon (a) approval of the Dissolution by the stockholders of AIIG, (b) the transfer of Company Common Shares to the holders of shares of AIIG Common Stock shall have been listed in the Register of Members in accordance with the Company's Bye-Laws, and (c) the filing of a Certificate of Dissolution with the Secretary of State of the State of Delaware. It is anticipated that the Dissolution will become effective promptly after and on the same date as the Effective Time.

Third Party Consents

   No consent, approval or authorization of or filing with any governmental authority or other person or entity is required in connection with the consummation of the Dissolution, other than those listed above with respect to the Exchange. See "Exchange Agreement--Third Party Consents."

Exchange of Share Certificates

   Harris Trust and Savings Bank will act as exchange agent (the "Exchange Agent") for the Transaction. Promptly after the Effective Time, the Exchange Agent will send transmittal forms and instructions to AIIG stockholders to be used in forwarding certificates evidencing their shares of AIIG Common Stock for surrender and exchange for certificates representing the same number of Company Common Shares. Such instructions will include procedures concerning lost certificates. AIIG stockholders are requested not to surrender their certificates until such transmittal forms and instructions are received. Until so surrendered, the certificates representing shares of AIIG Common Stock will be deemed to represent Company Common Shares.

                         VOTING AND PROXY INFORMATION

Special Meeting

   The Special Meeting of the AIIG stockholders will be held at 10:00 a.m., Chicago, Illinois local time on February 26, 1999, at 10 South Wacker Drive, Suite 4000, Chicago, Illinois to consider and vote on the proposal to approve the Exchange Agreement and the Dissolution and any other matters that may properly come before such meeting. The presence, in person or by proxy, of the stockholders holding a majority of the outstanding AIIG Common Stock will constitute a quorum.

   The vote of any AIIG stockholder who is represented at the Special Meeting by proxy will be cast as specified in the proxy or, if no vote is specified in a duly executed and delivered proxy, such vote will be cast FOR the proposal. Any AIIG stockholder of record who is present at the Special Meeting in person will be entitled to vote at the meeting regardless of whether he has previously granted a proxy with respect thereto.

   The Board of Directors of AIIG has unanimously approved the proposed Transaction and recommends that stockholders vote FOR the approval of the Exchange Agreement and the Dissolution.

Record Date

   Only AIIG stockholders of record at the close of business on January 22, 1999, as shown on AIIG's records, will be entitled to vote, or to grant proxies to vote, at the Special Meeting.

Vote Required for Approval

   Approval of the Exchange Agreement requires the favorable vote of the stockholders of AIIG who hold at least a majority of the outstanding AIIG Common Stock. Abstentions and broker "non-votes" will in effect be treated as a vote against the approval of the Exchange Agreement. As of the record date described above, there were 332,331 shares of AIIG Common Stock outstanding and entitled to vote. As of the record date, the directors and executive officers of AIIG and affiliates of such persons directly owned, in the aggregate, 1,533 shares (less than 1%) of the total number of shares of AIIG Common Stock outstanding.

Proxies

 General

   Each AIIG stockholder as of the record date will receive a Proxy. A stockholder of AIIG may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the Exchange Agreement by marking his/her Proxy appropriately, executing it in the space provided, and, for holders of AIIG Common Stock appearing on the stock records of AIIG, returning it to the Proxy Solicitor in the enclosed postage-prepaid envelope or by telecopy at (212) 754-8300. AIIG stockholders who hold their AIIG Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. The Proxy Solicitor for AIIG Common Stock in connection with the Special Meeting is Morrow & Co.

   To be effective, a Proxy must be received before or during the Special Meeting. Any properly executed proxy will be voted in accordance with the specification indicated on such Proxy. A properly executed and returned Proxy in which no specification is made will be voted FOR the proposal to approve the Exchange Agreement and the Dissolution.

   If any other matters are properly presented at the Special Meeting for consideration including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the Proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

 Revocation

   In the case of holders of AIIG Common Stock appearing on the stock records of AIIG, a Proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Proxy Solicitor, (b) appearing and voting in person at the Special Meeting, or (c) properly completing and executing a later-dated proxy and delivering it to the Proxy Solicitor at or before the Special Meeting. Presence without voting at the Special Meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. AIIG stockholders who hold their AIIG Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking any proxies previously granted with respect to shares.

 Validity

   All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Proxy Cards will be determined by the AIIG Board of Directors. Any such determination will be final and binding. The AIIG Board of Directors will have the right to waive any irregularities or conditions as to the manner of voting. AIIG may accept proxies by any reasonable form of communication so long as the proxy holder's intention is reasonably clear and it can be reasonably assured that the communication is authorized by the AIIG stockholder.

 Solicitation of Proxies

   Proxies are being solicited from the AIIG stockholders by the AIIG Board of Directors. Directors and officers of AIIG may solicit proxies to vote for the approval of the Exchange Agreement by use of the mails, in person, or by telephone, telegram or other means. Such directors and officers will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, AIIG has retained Morrow & Co., Inc. ("Morrow") for solicitation and advisory services in connection with the solicitation. Morrow will receive a fee of $12,000 plus reimbursement of reasonable out-of-pocket expenses. AIIG has also agreed to indemnify Morrow against certain liabilities and expenses resulting from its performance of solicitation services.

Proposals of Stockholders

   A holder of Company Common Shares who intends to present a proposal at the 1999 Annual Meeting of Stockholders for inclusion in the Company's 1999 proxy statement and proxy card relating to such meeting must have submitted such proposal by December 11, 1998.

                        SELECTED FINANCIAL INFORMATION

   The following summary sets forth selected financial data with respect to AIIG for the five fiscal years ended December 31, 1997 and for the nine months ended September 30, 1998 and 1997.

   The balance sheet and income statement data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from AIIG's audited consolidated financial statements. The selected consolidated information as of and for the nine-month periods ended September 30, 1998 and 1997 is derived from the unaudited consolidated financial statements of AIIG included herein. In the opinion of management, the unaudited consolidated financial information included herein has been prepared on the same basis as the audited financial information included herein and includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations as of and for the nine-month periods ended September 30, 1998 and 1997. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

   The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIIG and notes thereto included in this Proxy Statement/Prospectus.

                       SELECTED FINANCIAL STATEMENT DATA

                            As of and for the
                            Nine Months Ended
                              September 30,                As of and for the Year Ended December 31,
                         ------------------------ -----------------------------------------------------------
                            1998         1997        1997        1996        1995        1994        1993
                         -----------  ----------- ----------- ----------- ----------- ----------- -----------
Income Statement Data:
Premiums Earned......... $ 4,497,820  $ 3,407,213 $ 5,852,286 $ 5,386,388 $ 5,494,413 $ 6,276,395 $ 6,437,120
Net Investment Income...   1,627,661    1,793,221   2,572,539   2,394,477   2,195,451   2,156,374   2,493,421
Total Revenue........... $ 6,460,315  $ 5,380,937 $ 8,424,825 $ 7,780,765 $ 7,689,864 $ 8,432,769 $ 8,930,541
                         ===========  =========== =========== =========== =========== =========== ===========
Net Income.............. $  (351,736) $   112,829 $ 1,331,171 $ 2,086,778 $ 3,096,985 $ 3,801,325 $ 1,458,486
                         ===========  =========== =========== =========== =========== =========== ===========
Net Income Per Share.... $     (1.06) $       .34 $      3.99 $      6.24 $      9.24 $     11.26 $      4.31
                         ===========  =========== =========== =========== =========== =========== ===========
Cash dividends declared
 per common share....... $      1.95  $      1.95 $      2.60 $      2.60 $      1.30 $       --  $       --
                         ===========  =========== =========== =========== =========== =========== ===========
Balance Sheet Data:
Investments............. $41,794,068  $41,893,845 $41,683,579 $39,636,771 $36,865,013 $15,642,358 $15,521,231
Funds Held by
 Reinsurers.............                      --          --          --          --   25,041,311  25,480,127
                         -----------  -----------
Other Assets............ $ 6,384,344  $ 5,797,091   5,747,550   5,820,502   9,804,663   8,570,677   6,304,630
                         -----------  ----------- ----------- ----------- ----------- ----------- -----------
Total Assets............ $48,178,412  $47,690,936 $47,431,129 $45,457,273 $46,669,676 $49,254,346 $47,305,988
                         ===========  =========== =========== =========== =========== =========== ===========
Losses and Loss
 Adjustment Expenses.... $23,666,481  $21,961,232 $20,802,873 $20,299,937 $21,789,036 $25,335,230 $27,047,417
Unearned Premium
 Reserves...............   2,536,423    2,606,422   2,809,115   2,144,027   2,095,462   2,053,900   2,730,117
Other Liabilities.......   2,464,524    2,879,994   2,700,777   2,921,784   3,725,385   7,368,133   5,344,818
                         -----------  ----------- ----------- ----------- ----------- ----------- -----------
Total Liabilities.......  28,667,428   27,447,648  26,312,765  25,365,748  27,609,883  34,757,263  35,122,352
Stockholders' Equity....  19,510,984   20,243,288  21,118,364  20,091,525  19,059,793  14,497,083  12,183,636
                         -----------  ----------- ----------- ----------- ----------- ----------- -----------
Total Liabilities and
 Stockholders' Equity... $48,178,412  $47,690,936 $47,431,129 $45,457,273 $46,669,676 $49,254,346 $47,305,988
                         ===========  =========== =========== =========== =========== =========== ===========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATION

Results of Operation

 Nine months ended September 30, 1998 compared to nine months ended September 30, 1997:

   A net loss of $351,736 was recorded for the nine months ended September 30, 1998, compared to net income of $112,829 in the same period of 1997. The decrease is primarily attributable to the increase in earned premiums and associated increase in losses incurred, as more fully described below.

   Sales of investment securities during the nine months ended September 30, 1998 resulted in realized capital gains of $334,834 as compared to gains of $180,503 in the same period in 1997. Net investment income for the nine months ended September 30, 1998 amounted to $1,627,661 compared to $1,793,221 for the same period of 1997. Investment yield for the nine month period ended September 30, 1998, consisting of interest and dividend income, was approximately 5.0% compared to 5.7% for the same period of 1997. The decrease in investment yield from the 1997 period is attributable to an increase in holdings of tax free municipal securities and an increase in equity securities which generate less realized investment income.

   Earned premiums for the nine month period ended September 30, 1998 amounted to $4,497,820 as compared to $3,407,213 for the same period of 1997. The change of $1,090,607 represents a 32% increase. The increase in earned premiums resulted from an increase in the number of insureds along with changes in the rating structure. The effects of these changes began to impact premium levels in the fourth quarter of 1997 and have continued throughout 1998.

   The loss ratio for the first nine months of 1998 and 1997 was 119%. Prior to July 1, 1998, the loss ratio had been established at 120%. Effective July 1, 1998, the loss ratio has been reduced to 100%. The majority of premiums earned for the nine month period ended September 30, 1998 relate to the July 1, 1997-98 treaty period and as a result the loss ratio remains close to 120%. These loss ratios represent management's current estimated effective loss ratio selected in consultation with AIIG's independent consulting actuary to apply to current premiums assumed and earned. Losses incurred through September 30, 1998 do not reflect any development of prior year reserves. AIIG's overall loss ratio for the year ended December 31, 1997 was 81%. However, as mentioned above, excluding the effects of favorable development, the loss ratio for the period July 1, 1997-98 was established at 120%. Management expects to make its determination whether an adjustment to reserves for prior years is appropriate in connection with the preparation of the financial statements as of and for the year ended December 31, 1998.

   These fluctuations in premiums, losses and expenses combined to result in a net underwriting loss of $2,751,659 for the nine month period ended September 30, 1998 as compared to a loss of $2,153,274 for the same period of 1997. Underwriting losses during the period exceeded 1997 primarily due to the increase in earned premiums and associated increase in losses incurred (120% loss ratio for the July 1, 1997-98 period).

 1997 Compared to 1996; 1996 Compared to 1995

   Net income decreased by 36% in 1997 to $1,331,171 from $2,086,778 in 1996.
Net income for 1996 decreased by 33% from $3,096,985 reported in 1995.

   Premiums earned increased by 9% in 1997 to $5,852,286 from $5,386,388 in 1996. Premiums earned for 1996 decreased by 2% from $5,494,413 reported in 1995. In 1997, 1996, and 1995 premiums earned includes $720,298, $693,976 and
$611,916, respectively resulting from reductions in the ultimate estimated premium ceded pursuant to retrocession agreements in effect during 1989 through mid-1993. Ultimate premiums are dependent on loss experience under the agreements and are recalculated as ultimate losses are reevaluated. Excluding the effect of the reduction of estimated ultimate premiums ceded, 1997 premiums earned increased by 9% as compared to 1996 premiums earned, and 1995 premiums earned decreased by 4% from 1994. The increase in earned premiums in 1997 resulted from an increase in the number of insureds, attracted through a "step plan" in which new insureds are offered premium discounts for favorable loss history. The step plan was initiated during 1995, but has only recently had significant impact. The ultimate estimated premium ceded pursuant to retrocession agreements for 1997 and 1996 are as follows:

                                                                1997      1996
                                                              --------  --------
      1989................................................... $ (5,250) $ 96,600
      1990...................................................  113,400   116,550
      1991...................................................  136,500   133,350
      1992...................................................  295,050   272,976
      1993...................................................  180,598    74,500
                                                              --------  --------
                                                              $720,298  $693,976
                                                              ========  ========

   The reduction in earned premiums in 1996, excluding the effect of the reduction of estimated ultimate premiums ceded, primarily reflects the increased competition in the accountants professional liability market which has created downward pressure on premiums.

   Net investment income, including realized capital gains and losses, includes amounts earned on AIIG's investment portfolio, cash on deposit and funds held pursuant to reinsurance agreements. During 1995, the investments comprising funds held were released to AIIG and were then placed by AIIG into a trust account for the benefit of Virginia Surety Company. Net investment income increased by $178,162 or 7% in 1997 to $2,572,539 from $2,394,377 in
1996. 1996 net investment income increased by $198,926 or 9% from the $2,195,451 reported in 1995. Net investment income in 1997 includes net realized capital gains of $305,252 as compared to net realized capital gains in 1996 of $1,765, a net change of $303,487. Net realized capital losses in 1995 were $312,657. Capital losses are used to offset capital gains of prior and future years and recover related income taxes. Average invested assets including cash equivalents increased by $1,297,437, or 3%, to $41,374,745 in 1997, compared to $40,077,308 in 1996. In 1996 average invested assets decreased by 2% from $40,842,132 in 1995. Investment yield including realized capital gains and losses in 1997 was 6.2% as compared to 6.0% in 1996 and 5.4% in 1995. Excluding realized gains and losses, the yield was 5.50% in 1997, 6.0% in 1996 and 6.1% in 1995. The changes in the yields excluding realized gains and losses reflect the relatively stable interest rates during the last three years, coupled with the effects of an increase in the portion of invested assets in equity and tax exempt securities.

   Unrealized gain on investments net of tax is $1,016,956 at December 31, 1997 as compared to $424,621 at December 31, 1996. AIIG considers all of its investment portfolio to be available for sale and accordingly all investments are reported at market value, with changes in net unrealized gains and losses reflected as an adjustment to stockholders' equity. The increase in net unrealized gain as of December 31, 1997 as compared to 1996 is primarily attributable to the increase in the proportion of invested assets in equity securities which experienced significant market value increases during 1997.

   The composition of the investment portfolio at December 31, 1997 and 1996 is as follows:

                                                                    1997  1996
                                                                    ----  ----
      U.S. Treasury securities and obligations of U.S. government
       agencies....................................................  11%   19%
      Mortgage backed securities...................................  38    51
      Obligations of State and political subdivisions..............  33    24
      Equity securities............................................  18     6
                                                                    ---   ---
                                                                    100%  100%
                                                                    ===   ===

   AIIG continues to invest in high grade debt and equity securities.

   Losses and loss adjustment expenses incurred increased by 75% to $4,748,833 in 1997 from $2,717,884 in 1996. In 1996 losses and loss adjustment expense increased by 83% from $1,489,667 in 1995. The increases in losses and loss adjustment expense are a function of the loss ratio for the current underwriting year and favorable developments of prior years' estimates. Favorable development of prior years' estimates of losses and loss adjustment expense were approximately $1,411,000 in 1997, $2,917,000 in 1996 and $3,307,000 in 1995. In 1997, the loss ratio was increased to 120% from 105% in 1996, and in 1996, the loss ratio was increased to 105% from 87% in 1995. The foregoing developments and loss ratio increases resulted in the increases in losses and loss adjustment expenses described above. As adjustments to prior estimates of losses and loss adjustment expenses become known, such adjustments are included in current operations. AIIG's loss ratio, calculated as the ratio of losses and loss adjustment expense to premiums earned, is 81% in 1997, 50% in 1996 and 27% in 1995. The ratio calculated using only losses and loss adjustment expenses incurred for the current year (excluding the effects of favorable development and excluding reductions to retrocession premiums) is 120% in 1997, 105% in 1996, 87% in 1995.

   Policy acquisition costs of $1,462,733 were expensed in 1997 as compared to $1,302,327 in 1996, an increase of 12%. Policy acquisition costs expensed in 1996 reflect an increase of 20% from $1,084,577 in 1995. Such costs as a percentage of premiums earned are 25% in 1997, 24% in 1996 and 20% in 1995, and result primarily from ceding commissions paid to ceding companies determined contractually pursuant to reinsurance agreements.

   Operating and management expenses decreased by 15% in 1997 to $619,684 from $727,780 in 1996. In 1996 operating and management expenses decreased by 7% from $786,037 in 1995.

   The effective tax rate was 16% in 1997, 31% in 1996 and 28% in 1995. These rates differ from the statutory Federal rate primarily due to the effects of tax exempt income offset by State income taxes. Gross tax exempt investment income increased by 110% in 1997 to $527,600 from $250,913 in 1996. Gross 1996 tax exempt investment income increased by 10% from $227,407 in 1995.

   AIIG and AIC do not have any employees. All operations of AIIG are performed by service providers and business partners, including a management company, under the direction of AIIG's Board of Directors.

Liquidity and Capital Resources

   AIIG's cash needs consist of settlement of losses and expenses under its reinsurance treaties and funding day-to-day operations. Management expects to be able to meet these cash needs from cash flows arising from its investment portfolio. Because substantially all of AIIG's assets are marketable securities, AIIG has sufficient flexibility to provide for unbudgeted cash needs which may arise without resorting to borrowing.

   As of September 30, 1998, total invested assets amounted to $41,794,068, an increase of $110,489 or .3% from $41,683,579 at December 31, 1997. Cash balances decreased from $1,081,736 at December 31, 1997 to $1,068,940 at September 30, 1998, a decrease of 1.2%. The balance of cash and cash equivalents varies depending on the maturities of fixed term investments and on the level of funds invested in money market mutual funds. The ratio of cash and invested assets to total liabilities and stockholders' equity at September 30, 1998 was .89 to 1, compared to a ratio of .90 to 1 at December 31, 1997.

   Assumed reinsurance premiums receivable represents current assumed premiums receivable less commissions payable to the fronting carriers. This balance decreased from $1,146,379 at December 31, 1997 to $1,112,977 at September 30, 1998, a decrease of 2.9%. This balance fluctuates primarily due to the timing of renewal premium written.

   AIIG saw an important increase in premiums written in 1997. Gross premium written increased by $1,056,098 in 1997, or 22.3%. This increase is also reflected in a corresponding increase in assumed premium receivable (23%) and unearned premium (31%). The increase in premiums has also resulted in a direct increase in policy acquisition costs, fixed commission paid to CNA as part of its quota share agreement, and loss reserves. Loss reserves are set at 120% of premiums per the recommendation of the Company's independent actuary.

   Premiums earned also increased by 8%, which is by a lower percentage, as a large portion of the increase in premiums written occurred in the latter part of the year, as reflected by the increase in unearned premium (31%).

   Reinsurance recoveries represent AIIG's estimate of losses to be reimbursed by its reinsurer from future loss payments. AIIG has entered into a retrocession agreement with Virginia Surety Company (VSC), its reinsurer, for the years 1989-1993, where all losses in excess of $250,000 were ceded. AIIG records its reinsurance recoveries based on the reports prepared by its independent actuary. The actuary suggested a significant decrease in its analysis as of December 31, 1997 as reflected in the decrease in reinsurance recoveries receivable (51%).

   Reinsurance balances payable represent AIIG's estimate of the premiums due to the company's reinsurer, VSC, as calculated based on ultimate loss reserves per the retrocession agreement. Ultimate loss reserves were adjusted downward by the actuary in 1997, which resulted in a decrease in reinsurance balances payable.

   Prepaid expenses and other assets increased by 107% in 1997. This is due to the fact that the Company incurred expenses in researching, studying and preparing for its possible redomestication to Bermuda. The expenses totaling $95,798 were capitalized and have been included in other assets.

   Deferred policy acquisition costs, representing the deferral of ceding commissions expense related to premiums not yet earned, increased from December 31, 1997 along with the increase in unearned premiums. The current ceding commission rate, which became effective August 1, 1995, is 28.5%.

   The Registrant paid its fourteenth consecutive quarterly dividend of $0.65 per share during the fourth quarter of 1998.

   During 1997 and 1996, the Board of Directors declared quarterly dividends of $0.65 per share totaling $867,735 and $869,661 during 1997 and 1996, respectively. During 1995, the Board of Directors declared two quarterly dividends of $0.65 per share totaling $435,412. Continuation of quarterly dividend payments is subject to the Board of Directors' continuing evaluation of AIIG's level of surplus vis a vis its capacity to accept business. It is an objective of AIIG to build surplus in anticipation of the next "hard market", that is to say, the next period in which accountants' professional liability insurance becomes difficult or impossible to obtain at affordable prices and to retain flexibility for any future business expansions. Due to regulatory restrictions on the payment of dividends, $18,200,893 of AIIG's separately determined GAAP basis stockholders' equity of $19,940,953 is unavailable for distribution as dividends in 1998 without prior regulatory approval.

Property/Casualty Losses and Loss Adjustment Expenses

   The consolidated financial statements include the established liability for unpaid losses and loss adjustment expenses (LAE) of AIIG's property/casualty (P/C) insurance operations. The liabilities for losses and loss adjustment expenses are determined utilizing both case-basis evaluations and statistical projections, and represent estimates of the ultimate net cost of all unpaid losses and LAE incurred through December 31 of each year. These estimates are subject to the effect of trends in future claim severity and frequency. The estimates are continually reviewed, and as experience develops and new information becomes known, the liability is adjusted as appropriate. Such adjustments are reflected in current operations.

   The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. Future average severities are projected based on historical trends adjusted for anticipated changes in underwriting standards, policy provisions and general economic trends. These anticipated trends are monitored based on actual development and are modified if necessary.

   The following table shows the development of the estimated liability for the previous nine years of AIIG's P/C operations:

           ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSES DEVELOPMENT
                            (Thousands of Dollars)

            Amounts prior to 1993 restated to conform with SFAS 113

                                                     Year Ended December 31,
                          -----------------------------------------------------------------------------
                           1988   1989   1990    1991    1992    1993    1994    1995    1996    1997
                          ------ ------ ------- ------- ------- ------- ------- ------- ------- -------
Gross Liability for Loss
 and LAE Reserves.......  $1,895 $8,085 $15,182 $20,260 $25,287 $27,047 $25,335 $21,789 $20,300 $20,803
Reinsurance Recoverable
 for Unpaid Loss and LAE
 Reserves...............     --     --      502     761     969   4,764   4,071   3,160   2,020   1,040
                          ------ ------ ------- ------- ------- ------- ------- ------- ------- -------
Net Liability for Unpaid
 Losses and LAE
 reserves...............  $1,895 $8,085 $14,680 $19,499 $24,318 $22,283 $21,264 $18,629 $18,280 $19,763
                          ====== ====== ======= ======= ======= ======= ======= ======= ======= =======
                                                     Year Ended December 31,
                          -----------------------------------------------------------------------------
                           1988   1989   1990    1991    1992    1993    1994    1995    1996    1997
                          ------ ------ ------- ------- ------- ------- ------- ------- ------- -------
Losses Reestimated as
 of:
 One Year Later.........  $1,897 $8,705 $14,779 $19,963 $23,004 $18,099 $17,957 $15,709 $16,869
 Two Years Later........   1,897  8,145  12,667  15,264  20,133  15,064  15,042  14,299
 Three Years Later......   1,780  6,796   9,862  13,101  17,782  12,196  13,635
 Four Years Later.......   1,405  5,199   8,696  11,725  15,520  10,811
 Five Years Later.......   1,065  4,782   7,753  10,158  14,825
 Six Years Later........     995  4,536   6,879  10,081
 Seven Years Later......     936  4,031   6,761
 Eight Years Later......     819  4,016
 Nine Years Later.......     819
Cumulative Redundancy
 (Deficiency)...........   1,076  4,069   7,919   9,418   9,493  12,196   7,629   4,330   1,411
Cumulative Amount Paid
 Through:
 One Year Later.........      73    415   2,548   4,158   6,100   1,555   4,007   2,885   3,036
 Two Years Later........     208  1,710   3,653   5,464   7,860   5,128   6,469   4,791
 Three Years Later......     595  2,349   4,147   6,255  10,370   6,765   7,721
 Four Years Later.......     617  2,716   4,380   7,744  11,436   7,666
 Five Years Later.......     676  2,927   5,422   8,303  11,878
 Six Years Later........     659  3,317   5,540   8,501
 Seven Years Later......     668  3,380   5,764
 Eight Years Later......     670  3,467
 Nine Years Later.......     674

   The above table presents the development of balance sheet liabilities for 1988 through 1997 as of year end 1997. The top line of the table shows the original recorded unpaid liability for losses and LAE recorded at the balance sheet date for each of the indicated years.

   This liability represents the estimated amount of losses and LAE for claims arising in all prior years, both paid and unpaid at the balance sheet date, including losses that had been incurred, but not yet reported to AIIG. The upper portion of the table shows the experience as of the end of each succeeding year. The estimate is increased or decreased as more information becomes known about the frequency and severity of claims.

   The "cumulative redundancy (deficiency)" represents the aggregate change in the estimates over all prior years. For example, the 1994 liability has developed a $7,629,000 redundancy which has been reflected in income in subsequent years as the reserves were reestimated.

   The lower section of the table shows the cumulative amount paid with respect to the previously recorded liability as of the end of each succeeding year. For example, the 1995 year end liability was originally $21,264,000. As of December 31, 1997, AIIG had paid $7,721,000 of the currently estimated $13,635,000 of losses and LAE that had been incurred for 1994 and prior years through the end of 1997; thus an estimated $5,914,000 in losses incurred through 1994 remain unpaid as of the current financial statement date.

   In evaluating this information, it should be understood that each amount includes the effects of all changes in amounts for prior periods. This table does not present accident or policy year development data, which readers may be more accustomed to analyzing. Conditions and trends that have affected development of liability in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on this table.

Year 2000 Readiness

   AIIG is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is the result of computer programs being written using two digits rather than four to define the applicable year. Programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Systems that do not properly recognize such information could generate erroneous data or fail.

   AIIG's operations are conducted through its management company, Vermont Insurance Management, Inc. ("VIM"). VIM has informed AIIG that it is using both internal and external resources to identify, correct and test its financial, information and operational systems for Year 2000 compliance. VIM is assessing its internal systems for Year 2000 compliance and has made inquiries of third parties with whom AIIG has material relationships to assess the potential impact on AIIG's operations if key third parties are not successful in converting their systems in a timely manner. VIM has completed its assessment of its hardware systems and is still in the process of reviewing its software systems, and anticipates that its review of its internal systems will be complete by March 31, 1999. VIM anticipates that any necessary remediation will be completed by June 1999 and that any necessary testing will be completed by September 30, 1999. Based on its review efforts to date, VIM does not anticipate any material disruption to AIIG's business from its internal systems. The costs of remediation to its systems will be borne by VIM or its affiliates.

   VIM has not yet received responses to all of its third party inquiries, but AIIG believes that the primary concern regarding the Year 2000 problem is with its primary insurance carrier, CNA. The majority of insurance transactions affecting AIIG are originated by CNA operating systems, with quarterly reporting to AIIG. Representatives of CNA have informed AIIG that CNA has been Year 2000 compliant since December 1, 1998. If CNA is unable to become Year 2000 compliant, AIIG believes that the impact on its business is likely to be material. Presently, AIIG's only business is that of reinsurance, so that it anticipates that Year 2000 noncompliance by third parties will be disruptive primarily from a reporting and informational standpoint.

   AIIG's expectations about the impact of the Year 2000 problem on its business are subject to a number of uncertainties that could cause actual results to differ materially. Such factors include the following: (i) AIIG's service providers may not be successful in properly identifying all systems and programs that contain two-digit year codes; (ii) the nature and number of systems which require reprogramming, upgrading or replacement may exceed the service providers' expectations in terms of complexity and scope; (iii) AIIG's service providers may not be able to complete all remediation and testing necessary in a timely manner; (iv) AIIG has no control over the ability of third parties to achieve Year 2000 compliance; and (v) the impact of the Year 2000 problem on CNA may be of such magnitude that it may adversely affect AIIG's business or eliminate its sole source of insurance business.

NAIC Codification of Statutory Accounting Practices

   See Note F to the Consolidated Financial Statements regarding an anticipated codification of statutory accounting practices by the National Association of Insurance Commissioners.

                              SECURITY OWNERSHIP

   The Company is a recently organized Bermuda company formed by AIIG to facilitate the change of domicile of AIIG from Delaware to Bermuda. 12,000 Company Common Shares are currently outstanding, all of which are owned by AIIG. In the Exchange, AIIG will transfer its assets and liabilities to the Company in return for Company Common Shares so that at the Effective Time of the Exchange, the number of Company Common Shares outstanding is the same as the number of shares of AIIG Common Stock outstanding. Upon the Dissolution, each share of AIIG Common Stock outstanding immediately prior to the consummation of the Dissolution will be automatically deemed exchanged for a Company Common Share. Accordingly, upon consummation of the Transaction, the share ownership of the Company will be identical to the share ownership of AIIG immediately prior to the Transaction. The following table sets forth as of December 31, 1998, the beneficial ownership of AIIG Common Stock of each of the directors, nominees for directors and officers and all officers and directors of AIIG as a group. No person known to the Company as of December 31, 1998 is the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Company's Common Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted, all information in the table and the accompanying footnotes is given as of December 31, 1998, and has been supplied by each of the persons included in the table.

                                                     Number of Shares of Common
      Name of Director                                Stock Beneficially Owned
      ----------------                               --------------------------
      Norman C. Batchelder, CPA.....................              22
      Bruce W. Breitweiser, CPA (1).................             294
      Ronald S. Katch, CPA (2)......................             400
      Jerome A. Harris, CPA (3).....................             817
      David N. Thompson, CPA........................               0
      All Directors and Officers as a Group (5
       Persons).....................................           1,533

--------
(1) Shares are held by IAA Trust Co. as trustee of the 401(k) Savings Plan of Dunbar, Breitweiser & Company for the benefit of Bruce W. Breitweiser.
(2) Katch, Tyson & Company, CPAs, of which Mr. Katch is a partner, is the record and beneficial owner of the shares shown and has sole voting and investment power with respect to such shares.
(3) Checkers, Simon & Rosner, LLP, of which Mr. Harris is a partner, is the record and beneficial owner of the shares shown and has sole voting and investment power with respect to such shares.

                               BUSINESS OF AIIG

General

   AIIG was incorporated under the laws of Delaware on September 9, 1987. AIIG's principal offices are located at P.O. Box 1330, Montpelier, Vermont 05601 (RR No. 3, Airport Road, Berlin, Vermont 05602).

   The primary purpose for the formation and operation of AIIG and its wholly owned subsidiary, AIC, was to establish, for the benefit of accounting firms which are stockholders of AIIG, an insurance company which over time can exert a stabilizing influence, primarily through the reinsurance capacity of AIC, on the design, pricing and availability of accountants' professional liability insurance. AIC's sole current business activity is to act as a reinsurer of professional liability insurance policies which are issued under the AICPA Plan. The AICPA Plan offers professional liability coverage to accounting firms in all 50 States. Currently, approximately 17,000 accounting firms are insured under the Plan. In the future, AIC or the Company may want to expand the business conducted currently by AIC, subject to obtaining any required regulatory approvals, to include the reinsurance of other lines of coverage.

   The reinsurance activity of AIC depends upon agreements entered into with outside parties. From the inception of AIC through mid-1993, Crum and Forster Managers Corporation, through its affiliates (collectively "CFMC"), was the primary insurer for the AICPA Plan, and Virginia Surety Company, Inc. ("VSC"), was a reinsurer for the AICPA Plan. AIC was a reinsurer of VSC for the years 1989-1993. In 1988, AIC reinsured CFMC directly. In August 1993, the AICPA Plan endorsed the CNA insurance group as its insurance carrier, replacing CFMC as the primary insurer. AIC then began a reinsurance relationship with CNA, taking a 10% participation of the first $1 million of liability of each policy written under the plan. Since its inception, AIC's reinsurance participation has ranged from 10% to 12.5% of the first $1 million of underlying coverage.

Third-party Managers and Service Providers

   USA Risk Group, through Vermont Insurance Management, Inc., provides the day-to-day services necessary in the administration of AIIG's and AIC's business.

   The Country Club Bank of Kansas City, Missouri, has been engaged by AIIG for portfolio management and Harris Associates L.P. has been engaged by AIC to provide discretionary investment advice. Each operates pursuant to guidelines approved by AIIG's Board of Directors.

   Liscord, Ward & Roy, Inc., an independent casualty actuarial consulting firm, has been retained by AIC to render advice regarding actuarial matters.

   The law firms of Lord, Bissell & Brook and Altheimer & Gray have been retained to render advice on legal matters.

   Johnson Lambert & Co. has been retained by AIIG as its independent auditor to audit its financial statements.

Professional Liability Coverage

   The professional liability policy issued by CFMC or CNA and ultimately reinsured by AIC (the "Policy") is a Professional Liability Company Indemnity Policy form.

   The coverage provided under the Policy is on a "claims made" basis, which means the Policy covers only those losses resulting from claims asserted against the insured during the policy period. The insuring clause of the Policy, which indemnifies for losses caused by acts, errors or omissions in the insured's performance of professional accounting services for others, is in three parts:

     Clause A indemnifies the accounting firm insured and, unless excluded by endorsements, any predecessor firms;

     Clause B indemnifies any accountant or accounting firm while performing professional accounting services under contract with the insured; and

     Clause C indemnifies any former or new partner, officer, director or employee of the firm or predecessor firms.

   In almost every State, the Policy provides that costs of defense and related reasonable expenses incurred in defending a claim are included within the Policy limits of liability, and payment of such items by the insurer reduces the insurer's remaining limit of liability for payment of damage awards or settlements. There are a few States in which defense costs may not be included within the Policy limit, and therefore are "in addition" to it.

The Plan carrier often charges additional premium to cover this exposure. Settlements are made only with the written consent of the insured. However, if the insured contests the settlement recommended by the insurer, the Policy will only cover costs that do not exceed the amount for which the claim could have been settled, subject to the applicable limit of liability (whichever is less).

Competition

   The AICPA Plan's current major competition comes from three large, established insurance companies, including the Plan's former carrier, CFMC. A number of smaller companies compete in the field, but none have significant nationwide market share. Many of these companies charge lower premiums than the Plan, which may provide different terms of coverage. The Plan's principal competitive strength is its commitment to the use of large, financially strong and experienced primary insurers which enhance the Plan's capacity to continue to be a stable and dependable source of coverage and to pay losses as they arise.

Licensing and Regulation

   The rates and terms of reinsurance agreements generally are not subject to regulation by any governmental authority. This is in contrast to direct insurance policies, the rates and terms of which generally are regulated by, or subject to notice to, State insurance departments. As a practical matter, however, the rates charged by primary insurers place a limit upon the rates that can be charged by reinsurers.

   AIIG and AIC are subject to regulation under the insurance laws, including the insurance holding company law of Illinois, where AIC is domiciled. If AIC engages in activities that would require it to become licensed as an insurer in other States, AIIG and AIC would become subject to the insurance laws in such other States as well. Insurance laws vary from State to State, but generally require insurance holding companies and their insurance subsidiaries to register and file certain reports, including information concerning their capital structure, ownership, financial condition and general business operations, and require prior approval of changes in control, payments of certain dividends and other material intercompany transfers of assets, and transactions between insurance companies, their parents and affiliates.

   State insurance holding company statutes also impose standards on certain transactions with related companies, which stipulate, among other requirements, that all transactions be fair and reasonable and that transactions exceeding specified limits receive prior regulatory approval. AIC is required to file annual statutory statements and is subject to statutory restrictions concerning the types and quality of investments and the size of risks that it may reinsure. Additionally, AIC is subject to financial examinations by the Illinois Department of Insurance.

   AIC's ability to pay dividends to AIIG is subject to the provisions of the Illinois insurance law, which provide that insurance companies may not pay a dividend except out of cumulative earned surplus determined in accordance with statutory insurance accounting principles. In addition, insurance companies may not pay an "extraordinary" dividend or make an "extraordinary" distribution unless thirty days' prior written notice is given to the Illinois Director of Insurance and the Director does not disapprove the proposed dividend or distribution. An "extraordinary" dividend or distribution is a dividend or distribution of cash or other property having a fair market value, which together with that of other dividends or distributions made within the preceding 12 months, exceeds the greater of: (1) 10% of the insurer's surplus as regards policyholders as of the December 31 immediately preceding the date of the dividend or distribution, or (2) 100% of its net income for the annual period ending on such preceding December 31.

Customers

   AIC's only source of income, other than its premiums from its treaty with CNA, is its investment portfolio.

Employees

   AIIG and AIC have no employees. See Note D to the Consolidated Financial Statements.

Loss Reserves

   For information concerning AIC's loss reserves, changes in aggregate reserves for the last three years, and loss reserve development as of the end of each of the last ten years, see "Management's Discussion and Analysis of Financial Condition and Results of Operation," and Notes A and B to the Consolidated Financial Statements.

Properties

   Neither AIIG nor AIC owns or leases material properties. Substantially all of the business of AIIG and AIC is conducted from the offices of USA Risk Group.

Legal Proceedings

   There are no legal proceedings to which AIIG or AIC is a party.

                            BUSINESS OF THE COMPANY

General

   The Company is a recently organized Bermuda company formed by AIIG to facilitate the change of domicile of AIIG from Delaware to Bermuda. After consummation of the Transaction, AIIG will cease to exist and the Company will, directly and through its subsidiaries Mezco, AIC Limited and Investco, continue to conduct the operations in which AIIG and AIC are now engaged. See "Business of AIIG". Other than matters relating to corporate organization, capitalization and matters incidental to the Transaction, the Company will not have engaged in any business activity prior to the Transaction.

   The Exchange and Dissolution will be subject to several approvals of the Illinois Department of Insurance. See "Restructuring of the Company". The retrocession contemplated as step (v) will require approval of the Department, as will the Exchange under step (viii) and the Dissolution under step (ix). While there can be no assurances, based on discussions with the Department, it is expected that the necessary approvals will be obtained on a timely basis.

   Deloitte & Touche has been retained as independent auditors for the Company.

Bermuda Regulation

   AIC Limited, as a licensed Bermuda insurance company, will be subject to regulation under The Insurance Act 1978, as amended, and related regulations (the "Bermuda Act"), which provides that no person shall conduct insurance business (including reinsurance) in or from Bermuda unless registered as an insurer under the Bermuda Act by the MOF. In deciding whether to grant registration, the MOF has discretion to act as he thinks fit in the public interest. The MOF is required by the Bermuda Act to determine whether an applicant for registration is a fit and proper body to be engaged in insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the MOF may impose conditions relating to the writing of certain types of insurance business.

   An Insurance Advisory Committee appointed by the MOF advises him on matters connected with the discharge of his functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda including reviews of accounting and administrative procedures.

   The Bermuda Act requires, among other things, Bermuda insurance companies to meet and maintain certain standards of solvency, to file periodic reports in accordance with the Bermuda Statutory Accounting Rules, to produce annual audited financial statements and to maintain a minimum level of statutory capital and surplus. In general, the regulation of insurers in Bermuda relies heavily upon the auditors, directors and managers of the Bermuda insurer, each of which must certify each year that the insurer meets the solvency and capital requirements of the Bermuda Act. Furthermore, the MOF is granted powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework are set forth below.

   Cancellation of an Insurer's Registration. An insurer's registration may be canceled by the MOF on certain grounds specified in the Bermuda Act, including the failure of the insurer to comply with the obligations of the Bermuda Act or if, in the opinion of the MOF after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

   Independent Approved Auditor: Statutory Financial Statements: Statutory Financial Return. Every registered insurer must appoint an independent auditor approved by the Minister who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, which are required to be filed annually with the Registrar of Companies of Bermuda (the "Registrar"), who is the chief administrative officer under the Bermuda Act. The approved auditor may be the same person or firm that audits the insurer's financial statements and reports for presentation to its shareholders.

   An insurer must prepare annual statutory financial statements. The statutory financial statements are not prepared in accordance with GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981, as amended, of Bermuda (the "Companies Act"). The insurer is required to submit the annual statutory financial statements as part of the annual statutory financial return.

   An insurer is required to file with the Registrar a statutory financial return that includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, a declaration of the statutory ratios and a related solvency certificate.

   Minimum Solvency Margin. The Bermuda Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin.

   Pursuant to the Bermuda Act, AIC Limited will be registered as a Class 3 insurer and, as such: (i) will be required to maintain a minimum of solvency margin equal to the greatest of : (x) $1,000,000, (y) 20% of net premiums written up to $6,000,000 plus 15% of net premiums written over $6,000,000, and
(z) 15% of loss reserves; (ii) will be required to file annually with the Registrar a statutory financial return together with a copy of its respective statutory financial statements and an opinion of a loss reserve specialist in respect of its loss and loss expense provisions within four months following the end of the relevant financial year; (iii) will be prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it fails to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, the insurer will be prohibited, without the approval of the MOF from declaring or paying and dividends during the next financial year); (iv) will be prohibited, without the approval of the MOF from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements; and (v) if it appears to the MOF that there is a risk of AIC Limited becoming insolvent or that it is in breach of the Bermuda Act or any conditions imposed upon its registration, the MOF may, in addition to the restrictions specified above, direct AIC Limited not to declare or pay any dividends or any other distributions or may restrict it from making such payments to such extent as the MOF may think fit.

   Minimum Liquidity Ratio. The Bermuda Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets as not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, account and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the MOF, do not automatically qualify as advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined). Based upon the foregoing, AIC Limited's holding in Investco will require the specific approval of the MOF.

   Supervision, Investigation and Intervention. The MOF may appoint an inspector with extensive powers to investigate the affairs of an insurer if the MOF believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the MOF may direct an insurer to produce documents or information in relation to matters connected with the insurer's business.

   If it appears to the MOF that there is a risk of an insurer becoming insolvent or, if the insurer is in breach of the Bermuda Act and the regulations or of any condition imposed on its regulation as an insurer, the MOF may direct the insurer in certain respects, including not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in, or transfer to and to keep in the custody of, a specified bank, certain assets; not to declare or pay any dividends or other distributions or to restrict the making of such payments; and/or to limit its premium income.

   An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Bermuda Act, the principal office of the Company will be located at Phoenix Building, 2 Reid Street, Hamilton, Bermuda. The principal representation will be USA Offshore Management Ltd. Without a reason acceptable to the MOF an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the MOF is given of the intention to do so. It is the duty of the principal representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a report in writing to the MOF setting out all the particulars of the case that are available to him. Examples of such an "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the MOF relating to a solvency margin or a liquidity or other ratio.

   The business of the Company, Mezco, AIC Limited and Investco following the Transaction will be conducted from offices in Hamilton, Bermuda. USA Offshore Management Ltd., an affiliate of USA Risk Group, Inc., is expected to second Ms. Janice Witkowski and Mr. Bruce Fenton to serve as directors of AIC Limited and Investco. AIC Limited will conduct the casualty insurance underwriting business and the Company currently conducted by AIC and Investco and the Company will conduct investment business for their own accounts through independent commission agents, brokers and custodians in the U.S. or other investment markets as needed and appropriate. Neither Investco nor the Company will operate as an investment manager or as a broker dealer requiring registration under investment advisory or securities broker regulations in the U.S., Bermuda or otherwise. The directors and officers of AIC Limited will negotiate reinsurance treaties for acceptance in Bermuda. Among other matters, the following business functions will be conducted from the Bermuda offices at which the officers of AIC Limited and Investco will be located: (i) communications with shareholders of the Company, including the providing of financial reports; (ii) communications with the general public of a nature other than advertising; (iii) solicitation of the sale by the Company, AIC Limited or Investco of shares in any of such entities; (iv) accepting subscriptions of new shareholders of the Company; (v) maintenance of principal corporate records and original books of account; (vi) audit of original books of account; (vii) disbursement of funds in payment of dividends, claims, legal fees, accounting fees, and officers' and directors' fees and salaries; (viii) publication or furnishing the offering and redemption prices of shares issued by any member of the group as well as maintenance of lists of interested buyers and sellers of shares of any member of the group; (ix) arrangement for and conduct of meetings of the shareholders and directors of the Company, AIC Limited and Investco; and (x) execution of redemptions of shares of stock of the Company, AIC Limited and Investco. The Company will not maintain an office or place of business in the United States.

                         RESTRUCTURING OF THE COMPANY

   The Transaction forms a part of a change in the structure of AIIG's businesses (the "Restructuring"). Other than the Exchange and the Dissolution, the Restructuring does not require the approval of the stockholders of AIIG. It is currently anticipated that the Restructuring will be consummated in the following steps:

     (i) AmerInst Insurance Company, a wholly-owned subsidiary of AIIG ("AIC"), has distributed to AIIG a cash dividend, of approximately $20,000, to be used solely to fund (a) the capitalization required for the formation of the new entities described below; and (b) the expenses of the Restructuring.

     (ii) AIC will form a new wholly-owned subsidiary, AmerInst Mezco, Ltd., under the laws of Bermuda ("Mezco"). Mezco will be funded by AIC with investment securities in an amount sufficient for the later capitalization of a Bermuda insurance company.

     (iii) AIC will distribute all of the shares of Mezco to AIIG as a dividend.

     (iv) Mezco will form a new wholly-owned subsidiary, AmerInst Insurance Company, Ltd., under the laws of Bermuda ("AIC Limited").

     (v) AIC will retrocede to AIC Limited all of its insurance treaty liability under past treaties, and will pay to AIC Limited in connection therewith a premium determined on the basis of actuarial projections, appropriately discounted based on the expected payout patterns, intended to reflect an arms' length fair market value for such retrocession. The payment of the premium may be wholly or partially in the form of a transfer of investment securities at market value.

     (vi) AIC Limited will form a new wholly-owned subsidiary, AmerInst Investment Company, Ltd., under the laws of Bermuda ("Investco") and contribute to Investco substantially all the assets received by AIC Limited in steps (iv) and (v).

     (vii) AIC will be liquidated, with its remaining assets and liabilities distributed to AIIG.

     (viii) Pursuant to the Exchange, AIIG will exchange all of its assets (including the shares of Mezco) and liabilities with the Company solely for Company Common Shares, and the currently outstanding Company Common Shares will be cancelled.

     (ix) Pursuant to the Dissolution, AIIG will be dissolved, with holders of shares of AIIG Common Stock receiving the Company Common Shares previously issued to AIIG in Step (viii) on a share-for-share basis.

     (x) A replacement treaty for the CNA Treaty will be entered into between AIC Limited and CNA.

Steps (viii) and (ix) will be accomplished on the same date. Preceding steps will be accomplished prior to such date and subsequent steps will be accomplished after such date.

   Following the Restructuring, Mezco, AIC Limited and Investco, will become wholly-owned direct and indirect subsidiaries of the Company, and neither AIIG nor AIC will continue to exist as separate entities.

                          CERTAIN TAX CONSIDERATIONS

   The following is a summary of the material Bermudian and United States tax consequences generally applicable to AIIG and its stockholders of the Exchange, the Dissolution and the Restructuring.

   The summary of United States and Bermudian tax consequences is general in nature and is not intended to constitute a complete analysis of all the relevant tax consequences to any particular stockholder. Each stockholder should consult and rely on such stockholder's own tax advisors.

United States Federal Income Tax Consequences

   The following discussion is a summary of the material anticipated United States ("U.S.") Federal income tax consequences of the Restructuring, including the Transaction. Although the tax laws are technical and complex, this summary is stated in general terms only, with the consequence that certain details and various rules, including various intricacies and deviations from general rules, are not discussed. The summary is based on existing statutes, regulations, cases, and rulings, and no assurance can be given that such authorities will not be changed (possibly with retroactive effect). The summary does not consider all tax considerations that may be applicable, including, for example (except as indicated), State, local, and foreign income taxes, the alternative minimum tax, and taxes other than income taxes. The summary does not consider the tax consequences to stockholders which are not U.S. citizens or residents, U.S. corporations, or otherwise treated as U.S. persons for U.S. Federal income tax purposes or which are tax-exempt entities. This discussion has been prepared by Altheimer & Gray, U.S. tax counsel to AIIG, and is based on various assumptions and representations, including representations by management of AIIG. This summary and counsel's opinion do not have any binding effect, including on the U.S. Internal Revenue Service ("IRS") and other taxing authorities and on courts. Stockholders should consult and rely on their own tax advisors.

U.S. Federal Income Tax Consequences at the Corporate Level

   In the Restructuring, all of the assets of AIIG and AIC will be transferred to the Company, Mezco, AIC Limited and Investco. Gain will be recognized by AIIG and AIC on such transfers of assets, as measured, on an asset-by-asset basis, by the excess of the fair market value of each asset over its tax basis. No loss will be recognized on the transfer of an asset whose basis exceeds its fair market value.

   The Company, Mezco, AIC Limited and Investco should have no U.S. Federal income tax liability by reason of the Restructuring. Thereafter, it is anticipated that the Company, Mezco, AIC Limited and Investco will be operated in a manner that will be free from U.S. Federal income tax, except that it is expected that dividends and certain interest paid by U.S. payors will be subject to tax at the rate of 30% of the gross amount of such items. Such tax will be subject to withholding by the payor, but will be payable directly by the Company, Mezco, AIC Limited and Investco to the extent that such withholding is not sufficient to pay such tax.

   Although it is intended that the Company, Mezco, AIC Limited and Investco will be operated in a manner free from U.S. Federal income tax (except as discussed above), no assurance can be given that such intentions will not change or that the operations of the Company, Mezco, AIC Limited and Investco will not so be subject to U.S. Federal income tax.

U.S. Federal Excise Tax Consequences at the Company Level

   AIC Limited will be subject to a 1% U.S. Federal excise tax on gross premiums received from reinsuring U.S. risks, including those incident to the proposed retrocession transaction.

U.S. Federal Income Tax Consequences of the Restructuring to the Stockholders

   The Transaction will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code. Accordingly, with respect to each stockholder of AIIG, no gain or loss will be recognized on the exchange of AIIG stock for Company Common Shares in the Transaction; the tax basis of the Company Common Shares received will be the same as the AIIG stock surrendered in exchange therefor; and the holding period of the Company Common Shares received will include the holding period of the AIIG stock surrendered in exchange therefor, provided that the AIIG stock surrendered was a capital asset in the hands of such stockholder.

   Section 367(a) of the Code and the regulations thereunder prescribe certain rules incident to the transfer of property by a U.S. person to a foreign corporation. In the Transaction, the stockholders will surrender their AIIG stock to AIIG (a U.S. domestic corporation) in exchange for Company Common Shares. Accordingly, section 367(a) will not apply to the exchange of AIIG stock for Company Common Shares by the stockholders.

Post-Restructuring U.S. Federal Income Tax Consequences to Shareholders

   Current income inclusions under subpart F. Under the subpart F provisions (i.e., sections 951 through 964 of the Code), a "United States shareholder" of a "controlled foreign corporation" must include in gross income a pro rata share of certain income of the corporation, after reduction for appropriate deductions, for the taxable year. A "United States shareholder" is a U.S. person--i.e., a U.S. citizen, resident, domestic corporation, or other domestic entity--that owns stock possessing 10% or more of the voting power of the corporation, and a "controlled foreign corporation" is a foreign corporation more than 50% of the stock of which, by vote or value, is owned by "United States shareholders." Various stock ownership attribution rules apply under the subpart F provisions. Due to anticipated share holdings, it is not expected that the Company, Mezco, AIC Limited or Investco will be a "controlled foreign corporation" for general purposes. However, as discussed below, special rules apply with respect to insurance income.

   If a foreign corporation receives premiums for insuring risks outside its domicile during a taxable year that exceed 75% of the gross amount of all premiums received in that year, then, for purposes of the subpart F provisions for inclusion of insurance income from non-domicile risks, the foreign corporation is a controlled foreign corporation if 25% or more (rather than the usual more than 50%), by vote or value, of its shares are owned by "United States shareholders." None of the existing stockholders of AIIG owns 10% or more of the voting power of AIIG, and it is not expected that any shareholder of the Company will own the requisite 10%, directly or indirectly. Accordingly, it is not expected that the Company will be a controlled foreign corporation for purposes of insurance income generally. However, special rules discussed below apply to "related person insurance income."

   The term "related person insurance income" means insurance income (from the insuring of risks outside the country of incorporation) attributable to a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "United States shareholder" in the foreign corporation or is a related person to such shareholder. For purposes of the inclusion by shareholders of "related person insurance income" of the foreign corporation under the subpart F provisions, the term "United States shareholder" means a U.S. person owning any stock (rather than 10% or more of the voting stock) in such corporation, and the term "controlled foreign corporation" means a foreign corporation 25% or more (rather than the usual more than 50%) of whose stock, by vote or value, is owned by "United States shareholders." However, these special rules for "related person insurance income" do not apply if less than 20% (by both vote and value) of the stock of the foreign corporation is owned by persons who are directly or indirectly insured by such corporation or who are related persons to such insured persons, or if the foreign corporation's "related person insurance income" for the taxable year (determined on a gross basis) is less than 20% of its total insurance income (as so determined). It is anticipated that AIC Limited will have "related person insurance income" includable under the subpart F provisions in the gross income of the Company's shareholders.

   In applying the foregoing principles, investment income may be allocated or apportioned among different kinds of insurance income, including related person insurance income, and treated as a part of such income.

   The passive foreign investment company provisions. The passive foreign investment company ("PFIC") provisions (i.e., sections 1291 through 1298 of the Code) are designed to reduce or eliminate in certain cases the deferral and conversion tax benefits that would otherwise result to U.S. persons who hold stock in a foreign corporation engaged primarily in passive investments but who are not otherwise subject, with respect to such stock, to the subpart F or other current income inclusion provisions. A deferral tax benefit is one that defers the recognition of income to a time later than that considered for this purpose to be appropriate. A conversion tax benefit is one that converts into capital gain certain income considered for this purpose appropriately to be treated as ordinary income. Where the PFIC provisions apply, the deferral tax benefit may be reduced or eliminated by means of an additional tax, in the nature of an interest charge for the deferred taxes, imposed on the shareholder with respect to all or a portion of the dividends or other distributions on, or of the gain on a sale or other disposition of, PFIC stock. Such portion is the amount deemed under the rules to be attributable to earnings accumulated or value arising in certain prior years. In addition, the conversion tax benefit may be reduced or eliminated in such cases by treating such portion of the gain on a sale as ordinary income rather than capital gain. The PFIC rules do not apply if the foreign corporation is not a "passive foreign investment company," i.e., in general, is not a foreign corporation in which (i) 75% or more of its gross income for the taxable year is passive income; or (ii) 50% or more by value, of the average percentage of the assets of the corporation in the taxable year produces passive income or is held for the production of passive income. In applying these rules, in the case of subsidiaries, certain so-called "look-through" rules apply. Also, income derived in the active conduct of an insurance or reinsurance business generally is not passive income. Therefore, it is anticipated that shareholders will not in fact be subject to the PFIC provisions with respect to the Company, Mezco, AIC Limited or Investco. However, shareholders should consult and rely solely on their own tax advisors with respect to the application of the PFIC provisions to them.

   Actual distributions and sales. Actual distributions to shareholders with respect to stock of the Company will be treated as dividends (i.e., ordinary income) to the extent of the Company's then current or accumulated earnings and profits. Any remaining distributions will be treated first as recovery of the shareholder's tax basis in the stock of the Company and then as gain on the sale of such stock. Appropriate adjustments will be made for any distributions of amounts previously included in a shareholder's gross income by reason of subpart F, so as to avoid double taxation of the same income.

   On the sale by a shareholder of stock of the Company, gain or loss will be recognized and measured as the difference between the amount realized on the sale and the shareholder's adjusted basis in his stock. In general, assuming such stock is a capital asset in his hands, the gain or loss will be capital gain or loss. The maximum marginal individual Federal income tax rate for long-term capital gains is 20% for capital assets held more than 12 months. Short-term capital gains (i.e., on capital assets held not more than 12 months) are taxed at the same rates as ordinary income. The maximum marginal Federal individual ordinary income tax rate is 39.6%. For corporations, capital gains and ordinary income are taxed at the same rates. The maximum marginal corporate Federal income tax rate is 35%. Subject to various carryover rules, for a taxable year, capital losses are allowed only to the extent of capital gains plus, in the case of certain individuals, an amount up to $3,000.

   In general, a sale of Company stock to the Company, Mezco, AIC Limited or Investco should be treated as a sale, but in certain circumstances where the shareholder has not reduced his overall interest, the proceeds of such sale may be treated as received in a distribution, rather than a sale.

   Notwithstanding the foregoing, certain provisions may apply to characterize as ordinary income all or a portion of gain that would otherwise be characterized as capital gain. For example, as stated above, it is anticipated that shareholders will be subject to current income inclusion on their pro rata shares of AIC Limited's "related person insurance income" (or may be so subject but for exceptions to such current income inclusion rule). In such event, as an additional consequence, gain on the sale by a shareholder of stock of the Company may be recharacterized as a dividend to the extent of such shareholder's pro rata share of certain earnings of the Company. It is not anticipated that other recharacterization provisions would apply to the gain on a sale or other disposition of Company stock. However, shareholders should consult and rely solely on their own tax advisors regarding the tax treatment of distributions on and dispositions of Company stock.

   Foreign Taxes Paid or Accrued. It is not expected that any foreign (i.e., non-U.S.) income taxes would be imposed on the Company, Mezco, AIC Limited or Investco, nor is it expected that foreign income taxes will be imposed (including by way of withholding) on dividends or other distributions on Company stock. Nevertheless, if such foreign income taxes are imposed, they may be deducted by a shareholder in computing his taxable income, or may be credited by him against his U.S. Federal income taxes payable, in both cases subject to various limitations and restrictions imposed by the Code.

Certain Reporting Requirements for Shareholders

   In addition to the return and reporting requirements imposed on taxpayers generally, the Code and the regulations thereunder prescribe additional requirements that may be applicable to shareholders.

   Treasury Regulation ("Reg.") (S) 1.367(b)-1 and Reg. (S) 7.367(b)-1, relating to certain exchanges involving foreign corporations, requires in certain cases that an exchanging shareholder must file a notice with the IRS on or before the due date (including extensions) of his return for the taxable year containing the date of the exchange. The notice must contain information relating to the exchange as set forth in the regulations. If the filing requirements are not met, the exchange may be treated as a taxable exchange, notwithstanding the discussion above to the contrary. It appears that Reg. (S) 1.367(b)-1 and Reg. (S) 7.367(b)-1 do not apply if the exchanging shareholder does not transfer stock of a foreign corporation and does not directly or indirectly transfer property to a foreign corporation. Accordingly, it appears that shareholders of AIIG should not be subject to the filing requirements of these regulations with respect to their exchange of AIIG stock for Company stock. However, these regulations may be ambiguous, and for protective purposes shareholders may wish to file the notice.

   A similar information-furnishing requirement that may apply to the exchange is set forth in section 6038B of the Code and the regulations thereunder, relating to certain transfers by U.S. persons, including certain transfers of property to a foreign corporation. Such requirement, if it applies, is that the U.S. person must file a Form 926 (Return by Transferor of Property to a Foreign Corporation, Foreign Estate or Trust, or Foreign Partnership) with the IRS office where he is required to file, and not later than the due date (including extensions) of, his U.S. Federal income tax return for the taxable year containing the date of the transfer. The penalty for failure to comply with section 6038B of the Code, unless the U.S. person shows that such failure is due to reasonable cause and not to willful neglect, is 10% of the fair market value of the property at the time of the exchange, subject to a maximum penalty of $100,000. It appears that Section 6038B and the regulation thereunder should not apply to shareholders of AIIG on the exchange of their AIIG stock for Company stock. However, for protective purposes, shareholders may wish to comply with the information-furnishing requirements set forth in section 6038B of the Code and regulations thereunder.

   Under section 3406 of the Code and the regulations thereunder, a shareholder of AIIG may be subject to backup withholding at the rate of 31% of the "reportable payment," i.e., "gross proceeds," on the exchange of his AIIG stock unless he timely furnishes the paying agent or broker with his TIN (i.e., taxpayer identification number) and other information required thereunder. Any amount withheld will be creditable against the shareholder's U.S. Federal income tax. Presumably, the "reportable payment" or "gross proceeds" would be the fair market value of the Company stock received in exchange for AIIG stock, although the Code and regulations are not clear. Nor is it clear how withholding would be effected since the consideration received is stock rather than cash. Shareholders are strongly urged to comply with the TIN and other information furnishing requirements of section 3406 of the Code and the regulations thereunder.

   Under section 6038 and section 6046 of the Code and the regulations thereunder, each U.S. person who is a shareholder of the Company will be required to file annually with respect to AIC Limited a Form 5471 (Information Return of U.S. Persons with Respect to Certain Foreign Corporations). Form 5471 is due on or before the shareholder's U.S. Federal income tax return is due, and copies must be filed both with the IRS office where such income tax return is filed and with the Internal Revenue Service Center, Philadelphia, PA 19255. If certain information is supplied by one or more shareholders on their Forms 5471, other shareholders need not supply such information. Penalties are imposed for failure to comply with the filing requirements of section 6038 and section 6046 and the regulations thereunder. For example, a failure to file a Form 5471 may result in a $10,000 penalty (subject to additional penalties of up to $50,000 where the failure continues after notification by the IRS).

   As with tax matters generally, shareholders should consult and rely solely on their own tax advisors with respect to the return, reporting, and filing requirements and penalties applicable to them.

Bermuda Tax Consequences

   The following discussion has been prepared by Conyers, Dill & Pearman, Bermuda counsel to AIIG and the Company.

   At the present time there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax imposed on a Bermuda company or its shareholders, other than shareholders ordinarily resident in Bermuda. Each of the Company, Mezco, AIC Limited and Investco will obtain prior to the consummation of the Exchange an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 that, in the event that any legislation is enacted in Bermuda imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 2016 be applicable to the Company, Mezco, AIC Limited or Investco or to any of their operations or to their shares, debentures or other obligations except insofar as such tax applies to (i) persons ordinarily resident in Bermuda holding such shares, debentures or other obligations or (ii) any land leased or let to the Company, Mezco, AIC Limited or Investco. Therefore, there will be no Bermuda tax consequences with respect to the Exchange or the Restructuring or with respect to subsequent dividends or other distributions in respect of Company Common Shares.

   As an exempted company, the Company is subject to a Bermuda registration fee based upon its authorized share capital and the premium on its issued shares, which is estimated to be US$5,340 per annum, based on an assessable capital of US$500,000. In addition, AIC Limited will be subject to registration fees under the Insurance Act 1978 of Bermuda of US$2,500 per annum.

                      MANAGEMENT OF THE COMPANY AND AIIG

   In order to insure that persons with professional liability insurance knowledge are represented on AIIG's Board of Directors, AIIG's Certificate of Incorporation requires that at least half of each class of directors be either current or former members of the PLIP Committee of the AICPA, or persons otherwise knowledgeable, as determined by the Board, in accountants' professional liability insurance matters ("Qualified Directors"). The Board has designated each of Mr. Breitweiser and Mr. Katch as a Qualified Director candidate.

   Listed below is the name, age, officer position with AIIG, principal business experience during the last five years, and other information regarding each director and officer of AIIG.

Norman C. Batchelder.......
                             Age 70. President, Chairman of the Board and
                             Director of AIIG since it was formed in September of 1987. Former Executive Director of the New Hampshire Society of CPAs. Former Partner of Smith, Batchelder & Rugg, CPAs, Lebanon, New Hampshire. Former member and Chairman of the AICPA Professional Liability Insurance Plan Committee and Former President of the New Hampshire Society of CPAs.

Bruce W. Breitweiser.......
                             Age 50. Vice President of AIIG since 1993.
                             Director of AIIG since November 21, 1991.
                             Managing Partner of Dunbar, Breitweiser &
                             Company, LLP, Bloomington, Illinois.

Jerome A. Harris...........  Age 55. Secretary and Assistant Treasurer of AIIG
                             since May 1998. Assistant Secretary and Assistant Treasurer of AIIG from December 1995 through May 1998. Director of AIIG since May of 1995. Managing Partner of Checkers, Simon & Rosner, LLP, Chicago, Illinois. Senior Managing Director of American Express Tax and Business Services. Founding and past board member and past member of the Executive Committee of the Accountants Liability Assurance Company Ltd. Former Chairman of the Illinois CPA Society Insurance Liability Task Force.

Ronald S. Katch............
                             Age 65. Treasurer of AIIG since 1991. Director of AIIG since it was formed in September of 1987. Managing Partner of Katch, Tyson & Company, CPAs, Northfield, Illinois. Former member and Chairman of the AICPA Professional Liability Insurance Plan Committee.

David N. Thompson..........
                             Age 48. Director of AIIG since May 1998. Senior Vice President--Mergers and Acquisitions, Meadowbrook Insurance Group, Inc., a national insurance company, since 1998, and Chairman and Chief Executive Officer of E-Insure Services, Inc., an Internet insurance marketplace since 1996. From 1993 to 1994, President and Chief Executive Officer of Specialty Programs, Ltd., an insurance acquisition and consulting company. Prior thereto he held various positions, most recently as Chairman, President and Chief Executive Officer, with Crum & Forster Managers Group, an underwriter of property and casualty insurance and the predecessor to Coregis Insurance Company. Mr. Thompson is a CPA.

   Except as indicated above, no director of AIIG is a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Charles B. Larson served as a director of AIIG from September 1987 until May 1998.

   In addition to the foregoing, the Board of Directors of the Company will include the following two individuals, both of whom are residents of Bermuda:

Bruce Fenton..........       Age 40. President of the Company since January
                             1999. Qualified as a Chartered Accountant in 1982 after articling with Ernst & Young in Auckland, New Zealand. After spending time auditing in New
                             Zealand, London and Bermuda joined Continental
                             Risk Services Ltd. in Bermuda in 1986 and was promoted to Vice President/Chief Financial
                             Officer. Joined Triangle Insurance Management
                             Ltd. in 1990 as President and in the period to 1999 has been responsible for the management and marketing functions of the company. Mr. Fenton is of British/Bermudian nationality.

Janice Witkowski......       Age 39. Vice President and Treasurer of the
                             Company since January 1999. Chartered Accountant since 1983. Articled with Coopers & Lybrand in
                             Toronto, Canada before joining Arthur Young,
                             Bermuda in 1984. In 1986 joined Marsh & McLennan
                             (Bermuda) Ltd. as an Account Manager and in 1989 was promoted to Vice President. Joined Triangle
                             Insurance Management Ltd. as a Vice President in
                             1992 and in the period to 1999 has been
                             responsible for the development and incorporation of several new captive programs. Implemented management systems and procedures to ensure that the company will continue to provide the very best service to its clients at all times. Ms.
                             Witkowski is of British/Bermudian nationality.

   Mr. Fenton will serve as President of the Company and Ms. Witkowski will serve as Vice President and Treasurer of the Company.

Committees of the Board of Directors

   There are seven committees of the Board of Directors of AIIG constituted as follows:

   Committee                                                 Members
   ---------                                                 -------
   Stockholder Relations Committee............... Mr. Katch and Mr. Batchelder
   Audit Committee............................... Mr. Breitweiser and Mr. Harris
   Finance and Actuarial Committee............... Mr. Harris and Mr. Thompson
   Investment Committee.......................... Mr. Breitweiser and Mr. Katch
   Underwriting and Reinsurance Committee........ Mr. Batchelder and Mr. Harris
   Public Relations Committee.................... Mr. Batchelder
   Nominating Committee.......................... Mr. Breitweiser and Mr. Katch

The seven committees respectively have and may exercise the full power of the Board of Directors, subject to certain limitations imposed by law, as to all matters relating to the ownership, transfer or redemption of AIIG's Common Stock; the annual audit of AIIG's financial statements and the review and approval of AIIG's fiscal year budget; review of financial and actuarial matters affecting AIIG; AIIG's investment activity; the review and negotiation of reinsurance contracts; the coordination of press releases and other communications with the public; and the consideration of nominees to the Board of Directors.

   During 1997, the Audit Committee met three times, the Investment Committee met four times, the Public Relations Committee met one time and the Nominating Committee met one time. During 1997, the Stockholder Relations Committee and the Underwriting and Reinsurance Committee conducted their business without a formal meeting. The Finance and Actuarial Committee was constituted in 1998. The Board held seven meetings in 1997. Each Director attended at least 75% of the meetings of the Board of Directors and of meetings held by each committee of the Board on which such Director served.

   During April and May 1998, an Executive Committee consisting of Messrs. Batchelder, Breitweiser, Harris and Katch was appointed with full power and authority to act on behalf of the Board in the management of the business and affairs of AIIG, except as otherwise provided under the DGCL. The Executive Committee was dissolved in May 1998.

   The Company will establish committees of its Board of Directors, which committees are anticipated to have identical members and functions as the committees of the Board of Directors of AIIG immediately prior to the Effective Time, with the addition of Bermuda resident directors, as determined appropriate by the Board.

Executive and Director Compensation

   The Company has not paid compensation to any person before the date of this Prospectus/Proxy Statement and is not expected to do so prior to the Effective Time. The Company anticipates that the aggregate compensation received by persons serving as officers and directors of the Company will be the same as the compensation currently paid to such persons by AIIG. After the Effective Time, the Company will pay the persons serving as directors the same compensation as currently received from AIIG and the compensation currently paid by AIIG will cease.

   Directors of AIIG receive an annual retainer of $10,000. They are also paid $600 per half day for each Board meeting and $125 per hour for each committee meeting attended during the calendar year. The Directors of AIIG fill all officer positions of AIIG without salary or any other compensation. Directors are entitled to receive reimbursement for reasonable expenses incurred in attending Board or committee meetings of AIIG or when otherwise acting on behalf of AIIG.

   None of the directors of the Company received compensation from AIIG exceeding $60,000 during AIIG's 1997 fiscal year. The total compensation of all directors in 1997 was $143,415 which includes $5,600 paid in 1997 attributable to Board or committee meetings attended in 1996.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

   Since 1967 the AICPA has sponsored the AICPA Plan. The initial business of AIC has been to act as a reinsurer of professional liability insurance policies having effective dates on or after April 1, 1988, which are issued by the primary insurer under the AICPA Plan.

   The AICPA Plan Committee evaluates the AICPA Plan periodically in order to effect changes that the Committee believes will result in a stable and competitively priced source of professional liability insurance coverage for its members. To this end, the AICPA Plan Committee was involved in the organization of AIIG and AIC, including the selection of the initial directors of AIIG. However, the AICPA does not direct the affairs of, is not responsible for any obligations of, nor does it receive any direct economic benefit from, either AIIG or AIC, nor will the AICPA direct the affairs of, be responsible for any obligations of, or receive any direct economic benefit from, the Company, Mezco, AIC Limited or Investco.

   Although AIC has entered into reinsurance agreements with the primary insurer under the Plan, and intends to cooperate with the AICPA in the provision, through such reinsurance agreements and otherwise, of reinsurance capacity for the AICPA Plan, AIC has no contractual right, and AIC Limited will have no contractual right, to long-term involvement in the AICPA Plan. Similarly, other than as provided by the aforementioned reinsurance agreements, AIC is not obligated, and AIC Limited will not be obligated, to use its reinsurance capacity as part of the AICPA Plan and may, in the discretion of its Board of Directors, provide reinsurance for accountants' professional liability coverage in programs not sponsored by the AICPA.

                         DESCRIPTION OF SHARE CAPITAL

   The authorized capital of the Company consists of 12,000 common shares, par value $1.00 per share, and the Company anticipates that, prior to consummation of the Exchange, the authorized capital of the Company will be increased to 500,000 Company Common Shares. The following description of the share capital of the Company does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of the Company's Memorandum of Association (a copy of which is attached to this Prospectus/Proxy statement as Appendix A) and the Company's Bye-Laws (a copy of which is attached to this Prospectus/Proxy statement as Appendix B), and the information herein is qualified in its entirety by this reference.

Company Common Shares

   The Company is authorized to issue 12,000 Company Common Shares, all of which were issued and outstanding as of the date of this Prospectus/Proxy Statement. As of that date, AIIG owned all of the issued and outstanding Company Common Shares. The Company anticipates that, prior to consummation of the Exchange, the number of Company Common Shares authorized for issuance will be increased to 500,000.

   The holders of Company Common Shares are entitled to one vote for each share held on all matters submitted to a vote of common shareholders. The Company Common Shares do not have cumulative voting rights, which means that the holders of a majority of the Company Common Shares outstanding can elect all the directors and the holders of the remaining shares will not be able to elect any directors.

   Each Company Common Share is entitled to participate equally in dividends, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding preference shares which might be issued. The Company Common Shares have no preemptive or conversion rights, redemption rights, or sinking fund provisions. The outstanding Company Common Shares are, and the Company Common Shares to be issued in the Exchange will be, duly authorized, validly issued, fully paid and nonassessable.

   There are no Bermuda limitations on the right of non-resident or foreign owners to hold or to vote the Company Common Shares.

Share Transfer Restrictions

   Shareholders will have no right to have their Company Common Shares repurchased by the Company. Any repurchases will require the approval of the Company's Board of Directors, would be made in limited circumstances and would be conditioned on the availability (as determined by the Board in its discretion) of adequate capital and surplus for both the Company and Investco.

   Since its inception, AIIG has redeemed the shares of individuals who have died or retired from the practice of public accounting. Initially, the redemptions were at book value, but since April 1996, they have been at 75% of book value. In addition, the Company currently anticipates that, following the consummation of the Transaction, Investco will put in place a new program by which those shareholders of the Company who wish to have all of their Company Common Shares purchased by Investco could do so, at prices and at times to be approved by the Company's Board of Directors and in the Board's sole discretion. The Company's Board of Directors anticipates that initially, such purchases will be made at 50% of book value.

   The Company has established an information exchange whereby any shareholder desiring to sell or purchase shares can list the number of shares and the intended price. This list is updated and distributed regularly, so that those on the list can make direct contact with others.

   In addition to the foregoing, all transfers of Company Common Shares are subject to approval by the Board of Directors of the Company and of the CFE of Bermuda.

Stock Ownership Policy

   The following is a description of the Stock Ownership Policy of AIIG, which the Company anticipates it will adopt, to be applicable to holders of the Company's Common Shares.

General Policy

   The Stock Ownership Policy provides that the insurance capacity of AIC should be utilized exclusively for the benefit of accounting firms which are stockholders of AIIG in the event that the availability of accountants' professional liability insurance becomes limited or the market for such insurance is otherwise adversely affected; that a reasonable relationship should be maintained between the investment that an accounting firm has in AIIG and the amount of such firm's risks that AIC is insuring or reinsuring; and that preference should be established for accounting firms that invested initially in AIIG over firms that invested subsequently.

Guidelines

   "Eligible Firms" are those accounting firms (including sole proprietorships) which either (i) were, as of 1988, insured under the AICPA Plan or (ii) have a professional staff of 250 or fewer CPAs and at least one equity owner (proprietor, partner or stockholder) who is a member of either the American Institute of Certified Public Accountants or a state CPA society. The shares of common stock of AIIG offered in its initial offering were offered exclusively to Eligible Firms. Eligible Firms that subscribed for Shares by the termination date of such offering have been designated as "Founding Firms," which status entitles such firms to lower minimum initial investment requirements and lower additional investment requirements than Eligible Firms which made, or will make, their initial investment in any later offerings.

   The Stock Ownership Policy provides that there is no current requirement to make additional investments in AIIG. In the event that AIIG determines that the insurance capacity of AIC will be available only to stockholders of AIIG, in order to benefit from such capacity, a stockholder must have a sufficient investment in AIIG to be deemed a "qualified" stockholder. A firm's "investment" is defined to be equal to the greater of (i) the purchase price originally paid to AIIG for the shares of AIIG's common stock held by the firm (including shares acquired from other firms) or (ii) the book value of the firm's shares. If the required investment level is not met, a firm will be required to purchase additional shares, either directly from AIIG or from other stockholders, in order to have the insurance capacity of AIC utilized for such firm's benefit. The failure to make additional investments when required will result in the loss of a firm's "qualified" status and a firm's "Founding Firm" status. Any offering by AIIG of its shares of common stock in connection with this additional investment requirement shall be made in accordance with the Securities Act of 1933 and any applicable "Blue Sky" laws.

   The Stock Ownership Policy provides that in order for a Founding Firm to be considered a "qualified" stockholder at any given point in time, such firm would be required to have an investment in AIIG equal to (i) if insured under the AICPA Plan, at least 30% of such firm's insurance premiums for the then current year or (ii) if not insured under the AICPA Plan, 0.6% of such firm's revenues for its most recently completed twelve-month fiscal year. If a Founding Firm's investment were less than the 30% or 0.6% levels, such firm would need to raise its investment to a 50% or 1.0% level, respectively, to remain qualified. In order for a Non-Founding Firm to be considered a "qualified" stockholder at any given point in time, such firm would be required to have an investment in AIIG equal to (i) if insured under the Plan, at least 50% of such firm's insurance premiums for the current year or (ii) if not insured under the Plan, 1.0% of such firm's revenues for its most recently completed twelve-month fiscal year. If a Non-Founding Firm's investment were less than the 50% or 1.0% levels, such firm would need to raise its investment in AIIG to a 75% or 1.5% level, respectively, to remain qualified.

   Pursuant to the Stock Ownership Policy, upon request of a stockholder, the Board of AIIG will consent to transfers of Shares among Eligible Firms absent unusual circumstances. Upon receipt by the Board of written evidence satisfactory to the Board that a stockholder has been liquidated or dissolved, the Board will consent to a transfer of Shares to such stockholder's partners or stockholders if the stockholder establishes, to the satisfaction of the Board, that it attempted diligently and in good faith to transfer the Shares to an Eligible Firm and was unable to do so. Transfers by an individual stockholder to a living trust, testamentary trust or other trust established for the benefit of the stockholder's heirs, legatees or devisees may be approved by the Board. Although the Board of Directors of AIIG has not generally approved such transfers in the past, the Board currently anticipates that such transfers will be approved more often in the future. Upon request of a stockholder, the Board will approve the repurchase of Shares from a firm, absent unusual circumstances and subject to the adequacy of capital and surplus for AIIG and AIC, in the event such firm ceases to practice due to the death, disability or retirement of its owners. All such repurchases will be effected at a per share price equal to 75% of the book value per Share as reflected in AIIG's audited year end balance sheet for the preceding fiscal year. The repurchase price may be paid with cash or notes or a combination thereof.

   Notwithstanding any of the above, the Stock Ownership Policy provides that directors shall be eligible to buy stock from any Eligible Firm. There shall be no minimum purchase requirement. The purchase price of the stock shall be negotiated between buyer and seller, and not determined by formula. Upon termination of service as a member of the Board, AIIG has the option to repurchase this stock at a per share price equal to 75% of the book value per share as reflected in AIIG's audited year end balance sheet for the preceding fiscal year. The repurchase price may be paid with cash or notes or a combination thereof.

   The Stock Ownership Policy provides that all interpretations of the foregoing policies and guidelines shall be made by the Board of Directors of AIIG and shall be conclusive. The foregoing general policies may be amended at any time by an amendment to the Bylaws of AIIG (including amendment by the Board of Directors of AIIG without approval of the AIIG's stockholders). The foregoing guidelines may be amended at any time by a resolution of the Board of Directors of AIIG without approval of AIIG's stockholders.

   It is anticipated that the foregoing policy and guidelines will be continued by the Company. See, however, discussions under "Reasons for the Change of Domicile and Restructuring." In addition to the foregoing, the Company currently anticipates that, following the consummation of the Transaction, Investco will put in place a new program by which those shareholders of the Company who wish to have all of their Company Common Shares purchased by Investco could do so, at prices and at times to be approved by the Company's Board of Directors and in the Board's sole discretion. The Company's Board of Directors anticipates that initially, such purchases will be made at 50% of book value.

                  MARKET PRICES, DIVIDENDS AND DISTRIBUTIONS

Company Common Shares

   There is currently no established public trading market for the Company Common Shares, and no preference shares are outstanding. Immediately following the Transaction, the Company Common Shares will be subject to the same restrictions as are described herein with respect to the AIIG Common Stock. See "--AIIG Common Stock." Until surrendered, the certificates representing shares of AIIG Common Stock will be deemed to represent Company Common Shares.

   Prior to consummation of the Exchange, there are 12,000 Company Common Shares outstanding. Following the consummation of the Transaction, there will be approximately 332,331 Company Common Shares outstanding.

   As a newly formed company with no current business operations, the Company has never paid any dividends. After the Exchange, the Company expects to adopt the dividend policy of AIIG. See "--AIIG Common Stock." Any payments of dividends will depend on, among other factors, the earnings, cash flow, financial condition, general business conditions, any applicable contractual limitations and capital requirements of the Company. There are currently no contractual limitations for the payment of dividends.

AIIG Common Stock

   There is no established public trading market for the common stock of AIIG. AIIG's Certificate of Incorporation provides that all transfers of shares of AIIG common stock must be approved by AIIG's Board of Directors or a committee thereof. AIIG's Board of Directors has appointed a Stockholder Relations Committee for purposes of reviewing and approving applications for transfer. All transferees must meet the qualifications for Stock Ownership contained in AIIG's Stock Ownership Policy. See "Description of Share Capital--Stock Ownership Policy."

   As of January 22, 1998, AIIG had 2,570 holders of record of its common stock. During 1997 and 1996, AIIG paid cash dividends of $867,735 and $869,661, respectively, representing four quarterly payments of $0.65 per share in each year. During 1998, AIIG paid cash dividends of $216,683 on March 13, 1998 to holders of record of AIIG Common Stock on March 1, 1998, $216,376.55 on June 15, 1998 to holders of record of AIIG Common Stock on June 1, 1998, $216,320 on September 15, 1998 to holders of record of AIIG Common Stock on September 1, 1998 and $216,208.20 on December 15, 1998 to holders of record of AIIG Common Stock on December 1, 1998 (each payment representing $0.65 per share of AIIG Common Stock). The declaration of dividends by AIIG's Board of Directors is dependent upon AIIG's and AIC's capacity to insure or reinsure business, profitability, financial condition, and other factors which the Board of Directors may deem appropriate. For a description of the restrictions which Illinois law imposes on AIC's ability to pay dividends, see "Business of AIIG."

                                LEGAL OPINIONS

   Certain legal matters in connection with Company Common Shares to be issued in the Transaction have been passed upon for the Company by Conyers, Dill & Pearman, Hamilton, Bermuda. Conyers, Dill & Pearman has also rendered an opinion regarding the Bermuda tax consequences of the Transaction referred to in "Certain Tax Considerations." The opinion regarding the United States Federal tax consequences of the Exchange and Restructuring referred to in "Certain Tax Considerations" has been rendered by Altheimer & Gray, Chicago, Illinois.

                                    EXPERTS

   The balance sheet of AmerInst Insurance Group, Ltd. as of September 30, 1998, has been audited by Deloitte & Touche, independent chartered accountants, as set forth in their report thereon included herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of AmerInst Insurance Group, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus and the financial statement schedule included in the Registration Statement, have been so included herein in reliance upon the reports of Johnson Lambert & Co., independent certified public accountants, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing. The Company has retained Deloitte & Touche Ltd. rather than Johnson Lambert & Co. based on Deloitte & Touche's expertise with respect to Bermuda-domiciled entities. There have been no disputes with Johnson Lambert with respect to any accounting matter.

                         INDEX TO FINANCIAL STATEMENTS

                      CONSOLIDATED FINANCIAL STATEMENTS OF
                         AMERINST INSURANCE GROUP, INC.

                                                                           Page
                                                                           ----
Report of Independent Accountants........................................   F-2

Consolidated Balance Sheets as of December 31, 1997 and 1996.............   F-3
Consolidated Statements of Income for the Years Ended December 31, 1997,
 1996 and 1995...........................................................   F-4
Consolidated Statement of Changes in Stockholders' Equity for the Years
 Ended December 31, 1997, 1996 and 1995..................................   F-5
Consolidated Statement of Cash Flows for Years Ended December 31, 1997,
 1996 and 1995...........................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Condensed Consolidated Balance Sheets as of September 30, 1998 and
 December 31, 1997.......................................................  F-15
Condensed Consolidated Statements of Income and Retained Earnings for the
 Nine-Month Periods Ended September 30, 1998 and 1997....................  F-16
Condensed Consolidated Statements of Cash Flows for the Nine-Month
 Periods Ended September 30, 1998 and 1997...............................  F-17
Notes to Condensed Consolidated Financial Statements.....................  F-18

                                BALANCE SHEET OF
                         AMERINST INSURANCE GROUP, LTD.

Report of Independent Accountants........................................  F-19
Balance Sheet as of September 30, 1998...................................  F-20
Notes to the Balance Sheet...............................................  F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
AmerInst Insurance Group, Inc.

   We have audited the accompanying consolidated balance sheets of AmerInst Insurance Group, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmerInst Insurance Group, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the three years ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Johnson Lambert & Co.

Burlington, Vermont
February 13, 1998

                         AMERINST INSURANCE GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
                        ASSETS
                        ------
Investments:
  Fixed maturity investments, at market value
   (amortized cost $33,420,863 and $35,312,165)........ $34,065,619 $35,688,432
  Short-term investments, at market value (approximate
   cost)...............................................               1,687,461
  Equity securities at market value (cost $6,721,873
   and $1,991,963).....................................   7,617,960   2,260,878
                                                        ----------- -----------
    Total investments..................................  41,683,579  39,636,771
Cash and cash equivalents..............................   1,081,736     347,404
Assumed reinsurance premiums receivable................   1,146,379     929,798
Reinsurance recoveries receivable......................   1,039,762   2,019,975
Accrued investment income..............................     499,970     515,870
Deferred policy acquisition costs......................     800,598     611,048
Deferred income tax asset..............................     992,599   1,306,399
Prepaid expenses and other assets......................     186,506      90,008
                                                        ----------- -----------
    Total assets....................................... $47,431,129 $45,457,273
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Unpaid losses and loss adjustment expenses............. $20,802,873 $20,299,937
Unearned premiums......................................   2,809,115   2,144,027
Reinsurance balances payable...........................   1,984,442   2,152,056
Income taxes payable...................................     260,897     316,199
Accrued expenses and other liabilities.................     455,438     453,529
                                                        ----------- -----------
    Total liabilities..................................  26,312,765  25,365,748
                                                        ----------- -----------
Stockholders' equity
  Common stock, $.01 par value, 2,000,000 shares
   authorized;
   1997--333,358 shares issued and outstanding
   1996--334,180 shares issued and outstanding.........       3,334       3,342
  Additional paid-in capital...........................   7,172,508   7,188,983
  Retained earnings....................................  12,925,566  12,474,579
  Unrealized gains on investments, net of tax..........   1,016,956     424,621
                                                        ----------- -----------
    Total stockholders' equity.........................  21,118,364  20,091,525
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $47,431,129 $45,457,273
                                                        =========== ===========


              See notes to the consolidated financial statements.

                         AMERINST INSURANCE GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                   Year ended December 31,
                                               --------------------------------
                                                  1997       1996       1995
                                               ---------- ---------- ----------
Revenues
  Premiums earned............................. $5,852,286 $5,386,388 $5,494,413
  Net investment income and net realized gains
   and losses.................................  2,572,539  2,394,377  2,195,451
                                               ---------- ---------- ----------
    Total revenues............................  8,424,825  7,780,765  7,689,864
                                               ---------- ---------- ----------
Losses and expenses
  Losses and loss adjustment expenses.........  4,748,833  2,717,884  1,489,667
  Policy acquisition costs....................  1,462,733  1,302,327  1,084,577
  Operating and management expenses...........    619,684    727,780    786,037
                                               ---------- ---------- ----------
    Total losses and expenses.................  6,831,250  4,747,991  3,360,281
                                               ---------- ---------- ----------
  Income before income taxes..................  1,593,575  3,032,774  4,329,583
Provision for income taxes....................    262,404    945,996  1,232,598
                                               ---------- ---------- ----------
    Net income................................ $1,331,171 $2,086,778 $3,096,985
                                               ========== ========== ==========
    Basic earnings per share.................. $     3.99 $     6.24 $     9.24
                                               ========== ========== ==========
Average common shares outstanding for the
 year.........................................    333,870    334,558    335,294
                                               ========== ========== ==========



              See notes to the consolidated financial statements.

                         AMERINST INSURANCE GROUP, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                             Unrealized
                                  Additional               Gains (Losses)                Total
                          Common   Paid-In     Retained    on Investments, Treasury  Stockholders'
                          Stock    Capital     Earnings      Net of Tax     Stock       Equity
                          ------  ----------  -----------  --------------- --------  -------------
Balance at January 1,
 1995...................  $3,366  $7,248,608  $ 8,635,961    $(1,390,852)  $    --    $14,497,083
Net income..............                        3,096,985                               3,096,985
Change in net unrealized
 gains and losses.......                                       1,966,216                1,966,216
Purchases of 1,693
 shares of treasury
 stock..................                                                    (65,079)      (65,079)
Retirement of 1,693
 shares of treasury
 stock..................     (17)    (42,325)     (22,737)                   65,079
Cash dividends paid
 ($1.30 per share)......                         (435,412)                               (435,412)
                          ------  ----------  -----------    -----------   --------   -----------
Balance at December 31,
 1995...................   3,349   7,206,283   11,274,797        575,364        --     19,059,793
Net income..............                        2,086,778                               2,086,778
Change in net unrealized
 gains and losses.......                                        (150,743)                (150,743)
Purchases of 692 shares
 of treasury stock......                                                    (34,642)      (34,642)
Retirement of 692 shares
 of treasury stock......      (7)    (17,300)     (17,335)                   34,642
Cash dividends paid
 ($2.60 per share)......                         (869,661)                               (869,661)
                          ------  ----------  -----------    -----------   --------   -----------
Balance at December 31,
 1996...................   3,342   7,188,983   12,474,579        424,621        --     20,091,525
Net income..............                        1,331,171                               1,331,171
Change in net unrealized
 gains and losses.......                                         592,335                  592,335
Purchases of 822 shares
 of treasury stock......                                                    (28,932)      (28,932)
Retirement of 822 shares
 of treasury stock......      (8)    (16,475)     (12,449)                   28,932
Cash dividends paid
 ($2.60 per share)......                         (867,735)                               (867,735)
                          ------  ----------  -----------    -----------   --------   -----------
Balance at December 31,
 1997...................  $3,334  $7,172,508  $12,925,566    $ 1,016,956   $    --    $21,118,364
                          ======  ==========  ===========    ===========   ========   ===========


              See notes to the consolidated financial statements.

                        AMERINST INSURANCE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             Year ended December 31,
                                      ----------------------------------------
                                          1997          1996          1995
                                      ------------  ------------  ------------
Cash flows from operating activities
  Net income......................... $  1,331,171  $  2,086,778  $  3,096,985
  Adjustments to reconcile net income
   to net cash provided by (used in)
   operating activities:
    Amortization of net premiums and
     discounts on investments........       21,185        18,906        43,796
    Net realized (gains) losses on
     sales of investment.............     (305,253)       (1,765)      312,647
    Deferred income taxes............        7,995      (495,727)      817,999
  Changes in assets and liabilities:
    Assumed reinsurance premiums
     receivable......................     (216,581)      196,628      (754,590)
    Reinsurance recoveries
     receivable......................      980,213     1,139,586       911,439
    Accrued investment income........       15,900        75,303      (217,556)
    Deferred policy acquisition
     costs...........................     (189,550)      (48,573)     (120,887)
    Income taxes receivable/payable..      (55,302)      713,191    (3,765,309)
    Prepaid expenses and other
     assets..........................      (96,498)       (9,758)      (15,862)
    Unpaid losses and loss adjustment
     expenses........................      502,936    (1,489,099)   (3,546,094)
    Unearned premiums................      665,088        48,565        41,562
    Reinsurance balances payable.....     (167,614)   (1,083,436)     (687,903)
    Accrued expenses and other
     liabilities.....................        1,909       (36,364)      413,372
                                      ------------  ------------  ------------
      Net cash provided by (used in)
       operating activities..........    2,495,599     1,114,235    (3,470,401)
                                      ------------  ------------  ------------
Cash flows from investing activities
  Purchases of investments...........  (13,572,437)  (22,603,360)  (16,227,959)
  Proceeds of sales and maturities of
   investments.......................   11,010,362    20,761,301    22,430,109
  Net (purchases) sales of short-term
   investments.......................    1,697,475    (1,325,897)      244,016
                                      ------------  ------------  ------------
      Net cash provided by (used in)
       investing activities..........     (864,600)   (3,167,956)    6,446,166
                                      ------------  ------------  ------------
Cash flows from financing activities
  Dividends paid.....................     (867,735)     (869,661)     (435,412)
  Purchases of treasury stock........      (28,932)      (34,642)      (65,079)
                                      ------------  ------------  ------------
      Net cash used in financing
       activities....................     (896,667)     (904,303)     (500,491)
                                      ------------  ------------  ------------
Net change in cash and cash
 equivalents.........................      734,332    (2,958,024)    2,475,274
Cash and cash equivalents, beginning
 of year.............................      347,404     3,305,428       830,154
                                      ------------  ------------  ------------
Cash and cash equivalents, end of
 year................................ $  1,081,736  $    347,404  $  3,305,428
                                      ============  ============  ============
Supplemental data
  Income taxes paid.................. $    425,000  $    728,505  $    600,000
                                      ============  ============  ============

              See notes to the consolidated financial statements.

                        AMERINST INSURANCE GROUP, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A--Organization and Significant Accounting Policies

 Organization:

   AmerInst Insurance Group, Inc. (AIIG) was incorporated under the laws of the State of Delaware on September 9, 1987. On February 29, 1988, AIIG sold 343,357 shares of its common stock at a price of $25 per share in a public offering to accounting firms that were members of the American Institute of Certified Public Accountants (AICPA) or a state CPA society. Proceeds of the public offering (net of selling agent's commission and expenses, management fees and other offering costs totaling $1,151,850) amounted to $7,432,075, which consisted of $3,434 of paid-in share capital and $7,428,641 of additional paid-in capital.

 Basis of Presentation:

   The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) and include the accounts of AIIG and its wholly-owned subsidiary, AmerInst Insurance Company (AIC). All material intercompany accounts and transactions have been eliminated in consolidation.

   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recognition of Premium Revenue:

   Premiums assumed are earned ratably over the terms of the underlying policies to which they relate. Premiums assumed relating to the unexpired portion of underlying policies in force at the balance sheet date are recorded as unearned premiums. Premiums ceded pursuant to excess of loss retrocession agreements are expensed over the calendar year term of the treaty and are netted against earned premiums. Charges or credits resulting from adjustments to provisional retrocession premiums ceded pursuant to the excess of loss retrocession agreements are reflected as adjustments to ceded premiums based upon estimated ultimate premiums. Management believes that recorded retrocession premiums ceded represent its best estimates of such amounts; however, as changes in the estimated ultimate losses and loss adjustment expenses applicable to the first excess of loss retrocession agreements are determined, the estimated ultimate ceded premiums will also change. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

 Deferred Policy Acquisition Costs:

   Ceding commissions related to assumed reinsurance agreements are deferred and amortized over the terms of the underlying policies to which they relate.

 Unpaid Losses and Loss Adjustment Expenses:

   The liability for unpaid losses and loss adjustment expenses includes case basis estimates of reported losses plus supplemental amounts calculated based upon projections of AIC's historical loss experience supplemented with industry data. In establishing its liability for unpaid losses and loss adjustment expenses, AIC utilizes the findings of an independent consulting actuary. Management believes that its aggregate liability for unpaid losses and loss adjustment expenses at year-end represents its best estimate, based upon the available data, of the amount necessary to cover the ultimate cost of losses. However, because of the volatility inherent in professional liability coverage, actual loss experience may not conform to the assumptions used in determining the estimated

                        AMERINST INSURANCE GROUP, INC.

amounts for such liability at the balance sheet dates. Accordingly, the ultimate liability could vary significantly from the amounts shown in the financial statements. As adjustments to these estimates become necessary, such adjustments are reflected in current operations. AIC does not discount its loss reserves.

   The anticipated effect of inflation is implicitly considered when estimating liabilities for unpaid losses and loss adjustment expenses. Future average severities are projected based on historical trends adjusted for anticipated changes in underwriting standards, policy provisions, and general economic trends. These anticipated trends are monitored based on actual development and are modified if necessary.

 Reinsurance Recoveries Receivable:

   Reinsurance recoveries receivable is comprised of estimated amounts of losses and loss adjustment expenses paid and unpaid which are expected to be recoverable from reinsurers. Amounts recoverable from the reinsurers pursuant to retrocession agreements have been estimated using actuarial assumptions consistent with those used in establishing the liability for unpaid losses and loss adjustment expenses. Management believes that reinsurance recoveries receivable as recorded represents its best estimate of such amounts; however, as changes in the estimated ultimate liability for unpaid losses and loss adjustment expenses are determined, the estimated ultimate amount recoverable from the reinsurers will also change. Accordingly, the ultimate recoverable could be significantly in excess of or less than the amount indicated in the financial statements. Further, management has determined that no provision for uncollectible reinsurance recoveries is necessary. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

 Investments:

   All investments are considered to be available for sale and are reported at their estimated market values at December 31, 1997 and 1996. Net changes in these estimated market values are reported as unrealized gains or losses directly in stockholders' equity, net of tax effects. Net realized gains and losses are determined using the specific identification method and are reflected in the income statement in the period of sale. Short-term investments include fixed maturity securities with a maturity date within one year of acquisition. As more fully described in Note B, certain investments held are used to collateralize obligations to previous and current ceding companies.

 Cash and Cash Equivalents:

   Cash equivalents consist of money market mutual funds.

Note B--Insurance Activity

   AIIG, through its wholly-owned subsidiary AIC, has been engaged since April 1988 in the reinsurance of claims-made insurance policies of participants in an AICPA-endorsed insurance program that provides accountants' professional liability insurance coverage (AICPA Plan). From the inception of AIC through mid-1993, Crum and Forster Managers Corporation through a group of affiliated insurance companies (collectively CFMC), was the primary insurer for the AICPA Plan. In 1988, AIC provided reinsurance to CFMC, assuming 10% of the risks related to the first $1,000,000 of coverage for each policy issued under the program. For the period 1989 through mid-1993, an unaffiliated company, Virginia Surety Company, Inc. (VSC) provided reinsurance to CFMC and retroceded a portion to AIC such that AIC assumed 10% to 12.5% of the risk related to the first $1,000,000 of coverage limits for each policy issued under the program. In August 1993, the AICPA Plan endorsed the CNA Insurance Group (CNA) as its insurance carrier, replacing CFMC as the primary insurer. AIC began a reinsurance relationship with CNA, taking a 10% participation of the first $1,000,000 of liability of each policy written under the plan. CFMC, VSC, and CNA are collectively referred to as the "ceding companies".

                        AMERINST INSURANCE GROUP, INC.

   Pursuant to the reinsurance agreements described above, AIC is required to provide the ceding companies with collateral for AIC's liabilities to them. At December 31, 1997 and 1996, investments with a carrying value of $499,707 and $1,498,311, respectively, are held in a trust account pursuant to the 1988 reinsurance agreement with CFMC. At December 31, 1997 and 1996, the carrying value of investments held in a trust account pursuant to reinsurance agreements with VSC in effect from 1989 to mid-1993 is $7,144,800 and $12,291,395, respectively. At December 31, 1997 and 1996, AIC has provided CNA with a letter of credit issued by Harris Trust and Savings Bank in the amount of $4,500,000. At December 31, 1997 and 1996, investments with a carrying value of $7,225,790 and $7,170,612, respectively, are held in a trust account at Harris Trust and Savings Bank as security for the letter of credit.

   AIC entered into excess of loss retrocession agreements to limit its retained risk on any one claim underwritten by CFMC to $50,000 in 1989 and 1990 and $62,500 in 1991 through mid-1993, subject to specified maximum recoveries for each contract year. Retrocession premiums ceded by AIC are adjustable within a specified range based on actual experience under each contract. Retrocession transactions do not relieve AIC from its obligation to the ceding companies. Revisions to the estimates of ultimate premiums ceded pursuant to the retrocession agreements resulted in credits to retroceded premiums recorded of $720,298, $693,976 and $611,916 during 1997, 1996 and
1995, respectively.

   A reconciliation of assumed to net premiums, on both a written and an earned basis is as follows:

                                    1997                  1996                  1995
                            --------------------- --------------------- ---------------------
                             Written     Earned    Written     Earned    Written     Earned
                            ---------- ---------- ---------- ---------- ---------- ----------
   Assumed................. $5,797,076 $5,131,988 $4,740,977 $4,692,412 $4,924,059 $4,882,497
   Retroceded..............    720,298    720,298    693,976    693,976    611,916    611,916
                            ---------- ---------- ---------- ---------- ---------- ----------
       Net................. $6,517,374 $5,852,286 $5,434,953 $5,386,388 $5,535,975 $5,494,413
                            ========== ========== ========== ========== ========== ==========

   The components of the liability for unpaid losses and loss adjustment expenses and related reinsurance recoveries receivable are as follows:

                                                     December 31,
                            ---------------------------------------------------------------
                                         1997                            1996
                            ------------------------------- -------------------------------
                              Gross   Reinsurance    Net      Gross   Reinsurance    Net
                            Liability Receivable  Liability Liability Receivable  Liability
                            --------- ----------- --------- --------- ----------- ---------
                                                    (000's omitted)
   Case basis estimates....  $ 5,765    $  (372)   $ 5,393   $ 6,673    $(1,162)   $ 5,511
   Supplemental amounts....   15,038       (668)    14,370    13,627       (858)    12,769
                             -------    -------    -------   -------    -------    -------
       Totals..............  $20,803    $(1,040)   $19,763   $20,300    $(2,020)   $18,280
                             =======    =======    =======   =======    =======    =======

                         AMERINST INSURANCE GROUP, INC.

   The changes in the liability for unpaid losses and loss adjustment expenses, net of related reinsurance recoveries receivable, are as follows:

                                                         1997     1996     1995
                                                        -------  -------  -------
                                                            (000's omitted)
      Balance as of January 1, net of reinsurance
       recoveries receivable........................... $18,280  $18,629  $21,264
      Incurred related to:
        Current year...................................   6,160    5,635    4,797
        Prior years....................................  (1,411)  (2,917)  (3,307)
                                                        -------  -------  -------
          Total incurred...............................   4,749    2,718    1,490
                                                        -------  -------  -------
      Paid related to:
        Current year...................................    (230)    (183)     (38)
        Prior years....................................  (3,036)  (2,884)  (4,087)
                                                        -------  -------  -------
          Total paid...................................  (3,266)  (3,067)  (4,125)
                                                        -------  -------  -------
      Balance as of December 31, net of reinsurance
       recoveries receivable........................... $19,763  $18,280  $18,629
                                                        =======  =======  =======

Note C--Investments

   Major categories of net interest and dividend income, net realized gains (losses) on sales of investments and net change in unrealized gains (losses) are summarized as follows:

                                                1997        1996        1995
                                             ----------  ----------  ----------
      Interest earned:
        Fixed maturity investments.........  $2,158,681  $2,283,637  $2,290,071
        Funds held by ceding companies.....                             113,704
        Short term investments and cash and
         cash equivalents..................     148,884     157,679     150,104
      Dividends earned.....................      57,724      23,571      23,336
      Net realized gains (losses) on sales
       of investments:
        Fixed maturity investments.........       3,025    (160,919)   (367,505)
        Equity securities..................     302,693     163,265      54,858
        Short-term investments.............        (466)       (581)
      Investment expenses..................     (98,002)    (72,275)    (69,117)
                                             ----------  ----------  ----------
      Net investment income................  $2,572,539  $2,394,377  $2,195,451
                                             ==========  ==========  ==========
      Net change in unrealized gains
       (losses):
        Fixed maturity investments.........  $  270,305  $ (373,231) $1,229,681
        Funds held by ceding companies.....                           1,555,517
        Equity securities..................     627,172     144,833     193,917
                                             ----------  ----------  ----------
      Net change in unrealized gains (loss-
       es).................................  $  897,477  $ (228,398) $2,979,115
                                             ==========  ==========  ==========

                         AMERINST INSURANCE GROUP, INC.

   The cost or amortized cost and estimated market values of investments are as follows:

                                            As of December 31, 1997
                                 ----------------------------------------------
                                   Cost or     Gross      Gross      Estimated
                                  Amortized  Unrealized Unrealized    Market
                                    Cost       Gains      Losses       Value
                                 ----------- ---------- ----------  -----------
      U.S. treasury securities
       and obligations of U.S.
       government agencies.....  $ 4,447,299 $  105,201 $     --    $ 4,552,500
      Obligations of states and
       political subdivisions..   13,831,512    292,052    (5,510)   14,118,054
      Mortgage-backed
       securities..............   15,142,052    253,013              15,395,065
                                 ----------- ---------- ---------   -----------
      Total fixed maturity
       investments.............   33,420,863    650,266    (5,510)   34,065,619
      Equity securities........    6,721,873  1,177,052  (280,965)    7,617,960
                                 ----------- ---------- ---------   -----------
          Total investments....  $40,142,736 $1,827,318 $(286,475)  $41,683,579
                                 =========== ========== =========   ===========
                                            As of December 31, 1996
                                 ----------------------------------------------
                                   Cost or     Gross      Gross      Estimated
                                  Amortized  Unrealized Unrealized    Market
                                    Cost       Gains      Losses       Value
                                 ----------- ---------- ----------  -----------
      U.S. treasury securities
       and obligations of U.S.
       government agencies.....  $ 5,684,753 $   87,747 $     --    $ 5,772,500
      Obligations of states and
       political subdivisions..    9,332,002    110,379   (19,952)    9,422,429
      Mortgage-backed
       securities..............   20,295,410    214,677   (16,584)   20,493,503
                                 ----------- ---------- ---------   -----------
      Total fixed maturity
       investments.............   35,312,165    412,803   (36,536)   35,688,432
      Short term investments...    1,689,278               (1,817)    1,687,461
      Equity securities........    1,991,963    345,397   (76,482)    2,260,878
                                 ----------- ---------- ---------   -----------
          Total investments....  $38,993,406 $  758,200 $(114,835)  $39,636,771
                                 =========== ========== =========   ===========

  The amortized cost and estimated market value of fixed maturity investments at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations without penalties.

                                                                     Estimated
                                                         Amortized    Market
                                                           Cost        Value
                                                        ----------- -----------
      Due in one year or less.......................... $   751,875 $   760,000
      Due after one year through five years............   6,654,159   6,769,270
      Due after five years through ten years...........   9,463,351   9,702,132
      Due after ten years..............................   1,409,426   1,439,152
                                                        ----------- -----------
          Subtotal.....................................  18,278,811  18,670,554
      Mortgage-backed securities.......................  15,142,052  15,395,065
                                                        ----------- -----------
          Total........................................ $33,420,863 $34,065,619
                                                        =========== ===========

                        AMERINST INSURANCE GROUP, INC.

   Included in fixed maturity investments at December 31, 1997 and 1996 are securities held in a trust fund deposit at a bank in accordance with the Illinois Insurance Code with a carrying value of approximately $1,750,000.

   Information on sales and maturities of investments in fixed maturity investments are as follows:

                                            1997        1996         1995
                                         ----------  -----------  -----------
      Total proceeds (excluding short-
       term investments)................ $9,890,774  $19,057,331  $18,680,109
      Gross gains.......................     18,504       33,438       31,761
      Gross losses......................    (15,479)    (194,357)    (399,266)

Note D--Operating and Management Expenses

   AIIG and AIC have no employees. Their operating activities, as well as certain management functions, are performed by contracted professional service providers. USA Risk Group (USARG) provides certain management, administrative and operational services under the direction of the Company's board of directors pursuant to an agreement. The agreement may be terminated by either party on July 1 of each year within a period not exceeding ninety days and no less than 60 days prior written notice.

   Operating and management expenses include compensation paid to members of the board of directors and various committees of the board totaling $140,025 in 1997, $140,300 in 1996 and $129,183 in 1995.

Note E--Federal Income Taxes

   AIIG and AIC file a consolidated federal income tax return. Deferred federal income taxes arise from temporary differences between the valuation of assets and liabilities as determined for financial reporting purposes and income tax purposes. Such temporary differences relate principally to unrealized gains and losses on investments, discounting of loss reserves, recognition of unearned premiums and deferred policy acquisition costs. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset recorded at each balance sheet date is fully realizable. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income are reduced. Significant permanent differences between book and taxable income include tax exempt municipal bond income, and the deduction for dividends received.

   The components of the provision for income tax are as follows:

                                                   1997      1996        1995
                                                 -------- ----------  ----------
      Federal income tax
        Current tax............................. $253,747 $1,434,172  $  347,423
        Deferred tax (benefit)..................    8,657   (495,780)    841,771
                                                 -------- ----------  ----------
      Total federal income tax..................  262,404    938,392   1,189,194
      State income tax..........................      --       7,604      43,404
                                                 -------- ----------  ----------
      Provision for income tax.................. $262,404 $  945,996  $1,232,598
                                                 ======== ==========  ==========

   A reconciliation of income tax at the federal statutory rate to the Company's provision for income tax is as follows:

                                               1997        1996        1995
                                             ---------  ----------  ----------
      Income tax at federal statutory rate.. $ 541,816  $1,031,143  $1,472,058
      Effect of tax exempt investment
       income...............................  (164,154)    (71,449)   (143,386)
      State income taxes....................                 7,604      43,404
      Other.................................  (115,258)    (21,302)   (139,478)
                                             ---------  ----------  ----------
          Totals............................ $ 262,404  $  945,996  $1,232,598
                                             =========  ==========  ==========

                        AMERINST INSURANCE GROUP, INC.

   The composition of the net deferred tax asset at December 31, 1997 is as follows:

                                           Deferred Tax Deferred Tax
                                              Assets    Liabilities     Net
                                           ------------ ------------ ----------
      Loss reserve discount...............  $1,491,367   $     --    $1,491,367
      Unearned premiums...................     191,020                  191,020
      Deferred policy acquisition costs...                (272,203)    (272,203)
      Unrealized gain on investments......                (523,885)    (523,885)
      Capital loss carryforward...........     106,300                  106,300
                                            ----------   ---------   ----------
          Total...........................  $1,788,687   $(796,088)  $  992,599
                                            ==========   =========   ==========

   The composition of the net deferred tax asset at December 31, 1996 is as follows:

                                           Deferred Tax Deferred Tax
                                              Assets    Liabilities     Net
                                           ------------ ------------ ----------
      Loss reserve discount...............  $1,480,805   $     --    $1,480,805
      Unearned premiums...................     145,794                  145,794
      Deferred policy acquisition costs...                (207,756)    (207,756)
      Unrealized gain on investments......                (218,744)    (218,744)
      Capital loss carryforward...........     106,300                  106,300
                                            ----------   ---------   ----------
          Total...........................  $1,732,899   $(426,500)  $1,306,399
                                            ==========   =========   ==========

Note F--Insurance Regulatory Matters

   AIC, domiciled in the State of Illinois, prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of Illinois. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The NAIC currently is in the process of establishing a codified set of statutory accounting practices (the codification), the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. The codification is expected to be effective in 1999. The impact of the codification on AIC cannot be determined at this time. Significant differences between statutory accounting practices and generally accepted accounting principles as apply to AIC are as follows:

  . For statutory purposes, policy acquisition costs are charged to operations in the year the costs are incurred rather than being deferred and amortized as premiums are earned.

  . Under statutory accounting practices, there is no provision made for deferred income taxes.

  . Certain assets including prepaid expenses are not admitted for statutory purposes.

  . Investments in fixed maturity securities are valued at amortized cost under statutory accounting practices, rather than at market value.

   Statutory surplus (stockholder's equity determined on a statutory basis) as reflected in AIC's Annual Statement filed with the Insurance Department of the State of Illinois was $17,400,602 and $16,478,241 at December 31, 1997 and 1996, respectively. Statutory net income was $1,248,255, $1,711,224 and $3,969,695 in 1997, 1996 and 1995, respectively.

   The State of Illinois imposes a restriction on the amount of dividends that can be paid without prior regulatory approval. The maximum amount of dividends that may be paid without such approval is limited to

                        AMERINST INSURANCE GROUP, INC.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

the greater of 10% of statutory surplus or 100% of statutory basis net income for the preceding fiscal year. The amount of dividends that could be paid by AIC in 1998 without prior regulatory approval is $1,740,060. Accordingly, $18,200,893 of AIC's separately determined GAAP basis stockholder's equity of $19,940,953 is unavailable for distribution to AIIG in 1998 without prior regulatory approval.

Note G--Proposed Redomestication and Restructuring

   AIIG's Board of Directors has voted to submit a proposed "Exchange Agreement" and related matters to a vote of shareholders. Pursuant to this proposal, AIIG would transfer all of its assets and liabilities to a newly formed Bermuda company in exchange for newly issued shares of the Bermuda company. AIIG would then be liquidated and AIIG shareholders would receive on a share-for-share basis the newly issued shares of the Bermuda company.

   The transaction contemplates the restructuring of AIIG's business, including the redomestication of AIC's insurance operations to a Bermuda domiciled company.

   The transactions contemplated in the Exchange Agreement, the redomestication and the restructuring will be consummated only if certain conditions are satisfied, including the approval of specific matters by the holders of at least a majority of the outstanding AIIG common stock, certain regulatory approvals and the agreement of certain other third parties.

                         AMERINST INSURANCE GROUP, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

              As of September 30, 1998 and December 31, 1997

                                                   (Unaudited)        As of
                                                      As of        December 31,
         ASSETS                                 September 30, 1998     1997
         ------                                 ------------------ ------------
Investments
  Fixed-maturity securities, at market.........    $35,174,032     $34,065,619
  Equity securities, at market.................      6,620,036       7,617,960
                                                   -----------     -----------
    Total investments..........................     41,794,068      41,683,579
Other assets
  Cash.........................................      1,068,940       1,081,736
  Assumed reinsurance premiums receivable......      1,112,977       1,146,379
  Reinsurance recoveries receivable............      1,000,685       1,039,762
  Accrued investment income....................        436,008         499,970
  Deferred policy acquisition costs............        722,880         800,598
  Deferred federal income taxes................      1,450,129         992,599
  Prepaid expenses and other assets............        201,959         186,506
  Income taxes receivable......................        390,766             --
                                                   -----------     -----------
    Total assets...............................    $48,178,412     $47,431,129
                                                   ===========     ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Liabilities
  Losses and loss adjustment expenses..........    $23,666,481     $20,802,873
  Unearned premiums............................      2,536,423       2,809,115
  Reinsurance balances payable.................      1,966,033       1,984,442
  Income taxes payable.........................            --          260,897
  Accrued expenses and other liabilities.......        498,491         455,438
                                                   -----------     -----------
    Total liabilities..........................     28,667,428      26,312,765
                                                   -----------     -----------
Stockholders' equity
  Common stock, $.01 par value, 2,000,000
   shares authorized:
   1998: 332,800 issued and outstanding
   1997: 333,358 issued and outstanding........          3,328           3,334
  Additional paid-in capital...................      7,156,539       7,172,508
  Retained earnings............................     11,910,233      12,925,566
  Accumulated other comprehensive income, net
   of taxes....................................        440,884       1,016,956
                                                   -----------     -----------
    Total stockholders' equity.................     19,510,984      21,118,364
                                                   -----------     -----------
    Total liabilities and stockholders' equity.    $48,178,412     $47,431,129
                                                   ===========     ===========

 See the accompanying notes to the condensed consolidated financial statements.

                         AMERINST INSURANCE GROUP, INC.

       CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

       FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                           NINE MONTHS   NINE MONTHS  THREE MONTHS  THREE MONTHS
                              ENDED         ENDED         ENDED         ENDED
                          SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                              1998          1997          1998          1997
                          ------------- ------------- ------------- -------------
Revenue.................
  Premiums earned.......   $ 4,497,820   $ 3,407,213   $ 1,440,929   $   999,649
  Net investment income.     1,627,661     1,793,221       543,305       597,353
  Net realized capital
   gain (loss)..........       334,834       180,503        28,639       110,891
                           -----------   -----------   -----------   -----------
      Total revenue.....     6,460,315     5,380,937     2,012,873     1,707,893
Losses and expenses
  Losses and loss
   adjustment expenses..     5,364,453     4,041,048     1,696,472     1,167,452
  Commissions expense...     1,278,323       971,172       410,665       284,903
  Other operating and
   management expenses..       606,703       548,267       156,991       167,657
                           -----------   -----------   -----------   -----------
      Total losses and
       expenses.........     7,249,479     5,560,487     2,264,128     1,620,012
                           -----------   -----------   -----------   -----------
Income (loss) before
 income taxes...........      (789,164)     (179,550)     (251,255)       87,881
Provision for income tax
 expense (benefit)......      (437,428)     (292,379)     (137,660)      166,939
                           -----------   -----------   -----------   -----------
Net income (loss).......   $  (351,736)  $   112,829   $  (113,595)  $   254,820
                           -----------   -----------   -----------   -----------
Other comprehensive
 income, net of tax
  Unrealized gains
   (losses) on
   securities:
    Unrealized holding
     gains (losses)
     arising during
     period.............      (355,082)      821,022      (789,111)      553,985
    Less:
     reclassification
     adjustment for
     gains (losses)
     included in net
     income.............      (220,990)     (119,132)      (18,902)      (73,188)
                           -----------   -----------   -----------   -----------
Other comprehensive
 income (loss)..........      (576,072)      701,890      (808,013)      480,797
                           -----------   -----------   -----------   -----------
Comprehensive income
 (loss).................   $  (927,808)  $   814,719   $  (921,608)  $   735,617
                           ===========   ===========   ===========   ===========
Retained earnings,
 beginning of period....   $12,925,566   $12,474,579   $12,240,149   $11,893,520
Net income (loss).......      (351,736)      112,829      (113,595)      254,820
Dividend paid...........      (649,377)     (651,000)     (216,321)     (216,984)
Excess of purchase price
 on stock redemptions...       (14,220)       (5,052)          --            --
                           -----------   -----------   -----------   -----------
Retained earnings, end
 of period..............   $11,910,233   $11,931,356   $11,910,233   $11,931,356
                           ===========   ===========   ===========   ===========
Per common share data
Net income (loss).......   $     (1.06)  $       .34   $      (.34)  $       .76
                           ===========   ===========   ===========   ===========
Dividend paid...........   $      1.95   $      1.95   $       .65   $       .65
                           ===========   ===========   ===========   ===========
Weighted average number
 of shares outstanding
 for the entire period..       333,070       333,864       332,800       333,821
                           ===========   ===========   ===========   ===========

 See the accompanying notes to the condensed consolidated financial statements.

                         AMERINST INSURANCE GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

       FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                     NINE MONTHS    NINE MONTHS
                                                        ENDED          ENDED
                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                        1998           1997
                                                    -------------  -------------
Operating activities
  Net Cash Provided by Operating Activities........ $  1,339,380    $ 3,239,679
                                                    ------------    -----------
Investing activities
  Proceeds from sales of investments...............    9,992,939      8,142,786
  Purchases of fixed-maturity securities...........  (10,665,540)    (9,887,047)
  Net sales of short-term investments..............          --        (705,180)
                                                    ------------    -----------
Net Cash used in Investing Activities..............     (672,601)    (2,449,441)
Financing activities
  Redemption of shares.............................      (30,196)       (11,955)
  Shareholder dividend.............................     (649,379)      (651,000)
                                                    ------------    -----------
Net Cash Used by Financing Activities..............     (679,575)      (662,955)
                                                    ------------    -----------
Increase (Decrease) in cash........................ $    (12,796)   $   127,283
                                                    ============    ===========

 See the accompanying notes to the condensed consolidated financial statements.

                        AMERINST INSURANCE GROUP, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            SEPTEMBER 30, 1998
                                  (UNAUDITED)

BASIS OF PRESENTATION

   The condensed consolidated financial statements included herein have been prepared by AmerInst Insurance Group, Inc. (AIIG) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods shown. These statements are condensed and do not include all information required by generally accepted accounting principles to be included in a full set of financial statements. It is suggested that these condensed statements be read in conjunction with the consolidated financial statements at and for the year ended December 31, 1997 and notes thereto, included in the Registrant's annual report as of that date.

                       [LETTERHEAD OF DELOITTE & TOUCHE]

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder of AmerInst Insurance Group, Ltd.

   We have audited the accompanying balance sheet of AmerInst Insurance Group, Ltd. as at September 30, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as at September 30, 1998 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Deloitte & Touche

Hamilton, Bermuda
September 30, 1998

-----------
Deloitte Touche
Tohmatsu
-----------

                         AMERINST INSURANCE GROUP, LTD.

                                 BALANCE SHEET

                            As of September 30, 1998
                          (expressed in U.S. dollars)

ASSETS
  Organization costs.................................................... $27,000
                                                                         =======
LIABILITIES
  Accounts payable and accrued expenses................................. $27,000
SHAREHOLDER'S EQUITY
  Share capital
   Authorized, issued and nil paid 12,000 common shares of par value $1
    each ............................................................... $     0
                                                                         -------
                                                                         $27,000
                                                                         =======

                  See accompanying notes to the balance sheet

APPROVED BY THE BOARD
____________________________ Director     ____________________________ Director

                        AMERINST INSURANCE GROUP, LTD.

                          NOTES TO THE BALANCE SHEET

                              September 30, 1998
                          (expressed in U.S. dollars)

1. Description of Business

   The Company was incorporated on July 16, 1998 under the laws of Bermuda and is a wholly-owned subsidiary of AmerInst Insurance Group, Inc. ("AIG"), a company incorporated in the United States of America. The principal activity is that of an investment holding company.

2. Significant Accounting Policies

 Basis of preparation

   The balance sheet has been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of a balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

 Organization costs

   Organization costs are amortized on a straight line basis over three months from October 1 to December 31, 1998.

3. Exchange Agreement

   The Company will, subject to AIG shareholder approval, enter into an Exchange Agreement which provides that AIG will exchange all of its assets and liabilities for newly-issued shares of the Company's common stock. Immediately after the exchange, AIG will be dissolved and the holders of shares of AIG common stock will receive, on a share-for-share basis, common shares of the Company.

   The transfer of the assets and liabilities of AIG to the Company pursuant to the Exchange will be accounted for at historic cost, as the transaction will not result in a change in control of voting interest.

4. Taxation

   Under current Bermuda law, the Company is not required to pay taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Bermuda government that, in the event of income or capital gains taxes being imposed, the Company will be exempted from such taxes until the year 2016.

                                                                     APPENDIX A

[BERMUDA SEAL GRAPHIC]

FORM NO. 2

                                    BERMUDA
                            THE COMPANIES ACT 1981
                         MEMORANDUM OF ASSOCIATION OF
                           COMPANY LIMITED BY SHARES
                            (Section 7(1) and (2))

                           MEMORANDUM OF ASSOCIATION
                                      OF
                         AmerInst Insurance Group Ltd.

                (hereinafter referred to as "the Company")

1. The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2. We, the undersigned, namely,

                                         Bermudian                   Number
                                          Status                   of Shares
       Name               Address        (Yes/No)    Nationality   Subscribed
       ----               -------        ---------   -----------   ----------
James M. Macdonald    Clarendon House       Yes        British        One
                      2 Church Street
                     Hamilton, Bermuda
David W. Cooke               "              Yes        British        One
Anthony D. Whaley            "              Yes        British        One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3. The Company is to be an exempted Company as defined by the Companies Act
   1981.

4. The Company has power to hold land situated in Bermuda not exceeding in all, including the following parcels--N/A

5. The authorized share capital of the Company is US$12,000.00 divided into shares of US$1.00 each. The minimum subscribed share capital of the Company is US$12,000.00.

6. The objects for which the Company is formed and incorporated are--

  (i) as set out in paragraphs (b) to (n) and (p) to (u) inclusive of the Second Schedule to the Companies Act 1981.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof--

-------------------------------------

       /s/ James M. Macdonald
-------------------------------------

         /s/ David W. Cooke
-------------------------------------

        /s/ Anthony D. Whaley
-------------------------------------

            (Subscribers)                              (Witnesses)

SUBSCRIBED this 6th day of July, 1998

                                                                      APPENDIX B



                                    BYE-LAWS

                                       of

                         AMERINST INSURANCE GROUP, LTD.

                               TABLE OF CONTENTS

                                                                       Page No.
                                                                       --------
  1. Interpretation..................................................     B-4
  2. Board of Directors..............................................     B-5
  3. Management of the Company.......................................     B-5
  4. Power to appoint managing director or chief executive officer...     B-6
  5. Power to appoint manager........................................     B-6
  6. Power to authorize specific actions.............................     B-6
  7. Power to appoint attorney.......................................     B-6
  8. Power to delegate to a committee................................     B-6
  9. Power to appoint and dismiss employees..........................     B-7
 10. Power to borrow and charge property.............................     B-7
 11. Exercise of power to purchase shares of or discontinue the
      Company........................................................     B-7
 12. Election of Directors...........................................     B-7
 13. Defects in appointment of Directors.............................     B-7
 14. Alternate Directors.............................................     B-8
 15. Removal of Directors............................................     B-8
 16. Vacancies on the Board..........................................     B-8
 17. Notice of meetings of the Board.................................     B-9
 18. Quorum at meetings of the Board.................................     B-9
 19. Meetings of the Board...........................................     B-9
 20. Unanimous written resolutions...................................     B-9
 21. Contracts and disclosure of Directors' interests................    B-10
 22. Remuneration of Directors.......................................    B-10
 23. Officers of the Company.........................................    B-10
 24. Appointment of Officers.........................................    B-10
 25. Remuneration of Officers........................................    B-11
 26. Duties of Officers..............................................    B-11
 27. Chairman of meetings............................................    B-11
 28. Register of Directors and Officers..............................    B-11
 29. Obligations of Board to keep minutes............................    B-11
 30. Indemnification of Directors and Officers of the Company........    B-11
 31. Waiver of Action by Members.....................................    B-14
 32. Notice of annual general meeting................................    B-14
 33. Notice of special general meeting...............................    B-14
 34. Accidental omission of notice of general meeting................    B-14
 35. Meeting called on requisition of Members........................    B-15
 36. Short notice....................................................    B-15
 37. Postponement of meetings........................................    B-15
 38. Quorum for general meeting......................................    B-15
 39. Adjournment of meetings.........................................    B-15
 40. Written resolutions.............................................    B-15
 41. Attendance of Directors.........................................    B-16
 42. Voting at meetings..............................................    B-16
 43. Voting on show of hands.........................................    B-17
 44. Decision of chairman............................................    B-17
 45. Demand for a poll...............................................    B-17
 46. Instrument of proxy.............................................    B-18
 47. Representation of corporations at meetings......................    B-18
 48. Rights of shares................................................    B-18
 49. Power to issue shares...........................................    B-19

                                                                        Page No.
                                                                        --------
 50. Variation of rights, alteration of share capital and purchase of
      shares of the Company..........................................     B-20
 51. Registered holder of shares.....................................     B-20
 52. Death of a joint holder.........................................     B-20
 53. Share certificates..............................................     B-21
 54. Calls on shares.................................................     B-21
 55. Forfeiture of shares............................................     B-21
 56. Contents of Register of Members.................................     B-22
 57. Inspection of Register of Members...............................     B-22
 58. Determination of record dates...................................     B-22
 59. Instrument of transfer..........................................     B-22
 60. Restriction on transfer.........................................     B-22
 61. Transfers by joint holders......................................     B-23
 62. Representative of deceased Member...............................     B-23
 63. Registration on death or bankruptcy.............................     B-23
 64. Declaration of dividends by the Board...........................     B-23
 65. Other distributions.............................................     B-24
 66. Reserve fund....................................................     B-24
 67. Deduction of Amounts due to the Company.........................     B-24
 68. Issue of bonus shares...........................................     B-24
 69. Records of account..............................................     B-24
 70. Financial year end..............................................     B-25
 71. Financial statements............................................     B-25
 72. Appointment of Auditor..........................................     B-25
 73. Remuneration of Auditor.........................................     B-25
 74. Vacation of office of Auditor...................................     B-25
 75. Access to books of the Company..................................     B-25
 76. Report of the Auditor...........................................     B-26
 77. Notices to Members of the Company...............................     B-26
 78. Notices to joint Members........................................     B-26
 79. Service and delivery of notice..................................     B-26
 80. The seal........................................................     B-27
 81. Manner in which seal is to be affixed...........................     B-27
 82. Winding-up/distribution by liquidator...........................     B-27
 83. Alteration of Bye-laws..........................................     B-27
 Schedule--Form A (Bye-law 55)........................................      28
 Schedule--Form B (Bye-law 59)........................................      29
 Schedule--Form C (Bye-law 63)........................................      30

                                INTERPRETATION

1. Interpretation

   (1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:--

     (a) "Act" means the Companies Act 1981, as amended from time to time;

     (b) "Alternate Director" means an alternate Director appointed in accordance with these Bye-laws;

     (c) "Auditor" includes any individual or partnership;

     (d) "Bermuda Director" shall be a Director who is ordinarily resident in Bermuda.

     (e) "Board" means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

     (f) "Company" means the company for which these Bye-laws are approved and confirmed;

     (g) "Director" means a director of the Company and shall include an Alternate Director;

     (h) "Member" means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

     (i) "notice" means written notice as further defined in these Bye-laws unless otherwise specifically stated;

     (j) "Officer" means any person appointed by the Board to hold an office in the Company who has executive authority pursuant to these Bye-Laws;

     (k) "Register of Directors and Officers" means the Register of Directors and Officers referred to in these Bye-laws;

     (l) "Register of Members" means the Register of Members referred to in these Bye-laws;

     (m) "Resident Representative" means any person appointed to act as resident representative and includes any deputy or assistant resident representative; and

     (n) "Secretary" means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary.

   (2) In these Bye-laws, where not inconsistent with the context:

     (a) words denoting the plural number include the singular number and vice versa;

     (b) words denoting the masculine gender include the feminine gender;

     (c) words importing persons include companies, associations or bodies of persons whether corporate or not;

     (d) the word:

       (i) "may" shall be construed as permissive;

       (ii) "shall" shall be construed as imperative; and

     (e) unless otherwise provided herein words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

   (3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography and other modes of representing words in a visible form.

   (4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

                              BOARD OF DIRECTORS

2. Board of Directors

   The business of the Company shall be managed and conducted by the Board.

3. Management of the Company

   (1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting subject, nevertheless, to these Bye-laws, the provisions of any statute and to such directions as may be prescribed by the Company in general meeting.

   (2) No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

   (3) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

4. Power to appoint managing director or chief executive officer

   The Board may from time to time appoint a President to be the chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

5. Power to appoint manager

   The Board may appoint a person to act as manager of the Company's day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

6. Power to authorize specific actions

   The Board may from time to time and at any time authorize any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

7. Power to appoint attorney

   The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorized under the seal of the Company, execute any deed or instrument under such attorney's personal seal with the same effect as the affixation of the seal of the Company.

8. Power to delegate to a committee

   The Board may delegate any of its powers to a committee appointed by the Board which may consist partly or entirely of non-Directors and every such committee shall conform to such directions as the Board shall impose on them.

9. Power to appoint and dismiss employees

   The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

10. Power to borrow and charge property

   The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

11. Exercise of power to purchase shares of or discontinue the Company

   (1) The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to Section 42A of the Act.

   (2) The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the Act.

12. Election of Directors

   The business of the Company shall be managed and conducted by a Board of Directors consisting of not less than 5 and more than 9 Directors as the Members may from time to time determine who shall be elected or appointed at the annual general meetings of the Company. The persons nominated to be elected or appointed as Directors shall be divided into three classes of approximately equal size determined by lot; the term of office of those in the first class to expire at the annual general meeting next following such meeting, the term of office of those in the second class to expire at the second annual general meeting following such meeting, and the term of office of those in the third class to expire at the third annual general meeting following such meeting. At each annual general meeting held after such classification and election, Directors shall be elected or appointed for a full three year term, as the case may be, to succeed those whose terms expire. Each Director shall hold office for the term for which he is elected and until his successor is appointed. Any general meeting may authorize the Board to fill any vacancy in their number unfilled at a general meeting.

13. Defects in appointment of Directors

   All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

14. Alternate Directors

   (1) Any Director may appoint a person or persons to act as a Director in the alternative to himself or herself by notice in writing deposited with the Secretary. Any person so elected or appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

   (2) An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

   (3) An Alternate Director shall cease to be such if the Director for whom such Alternate Director was appointed ceases for any reason to be a Director but may be re-appointed by the Board as alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.

15. Removal of Directors

   (1) Subject to any provision to the contrary in these Bye-laws, the Members may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for such Director's removal.

   (2) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (1) of this Bye-law may be filled by the Members at the meeting at which such Director is removed and, in the absence of such election or appointment, the Board may fill the vacancy.

16. Vacancies on the Board

   (1) The Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of the death, disability, disqualification or resignation of any Director and to appoint an Alternate Director to any Director so appointed. The term of such Alternate Director so appointed shall expire at the next following annual meeting.

   (2) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

   (3) The office of Director shall be vacated if the Director:

     (a) is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

     (b) is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

     (c) is or becomes of unsound mind or dies;

     (d) resigns his or her office by notice in writing to the Company.

17. Notice of meetings of the Board

   (1) A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

   (2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given in writing to such Director, sent to such Director by post, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form at such Director's last known address or any other address given by such Director to the Company for this purpose, at least five days prior to the meeting.

18. Quorum at meetings of the Board

   The quorum necessary for the transaction of business at a meeting of the Board shall be two Directors.

19. Meetings of the Board

   (1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

   (2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting; provided, however, that no Director present in the United States at the time of such communication meeting may participate in such communication facility.

   (3) A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

20. Unanimous written resolutions

   A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Bermuda Director signs the resolution, which shall be after all other Directors shall have signed the resolution. For the purposes of this Bye-law only, "Director" shall not include an Alternate Director.

21. Contracts and disclosure of Directors' interests

   (1) Any Director, or any Director's firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director's firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorize a Director or Director's firm, partner or such company to act as Auditor of the Company.

   (2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.

   (3) Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

22. Remuneration of Directors

   The remuneration (if any) of the Directors shall be determined by the Board and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

                                   OFFICERS

23. Officers of the Company

   The Officers of the Company shall consist of a President and a Vice President, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Bye-laws. Any Chairman and any Vice Chairman of the Board shall not be an Officer.

24. Appointment of Officers

   (1) The Board shall, as soon as possible after the statutory meeting of Members and after each annual general meeting, appoint a President and a Vice President, who shall be Directors.

   (2) The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

25. Remuneration of Officers

   The Officers shall receive such remuneration as the Board may from time to time determine.

26. Duties of Officers

   Subject to By-Law 4, the Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

27. Chairman of meetings

   Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, and if not the President shall act as chairman at all meetings of the Members and of the Board at which such person is present. In their absence the Deputy Chairman or Vice President, if present, shall act as chairman and in the absence of all of them a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

28. Register of Directors and Officers

   The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

                                    MINUTES

29. Obligations of Board to keep minutes

   (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

     (a) of all elections and appointments of Officers;

     (b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

     (c) of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

   (2) Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

                                   INDEMNITY

30. Indemnification of Directors and Officers of the Company

   (1) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit, or proceeding by, or in the right of, the Company) by reason of the fact that he is or was a Director or Officer, or is or was serving at the request of the Company as a director or officer of another company, corporation, partnership, joint venture, trust, or other enterprise, against expenses (including, without limitation, reasonable professional fees, expert witness fees, and attorneys' fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action, suit, or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action, suit, or proceeding, had reasonable cause to believe that his conduct was unlawful.

   (2) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including all appeals, by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director or Officer, or is or was serving at the request of the Company as a director or officer of another company, corporation, partnership, joint venture, trust, or other enterprise, against expenses (including, without limitation, reasonable professional fees, expert witness fees, and attorneys'
fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.

   (3) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including all appeals, by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director or Officer, or is or was serving at the request of the Company as a director or officer of another company, corporation, partnership, joint venture, trust, or other enterprise, against judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, but only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

   (4) The purpose of this Bye-law as a whole is to provide the broadest indemnity allowable at law but the indemnification under this Bye-law shall not extend to any matter in respect of any fraud or dishonesty which may attach to the persons otherwise indemnified.

   (5) If any person has been successful on the merits or otherwise in defense of any action, suit, or proceeding for which he is entitled to indemnification pursuant to paragraphs (1), (2), (3) or (4) of this Bye-law, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   (6) Any indemnification under this Bye-law, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director or Officer is proper in the circumstances because he has met the applicable standard of conduct set forth in this Bye-law. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by an independent legal counsel in a written opinion, or (iii) by the Members. If any person is entitled to indemnification under this Bye-law for a portion of the expenses (including attorneys' fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with an action, suit, or proceeding, the Company shall indemnify such person only as to the portion to which he is entitled.

   (7) Expenses (including attorneys' fees) actually and reasonably incurred by any person in defending any civil, criminal, administrative, or investigative action, suit, or proceeding, or threat thereof, referred to in paragraph 1 of this Bye-law shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in these Bye-Laws or otherwise pursuant to applicable law; provided, however, that if it is determined by either (i) a majority vote of a quorum of the Board consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, that there is a reasonable basis to believe that such person is not entitled to be indemnified by the Company as authorized in these Bye-Laws or otherwise pursuant to applicable law, then no expense shall be advanced in accordance with this paragraph.

   (8) The indemnification and advancement of expenses provided in these Bye-laws shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may now or hereafter be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

   (9) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of these Bye-Laws or under law.

   (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Bye-law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to hold the position for which he is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors, and administrators of such a person.

   (11) The right to indemnification conferred by this Bye-law shall be deemed to be a contract between the Company and each person referred to herein until amended or repealed, but no amendment to or repeal of these provisions shall apply to or have any effect on the right to indemnification of any person with respect to any liability or alleged liability of such person for or with respect to any act or omission of such person occurring prior to such amendment or repeal.

31. Waiver of Action by Members.

   In order to induce persons to serve as Directors or Officers of the Company, or at the request of the Company as directors or officers of another company, corporation, partnership, joint venture, trust, or other enterprise, each Member agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Company, against any such person on account of any action taken by such person, or the failure of such person to take any action, in the performance of his duties with or for the Company or such other company, corporation, partnership, joint venture, trust, or other enterprise; provided, however, that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such person or to recover any gain, personal profit, or advantage to which such person is not legally entitled.

                                   MEETINGS

32. Notice of annual general meeting

   The annual general meeting of the Company shall be held in each year other than the year of incorporation at such time and place as the Board or any two Directors shall appoint. At least thirty days' notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

33. Notice of special general meeting

   The Board or any two Directors may convene a special general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than fifteen days' notice which shall state the date, time, place and the general nature of the business to be considered at the meeting.

34. Accidental omission of notice of general meeting

   The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

35. Meeting called on requisition of Members

   Notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the Act shall apply.

36. Short notice

   A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

37. Postponement of meetings

   The Secretary may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

38. Quorum for general meeting

   At any general meeting of the Company two persons present in person and representing in person or by proxy in excess of one-third of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business.

39. Adjournment of meetings

   The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Bye-laws.

40. Written resolutions

   (1) Subject to subparagraph (6), anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

   (2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

   (3) For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

   (4) A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favor of a resolution shall be construed accordingly.

   (5) A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of Sections 81 and 82 of the Act.

   (6) This Bye-law shall not apply to:

     (a) a resolution passed pursuant to Section 89(5) of the Act; or

     (b) a resolution passed for the purpose of removing a Director before the expiration of his term of office under these Bye-laws.

41. Attendance of Directors

   The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

42. Voting at meetings

   (1) Subject to the provisions of the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Bye-laws and in the case of an equality of votes the resolution shall fail.

   (2) Notwithstanding any other provisions of these Bye-laws to the contrary, the following matters shall require the affirmative vote of the holders of 75% all voting rights attached to all issued and outstanding shares, and in the case of an equality of votes the resolution shall fail:

     (a) removal of a Director other than for cause; and

     (b) any amendment to this Bye-law 42(2), or to Bye-law 12.

   (3) No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

43. Voting on show of hands

   At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

44. Decision of chairman

   At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

45. Demand for a poll

   (1) Notwithstanding the provisions of the immediately preceding two Bye-laws, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Bye-
laws), a poll may be demanded by any of the following persons:

     (a) the chairman of such meeting; or

     (b) at least three Members present in person or represented by proxy; or

     (c) any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

     (d) any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right.

   (2) Where, in accordance with the provisions of subparagraph (1) of this Bye-law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in subparagraph (4) of this Bye-Law or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

   (3) A poll demanded in accordance with the provisions of subparagraph (1) of this Bye-law, for the purpose of electing a chairman of the meeting or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the Chairman (or acting chairman) may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

   (4) Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

46. Instrument of proxy

   The instrument appointing a proxy shall be in writing in such form as the Board may approve or other common form, under the hand of the appointor or of the appointor's attorney duly authorized in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorized officer or attorney. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

47. Representation of corporations at meetings

   A corporation which is a Member may, by written instrument, authorize such person as it thinks fit to act as its representative at any meeting of the Members and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

                           SHARE CAPITAL AND SHARES

48. Rights of shares

   Subject to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the share capital of the Company shall be divided into shares of a single class the holders of which shall, subject to the provisions of these Bye-laws:

     (a) be entitled to one vote per share;

     (b) be entitled to such dividends as the Board may from time to time declare;

     (c) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

     (d) generally be entitled to enjoy all of the rights attaching to shares.

49. Power to issue shares

   (1) Subject to these Bye-laws and to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Company may from time to time by resolution of the Members prescribe.

   (2) The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

   (3) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company, but nothing in this Bye-Law shall prohibit transactions mentioned in Sections 39A, 39B and 39C of the Act.

   (4) The Company may from time to time do any one or more of the following things:

     (a) make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

     (b) accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up;

     (c) pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

     (d) issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

50. Variation of rights, alteration of share capital and purchase of shares of the Company

   (1) Subject to the provisions of Sections 42 and 43 of the Act any preference shares may be issued or converted into shares that, at a determinable date or at the option of the Company, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by resolution of the Members determine.

   (2) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with Section 47 (7) of the Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

   (3) The Company may from time to time by resolution of the Members change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the Act. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limiting the generality of the foregoing, the issue to Members, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Members.

   (4) The Company may from time to time purchase its own shares in accordance with the provisions of Section 42A of the Act.

51. Registered holder of shares

   (1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

   (2) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by check or draft sent through the post directed to the Member at such Member's address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

52. Death of a joint holder

   Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognize no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

53. Share certificates

   (1) Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

   (2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

   (3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, damaged, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

54. Calls on shares

   (1) The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

   (2) The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

55. Forfeiture of shares

   (1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form "A" in the Schedule hereto.

   (2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

   (3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

                              REGISTER OF MEMBERS

56. Contents of Register of Members

   The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

57. Inspection of Register of Members

   The Register of Members shall be open to inspection at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than four hours in each business day be allowed for inspection.

58. Determination of record dates

   Notwithstanding any other provision of these Bye-laws, the Board may fix any date as the record date for:

     (a) determining the Members entitled to receive any dividend; and

     (b) determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

                              TRANSFER OF SHARES

59. Instrument of transfer

   (1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form "B" in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

   (2) The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

60. Restriction on transfer

   (1) The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share. The Board shall refuse to register a transfer unless all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained.

   (2) If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

61. Transfers by joint holders

   The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

                            TRANSMISSION OF SHARES

62. Representative of deceased Member

   In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognized by the Company as having any title to the deceased Member's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorized to deal with the shares of a deceased Member.

63. Registration on death or bankruptcy

   Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favor of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form "C" in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member's death or bankruptcy, as the case may be.

                       DIVIDENDS AND OTHER DISTRIBUTIONS

64. Declaration of dividends by the Board

   The Board may, subject to these Bye-laws and in accordance with Section 54 of the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

65. Other distributions

   The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

66. Reserve fund

   The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalizing dividends or for any other special purpose.

67. Deduction of Amounts due to the Company

   The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

                                CAPITALIZATION

68. Issue of bonus shares

   (1) The Board may resolve to capitalize any part of the amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

   (2) The Company may capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

                       ACCOUNTS AND FINANCIAL STATEMENTS

69. Records of account

   The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

     (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

     (b) all sales and purchases of goods by the Company; and

     (c) the assets and liabilities of the Company.

Such records of account shall be kept at the registered office of the Company or, subject to Section 83(2) of the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

70. Financial year end

   The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be December 31st in each year.

71. Financial statements

   Subject to any rights to waive laying of accounts pursuant to Section 88 of the Act, financial statements as required by the Act shall be laid before the Members in general meeting.

                                     AUDIT

72. Appointment of Auditor

   Subject to Section 88 of the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

73. Remuneration of Auditor

   The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

74. Vacation of office of Auditor

   If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor's services are required, the Board shall, as soon as practicable, convene a special general meeting to fill the vacancy thereby created.

75. Access to books of the Company

   The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

76. Report of the Auditor

   (1) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the Act, the accounts of the Company shall be audited at least once in every year.

   (2) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

   (3) The generally accepted auditing standards referred to in subparagraph
(2) of this Bye-law may be those of a country or jurisdiction other than Bermuda. If so, the financial statements and the report of the Auditor must disclose this fact and name such country or jurisdiction.

                                    NOTICES

77. Notices to Members of the Company

   A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member's address in the Register of Members or to such other address given for the purpose. For the purposes of this Bye-law, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

78. Notices to joint Members

   Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

79. Service and delivery of notice

   Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

                              SEAL OF THE COMPANY

80. The seal

   The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

81. Manner in which seal is to be affixed

   The seal of the Company shall not be affixed to any instrument except attested by the signature of a Director and the Secretary or any two Directors, or any person appointed by the Board for the purpose, provided that any Director, Officer or Resident Representative, may affix the seal of the Company attested by such Director, Officer or Resident Representative's signature to any authenticated copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such Director, Officer or Resident Representative.

                                  WINDING-UP

82. Winding-up/distribution by liquidator

   If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

                            ALTERATION OF BYE-LAWS

83. Alteration of Bye-laws

   No Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Board and by a resolution of the Members.

                         SCHEDULE--FORM A (Bye-law 55)

           NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

   You have failed to pay the call of [amount of call] made on the      day of
       , 19   last, in respect of the [number] share(s) [numbers in figures]
standing in your name in the Register of Members of the Company, on the
day of        , 19   last, the day appointed for payment of such call. You are
hereby notified that unless you pay such call together with interest thereon
at the rate of      per annum computed from the said      day of        , 19
last, on or before the      day of        , 19   next at the place of business
of the Company the share(s) will be liable to be forfeited.

Dated this         day of        , 19

[Signature of Secretary]
By order of the Board

                         SCHEDULE--FORM B (Bye-law 59)

                         TRANSFER OF A SHARE OR SHARES

FOR VALUE RECEIVED______________________________________________________________
                                    [amount]

--------------------------------------------------------------------------------
                                  [transferor]

hereby sell, assign and transfer unto___________________________________________
                                  [transferee]

of______________________________________________________________________________
                                   [address]

--------------------------------------------------------------------------------
                               [number of shares]

shares of_______________________________________________________________________
                               [name of Company]

Dated________________________________

-------------------------------------
            (Transferor)

In the presence of:

-------------------------------------
              (Witness)

-------------------------------------
            (Transferee)

In the presence of:

-------------------------------------
              (Witness)

                         SCHEDULE--FORM C (Bye-law 63)

    TRANSFER BY A PERSON BECOMING ENTITLED ON DEATH/BANKRUPTCY OF A MEMBER

   I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this __________ day of _____________________, 19__

Signed by the above-named    )
[person or persons entitled] )
in the presence of:          )
                             )
Signed by the above-named    )
[transferee]                 )
in the presence of:          )

                                                                     APPENDIX C

                              EXCHANGE AGREEMENT

   This Exchange Agreement dated as of January 20, 1999, is entered into by and between AmerInst Insurance Group, Inc., a Delaware corporation ("AIIG"), and AmerInst Insurance Group, Ltd., a Bermuda company ("AIIG Limited"). As used herein, "Constituent Corporations" shall mean AIIG and AIIG Limited.

                                   RECITALS

   A. The parties hereto desire to effect an exchange, as a result of which AIIG will receive 332,331 common shares, par value $1.00, of AIIG Limited ("AIIG Limited Stock"), and AIIG Limited will receive all of the assets, and assume all of the liabilities, of AIIG.

   B. The respective Boards of Directors of AIIG and AIIG Limited deem it advisable and in the best interests to the shareholders of such corporations to enter into this Agreement and have approved this Agreement.

   NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions hereof, the parties agree as follows:

     1. The Exchange; Effect of the Exchange. At the Effective Time of the Exchange (as hereinafter defined), the assets and liabilities of AIIG (including 12,000 shares of AIIG Limited Stock, which will be canceled) shall be exchanged for 332,331 shares of AIIG Limited Stock (the "Exchange"), and thereafter (i) AIIG Limited shall remain a wholly-owned subsidiary of AIIG and (ii) AIIG Limited shall own all of the assets and be obligated with respect to all of the liabilities of AIIG.

     2. Effective Time of the Exchange. The Exchange shall become effective at such time as the parties shall agree, reasonably promptly after this Agreement shall have been adopted by the stockholders of AIIG in accordance with the requirements of the laws of the State of Delaware. The time when the Exchange shall become effective is herein called the "Effective Time of the Exchange."

     3. Meetings of the Shareholders.

       (a) AIIG Limited shall call a special meeting of its shareholders (the "Special Bermuda Meeting") prior to the Effective Time of the Exchange to be held in accordance with the laws of Bermuda to consider and vote upon the Exchange. The parties hereto acknowledge and agree that AIIG Limited's shareholders may approve the Exchange by unanimous written consent in lieu of holding and voting at the Special Bermuda Meeting.

       (b) AIIG shall call a special meeting of its shareholders (the "Special Delaware Meeting") prior to the Effective Time of the Exchange to be held in accordance with the laws of the State of Delaware to consider and vote upon the Exchange.

     4. Representations and Warranties of AIIG Limited.

    AIIG Limited represents and warrants to AIIG as follows:

       (a) Organization; Good Standing.

       AIIG Limited is a company duly organized, validly existing and in good standing under the laws of Bermuda, with all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

       (b) Capitalization.

       The authorized capital of AIIG Limited consists of US $500,000, divided into 500,000 shares of AIIG Limited Stock, par value US $1.00. As of the date hereof, there are 12,000 shares of AIIG Limited Stock outstanding, all of which are held by AIIG.

       (c) Authority.

       AIIG Limited has taken, or will have taken prior to the Effective Time of the Exchange, all necessary action to approve this Agreement and the performance of its obligations hereunder. The issuance and delivery by AIIG Limited of shares of AIIG Limited Stock in connection with the Exchange have been duly and validly authorized by all necessary action on the part of AIIG Limited, except for the approval of its shareholders referred to in Section 3(a). The shares of AIIG Limited Stock to be issued in connection with the Exchange, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

       (d) Compliance with Other Instruments.

       Subject to the shareholders' approval referred to in Section 3(a) hereof, neither the execution or the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of, or constitute a default under, the provisions of the Memorandum of Association or Bye-laws of AIIG Limited or any material agreement, mortgage or indenture by which AIIG Limited is bound.

       (e) Binding Agreement.

       Subject to the shareholder's approval referred to in Section 3(a) hereof, this Agreement constitutes a valid and legally binding agreement of AIIG Limited, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency and similar laws affecting creditors rights generally and by general principles of equity.

     5. Representations and Warranties of AIIG.

     AIIG represents and warrants to AIIG Limited as follows:

       (a) Organization; Good Standing.

       AIIG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power to enter into and perform its obligations hereunder.

       (b) Authority.

       AIIG has taken, or will have taken prior to the Effective Time of the Exchange, all necessary corporate action to approve this Agreement and the performance of its obligations hereunder.

       (c) Title.

       AIIG has good title to all of the assets to be transferred to AIIG Limited pursuant to Section 1 hereof.

       (d) Compliance with Other Instruments.

       Subject to the shareholders' approval referred to in Section 3(b) hereof, neither the execution or the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of, or constitute a default under, the provisions of the Articles of Incorporation or Bylaws of AIIG or any material agreement, mortgage or indenture by which AIIG is bound.

       (e) Binding Agreement.

       This Agreement constitutes a valid and legally binding agreement of AIIG, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency and similar laws affecting creditors rights generally and by general principles of equity.

     6. Covenants.

       (a) Carry On In Regular Course.

       During the period from the date of this Agreement to the Effective Time of the Exchange, AIIG and its subsidiaries shall use all reasonable efforts to conduct their business in the ordinary course, repair and maintain all their tangible property and assets in accordance with generally accepted repair and maintenance standards, continue in force their existing insurance and shall not enter into any transaction which if effected before the date of this Agreement would constitute a breach of the representations, warranties or agreements contained herein. AIIG and AIIG Limited and their respective subsidiaries will not after the date hereof, except with the prior written consent of the other party, in the case of AIIG, amend its Articles of Incorporation or Bylaws and in the case of AIIG Limited, amend its Memorandum of Association or Bylaws, or make any change in authorized capital stock.

       (b) Registration Statement.

       AIIG and AIIG Limited shall jointly prepare and file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the AIIG Limited Stock issuable in the Exchange, which Registration Statement shall also serve as the proxy statement with respect to the meeting of the shareholders of AIIG to approve the Exchange, and any other matters which may be described therein (the "Proxy Statement/Prospectus"). AIIG and AIIG Limited shall use all reasonable efforts to have the Proxy Statement/Prospectus declared effective by the SEC as promptly as practicable. AIIG and AIIG Limited shall use their best efforts to obtain, prior to the effective date of the Proxy Statement/Prospectus, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The Proxy Statement/Prospectus, when declared effective by the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       (c) Further Action.

       Each party hereto shall, subject to the fulfillment at or before the Effective Time of the Exchange of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effectuate the Exchange.

     7. Conditions Precedent to the Obligations of AIIG Limited.

     All obligations of AIIG Limited to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the Exchange, of each of the following conditions:

       (a) The representations and warranties of AIIG contained herein shall be true in all material respects on and as of the date of the Effective Time of the Exchange with the same force and effect as though made on and as of such date, except as affected by transactions contemplated hereby, and AIIG shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date (as hereinafter defined).

       (b) This Agreement shall have been approved and adopted by the shareholders of AIIG in accordance with the laws of the State of Delaware.

       (c) No suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or which might materially and adversely affect the value of the assets and business of AIIG.

       (d) No material adverse change in the business or financial position or value of assets of AIIG shall have occurred.

       (e) At the Closing, AIIG shall have delivered to AIIG Limited an opinion, dated as of the Closing Date, of Altheimer & Gray, in the form to be agreed.

       (f) The Registration Statement contemplated by Section 6(b) shall have become effective and no stop order thereto shall be in effect.

       (g) AIIG and AIIG Limited shall have received the authorization for the Exchange and for certain transactions incident thereto of each of the governmental entities set forth on Schedule 7(g).

     8. Conditions Precedent to the Obligations of AIIG.

     All obligations of AIIG to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the Exchange, of each of the following conditions:

       (a) The representations and warranties of AIIG Limited contained herein shall be true in all material respects on and as of the date of the Effective Time of Exchange with the same force and effect as though made on and as of such date, except as affected by transactions contemplated hereby, and AIIG Limited shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date.

       (b) This Agreement shall have been approved and adopted by the shareholders of AIIG in accordance with the laws of the State of Delaware.

       (c) No suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or which might materially and adversely affect the value of the assets and business of AIIG Limited.

       (d) No material adverse change in the business or financial position or value of assets of AIIG Limited shall have occurred.

       (e) At the Closing, AIIG Limited shall have delivered to AIIG an opinion of Conyers, Dill & Pearman, dated as of the Closing Date, in the form to be agreed.

       (f) The Registration Statement contemplated by Section 7(b) shall have become effective and no stop order thereto shall be in effect.

       (g) AIIG and AIIG Limited shall have received the authorization for the Exchange and for certain transactions incident thereto of each of the governmental entities set forth on Schedule 7(g).

     9. Termination.

       (a) This Agreement may be terminated and the Exchange may be abandoned at any time prior to the Effective Time of the Exchange, before or after the approval of this Agreement by the shareholders of AIIG or AIIG Limited, by the mutual consent of AIIG and AIIG Limited.

       (b) This Agreement may be terminated and the Exchange may be abandoned by action of the Board of Directors of either AIIG or AIIG Limited at any time prior to the Effective Time of the Exchange, before or after the approval of this Agreement by shareholders of AIIG or AIIG Limited, if: (i) the Exchange shall not have become effective by December 31, 1999, or (ii) any statute, rule or regulation shall have been enacted or promulgated by any government or governmental agency which makes consummation of the Exchange illegal or impractical.

       (c) In the event of termination of this Agreement and abandonment of the Exchange pursuant to this Section, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

     10. Closing.

     Simultaneously with the Effective Time of the Exchange, the closing of the Exchange (the "Closing") shall take place at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606, or at such other time and date as the parties may mutually agree. The date of the Closing is referred to herein as the "Closing Date."

     11. Waivers and Notices.

     Any failure by any party to this Agreement to comply with any of its obligations, agreements or covenants hereunder may be waived by AIIG Limited in the case of a default by AIIG and by AIIG in the case of a default by AIIG Limited. All waivers under this Agreement and all notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when received by AIIG at P.O. Box 1330, Montpelier, Vermont 05601 and AIIG Limited at Clarendon House, 2 Church Street, Hamilton, Bermuda HM 11.

     12. Miscellaneous.

     This Agreement may not be amended or terminated except by a writing signed by a duly authorized officer of the party against whom such amendment or termination is asserted. This Agreement, together with the other writings delivered in connection herewith, embody the entire agreement and understanding of the parties hereto and supersede any prior agreement and understanding between the parties. The section headings contained in this Agreement are for convenience only and shall not affect the construction of this Agreement.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                         Amerinst Insurance Group, Inc.

                                         --------------------------------------
                                         By:
                                         Its:

                                         Amerinst Insurance Group, Ltd.

                                         --------------------------------------
                                         By:
                                         Its:

                                 SCHEDULE 7(g)

Illinois Department of Insurance
Minister of Finance in Bermuda
Controller of Foreign Exchange in Bermuda

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Section 98 of the Companies Act of 1981 of Bermuda (as amended, the "Act") provides generally that a Bermudian company may indemnify its directors, officers and auditions against any liability which by virtue of Bermudian law otherwise would be imposed on them, except in cases where such liability arises from the fraud or dishonesty of which such officer, director or auditor may be guilty in relation to the Company. Section 98 further provides that a Bermudian company may indemnify its directors, officers, and auditors against any liability incurred against them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

     The Company has adopted provisions in its Memorandum of Association and Bye-Laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act. The Company also intends to enter into indemnification agreements with each of its directors and officers to provide them with the maximum indemnification allowed under its Memorandum of Association, Bye-Laws and the Act.

     The Act also permits a corporation to purchase and maintain insurance for the benefit of its officers and directors covering certain liabilities. The Company intends to maintain a policy of officers' and directors' liability insurance for the benefit of such persons.

     The preceding discussion of the Company's Memorandum of Association, Bye-laws, the Act and the Indemnification Agreements is not intended to be exhaustive and is qualified in its entirety by the Memorandum of Association, Bye-laws, the Act and the Indemnification Agreements.


Item 21.  Exhibits and Financial Statement Schedules.

     (a)     Exhibits

     Exhibit
     Number                     Description
     ------                     -----------
      2.1      -    Exchange Agreement dated as of January 20, 1999, between
                    AmerInst Insurance Group, Ltd. and AmerInst Insurance Group,
                    Inc. (filed as Appendix C to the Prospectus/Proxy
                    Statement and incorporated by reference hereby).

      3.1      -    Memorandum of Association of the Company (filed as Appendix
                    A to the Prospectus/Proxy Statement and incorporated by
                    reference hereby).

      3.2      -    Bye-laws of the Company (filed as Appendix B to the
                    Prospectus/Proxy Statement and incorporated by reference
                    hereby).

                                     II-1


     4.1   -   Specimen Certificate of Company Common Shares, par value $1.00 per share, of the Company.

     5     -   Opinion of Conyers, Dill & Pearman, regarding the legality of the securities being registered.

     8.1   -   Opinion of Altheimer & Gray, regarding certain United States income tax considerations.

     8.2   -   Opinion of Conyers, Dill & Pearman, regarding certain Bermudian income tax considerations (included in Exhibit 5 to this
               Registration Statement).

     21    -   Subsidiaries of the Company.

     23.1  -   Consent of Johnson Lambert & Company.

     23.2  -   Consent of Deloitte & Touche, Ltd.

     23.3  -   Consent of Conyers, Dill & Pearman (included in Exhibit 5 to this Registration Statement).

     23.4  -   Consent of Altheimer & Gray (included in Exhibit 8.1 to
               this Registration Statement).

     27    -   Power of Attorney (included on page II-4 of the Registration
               Statement filed on September 30, 1998).

     99.1  -   Form of Proxy Card for AmerInst Insurance Group, Inc.

     99.2  -   Additional Soliciting Materials to be distributed to the
               stockholders of AmerInst Insurance Group, Inc.

------------

------------

     (b)  Financial Statement Schedules
          Schedule II--Parent Company Condensed Financial Statements

          Schedule IV--Reinsurance
          Report of Independent Accountants on Financial Statement Schedule

     All other schedules for which provision is made in the applicable regulations of the Securities and Exchange Commission have been omitted because they are not required under related instructions or are inapplicable, or all of the information required is set forth in the financial statements and related notes.


Items 22. Undertakings.

     1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a Prospectus/Proxy Statement which is a part of this registration statement, by any person or party who is deemed to be as underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     6. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the Prospectus/Proxy Statement is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus/Proxy Statement and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus/Proxy Statement to deliver, or cause to be delivered to each person to whom the Prospectus/Proxy Statement is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus/Proxy Statement to provide such interim financial information.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montpelier, State of Vermont, on January 18, 1999.

                    AMERINST INSURANCE GROUP, LTD.


                    BY:  /s/ Bruce Fenton
                         ------------------------------------------------------
                         Bruce Fenton,
                         President



       Signature                       Title                       Date
       ---------                       -----                       ----

                              Director                      January 18, 1999
--------------------------
Norman C. Batchelder*

/s/ Bruce W. Breitweiser      Director                      January 18, 1999
--------------------------
Bruce W. Breitweiser

                              Director                      January 18, 1999
--------------------------
Ronald S. Katch*

Jerome A. Harris*             Secretary and Director           January 18, 1999

David N. Thompson*            Director                         January 18, 1999



/s/ Bruce Fenton              President and Director           January 18, 1999
-----------------------       (Principal Executive Officer)
Bruce Fenton


/s/ Janice Witkowski          Vice President, Treasurer and    January 18, 1999
-----------------------       Director (Principal Financial
Janice Witkowski              and Accounting Officer)


*By: /s/ Bruce W. Breitweiser
     ------------------------
     Bruce W. Breitweiser
     Attorney-In-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

                       ON FINANCIAL STATEMENT SCHEDULES



  The Board of Directors
   AmerInst Insurance Group, Inc.

  Our report on the 1997 consolidated financial statements of AmerInst Insurance Group, Inc. is included on page F-2 of this Proxy Statement/Prospectus. In connection with our audit of such financial statements, we also audited the related condensed financial information of AmerInst Insurance Group, Inc. (Parent) as of December 31, 1997 and 1996 and for the three years ended December 31, 1997.

  In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                           JOHNSON LAMBERT & CO.


  Burlington, Vermont

  January 18, 1999

                    AMERINST INSURANCE GROUP, INC. (PARENT)

           CONDENSED FINANCIAL INFORMATION OF REGISTRANT-SCHEDULE II

           Condensed Balance Sheets as of December 31, 1996 and 1997


                                                          December 31,
                                                   ---------------------------
                                                       1997          1996
                                                   ------------  -------------
ASSETS
Investment in subsidiary                            $18,940,597   $18, 379,184
Fixed maturity investments                            1,081,859      1,082,928
Cash                                                      3,162          6,339
Accrued investment income                                20,514         20,514
Prepaid expenses and other assets                        67,507         56,341
Income tax recoverable                                   79,893        218,275
                                                    -----------   ------------
     TOTAL ASSETS                                   $20,193,532   $ 19,763,581
                                                    ===========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Due to subsidiary                                   $    47,895   $     61,325
Deferred federal income tax                               8,552          7,399
Accrued expenses and other liabilities                   19,077         13,590
                                                    -----------   ------------
     TOTAL LIABILITIES                                   75,524         82,314
                                                    ===========   ============
STOCKHOLDERS' EQUITY
Common Stock                                              3,334          3,342
Additional paid-in capital                            7,172,508      7,188,983
Retained earnings                                    12,925,566     12,474,579
Net unrealized gain in held for sale securities          16,600         14,363
                                                    -----------   ------------
     TOTAL STOCKHOLDERS' EQUITY                      20,118,008     19,681,267
                                                    ===========   ============
     TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                           $20,193,532   $ 19,763,581
                                                    ===========   ============

                    AMERINST INSURANCE GROUP, INC. (PARENT)

           CONDENSED FINANCIAL INFORMATION OF REGISTRANT-SCHEDULE II

 Condensed Statements of Income for the Years Ended December 31, 1995 through
                                     1997



                                                       December 31,
                                           ------------------------------------
                                              1997         1996         1995
                                           ----------   ----------   ----------
REVENUE

Net investment income                      $   56,039   $   56,816   $   63,887
                                           ----------   ----------   ----------

EXPENSES

Operating and management expenses             242,064      323,970      327,481
                                           ----------   ----------   ----------

Income (Loss) Before Income Taxes and        (186,025)    (267,154)    (263,594)
   Undistributed Earnings of Subsidiary

Income Tax (Benefit)                          (88,048)     (98,355)    (111,765)
                                           ----------   ----------   ----------

Income (Loss) before undistributed            (97,977)    (168,799)    (151,829)
   income of subsidiary

Undistributed Net Income of Subsidiary      1,429,148    2,255,277    3,248,814
                                           ----------   ----------   ----------

NET INCOME                                 $1,331,171   $2,086,778   $3,096,985
                                           ==========   ==========   ==========


                    AMERINST INSURANCE GROUP, INC. (PARENT)

           CONDENSED FINANCIAL INFORMATION OF REGISTRANT-SCHEDULE II

            Condensed Statements of Cash Flows for the Years Ended
                        December 31, 1995 through 1997



                                                1997        1996        1995
                                              --------    --------    --------
OPERATING ACTIVITIES

Net Cash Provided by Operations               $893,490    $829,642    $474,335
                                              --------    --------    --------

INVESTING ACTIVITIES

Purchase of fixed-maturity investments                    (190,000)   (105,000)
Sale and maturities of fixed maturity
 investments                                               250,000
Net (purchases) sale of short-term investments              46,637      46,637
                                              --------    --------    --------


Net Cash Provided by (Used in) Investing
 Activities                                                 60,000     (58,363)
                                              --------    --------    --------

FINANCING ACTIVITIES

Dividends paid                                (867,735)   (869,661)   (435,412)
Purchases of treasury stock                    (28,932)    (34,642)    (65,079)
                                              --------    --------    --------

Net Cash Used in Financing Activities         (896,667)   (904,303)   (500,491)
                                              --------    --------    --------

DECREASE IN CASH                                (3,177)    (14,661)    (84,519)

CASH AT BEGINNING OF YEAR                        6,339      21,000     105,519
                                              --------    --------    --------

CASH AT END OF YEAR                           $  3,162    $  6,339    $ 21,000
                                              ========    ========    ========

                    AMERINST INSURANCE GROUP, INC. (PARENT)
          CONDENSED FINANCIAL INFORMATION OF REGISTRANT--SCHEDULE IV
                                  Reinsurance

------------------------------------------------------------------------------------------------
         Line of                    Gross       Ceded to   Assumed    Net        % Assumed
         Business                   Premium     Other      Premiums   Premiums   to Net Premiums
                                    Written     Companies  Written    Written    Written
------------------------------------------------------------------------------------------------
12/31/97 Professional Liability                 720,298    5,797,076  6,517,374  88.9%
12/31/96 Professional Liability                 693,976    4,740,977  5,434,953  87.2%
12/31/95 Professional Liability                 611,916    4,924,059  5,535,975  88.9%

Note: For a description of the insurance program and further detail on ceded premium adjustments and assumed premiums written and earned see Note B to the audited financial statements.